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2021 Annual Meeting of Stockholders

Notice & Proxy Statement

LETTER TO OUR SHAREHOLDERS

Dear Fellow Yelp Shareholders,
2020 proved to be the most challenging year in our 16-year history for Yelp as well as the local communities and businesses we serve. Yet, despite the significant challenges posed by the COVID-19 pandemic and its economic impact, the Yelp team remained agile and was able to propel our strategy forward, in addition to helping consumers and local businesses adapt to an entirely new economic environment. I am proud of the resilience demonstrated by our management team and employees, who not only navigated a difficult year, but also completed a transformation of our business model that we believe positions us to drive increased shareholder value creation over the long term.
Business Model Transformation. In 2019, we announced an ambitious, multi-year business transformation plan designed to drive and sustain long-term profitable growth. The strategy underlying this plan aimed to increase our value proposition to businesses while also driving growth through the combination of product innovation, marketing and our multi-location business rather than primarily through local sales headcount. In 2020, we executed against this strategy by increasing our pace of product innovation, expanding our customer base among multi-location businesses and aligning how we sell our services with advertiser success. We also increased our operating discipline and further rationalized our cost structure.
Supporting Our Communities. Through the pandemic, Yelp’s mission of connecting consumers with great local businesses remained more relevant than ever. Reviews maintained solid year-over-year growth throughout the year as our users contributed nearly 19 million reviews in 2020. To complement our valuable review content, our product teams rolled out a series of COVID-19-related features that enable local businesses to communicate up-to-date information to their customers, including their health and safety measures. In addition, we supported our customers who were most impacted by the pandemic by providing relief in the form of waived advertising fees, paused advertising campaigns, and free products and services.
In our ongoing endeavor to have a positive impact on the diverse communities of consumers and local businesses we serve, we also used our unique platform to raise awareness. For example, we launched a free searchable attribute allowing businesses to identify themselves as Black-owned, and our community managers have curated local collections to highlight these businesses.
Product Innovation. In addition to new COVID-19 features, we also launched new products in support of our strategic initiatives. We continued tailoring our product experiences, particularly for our services categories, which increased the value of leads delivered to services businesses and helped improve the retention rate of non-term advertisers’ budgets in 2020 by 13% year over year. Within services, revenue from our home and local services category returned to growth in the second half of the year, increasing by a mid-single-digit percentage compared to the same period in the prior year. After making the difficult decision to substantially reduce our local sales force in April 2020, we continued investing in our business-facing products to drive more of our small and medium-sized business revenue through our self-serve channel. Self-serve revenue returned to year-over-year growth in the third quarter as a result, then accelerated to approximately 25% year-over-year growth in the fourth quarter.
Strengthened Governance. We also continued to enhance our corporate governance profile. To support Yelp’s strategy and oversee its execution, we added two accomplished independent directors in 2020: Christine Barone and Tony Wells. Christine and Tony together bring a wealth of experience in operations, marketing, and key business categories. In addition, we implemented a charter amendment providing for a phased declassification of our Board of Directors. Beginning this year, directors will be elected to one-year terms.
Prudent Capital Allocation. As part of our commitment to returning capital to shareholders, we resumed share repurchases in the fourth quarter and repurchased $49 million worth of shares between November and February 9, 2021. We have continued repurchasing shares since then and plan to continue to do so through 2021, subject to market and economic conditions.

Investing for Growth in 2021. 2020 was a transformative year for Yelp. We believe that the positive changes to our business, together with the competitive advantages we have established over the past 16 years, have positioned us well to capitalize on the opportunities ahead as the economy continues to reopen and in the local, digital advertising market generally. Our Board, management team and employees are committed to returning to sustainable revenue growth in 2021, and we plan to make significant investments in our growth initiatives, particularly in the first half of the year. Our key strategic initiatives in 2021 include growing services revenue through improved monetization; accelerating growth through our self-serve and multi-location channels; and delivering more value to advertisers.
On behalf of our Board of Directors and management team, we cordially invite you to attend the 2021 Annual Meeting of Stockholders, which will be conducted by live audio webcast on June 3, 2021 at 9:30 a.m. (Pacific time). Details on how to join the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We look forward to your participation and, as always, we sincerely appreciate your continued support and interest in Yelp.
Sincerely,
Diane Irvine
Chair, Board of Directors
Yelp Inc.

YELP INC.
140 New Montgomery Street
San Francisco, California 94105
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 3, 2021
Dear Stockholder:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of YELP INC., a Delaware corporation (the “Company”). The Annual Meeting will be held on Thursday, June 3, 2021 at 9:30 a.m. (Pacific time).
As in past years, the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/YELP2021. We continue to believe that hosting a virtual meeting provides expanded access, improved communication and cost savings for our stockholders and the Company.
At the Annual Meeting, stockholders will vote on the following matters:
1.To elect the four nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2022 Annual Meeting of Stockholders.
2.To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021.
3.To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.
4.To consider and vote upon a stockholder proposal to transition to public benefit corporation, if properly presented at the Annual Meeting.
5.To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is April 5, 2021. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or at any adjournment thereof.
A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting beginning ten days prior to the meeting at our headquarters at 140 New Montgomery Street, San Francisco, California 94105. If you would like to view the list, please contact us to schedule an appointment by calling (415) 908-3801 or emailing ir@yelp.com. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the meeting.
We look forward to your attendance at our Annual Meeting.
By Order of the Board of Directors
Laurence Wilson
Corporate Secretary
San Francisco, California
April 23, 2021

You are cordially invited to attend and participate in the Annual Meeting, which will be held virtually via the Internet. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote your shares if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you may need to obtain a legal proxy issued in your name from that record holder. Please contact your broker, bank or other nominee for information about specific requirements if you would like to vote your shares during the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 3, 2021 via a live audio webcast at www.virtualshareholdermeeting.com/YELP2021 at 9:30 a.m. Pacific time.

The Proxy Statement and Annual Report are available at www.proxyvote.com.

PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement contains “forward-looking” statements regarding Yelp’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section of our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. We assume no obligation to update any of these forward-looking statements. Web links and references to our website throughout this document are provided for convenience only, and the content of the referenced websites does not constitute part of this Proxy Statement.

ABOUT THE ANNUAL MEETING
Why am I receiving these materials?

We are providing you with these proxy materials because the Board of Directors of Yelp Inc. (the “Board”) is soliciting your proxy to vote at Yelp’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements thereof. As used in this Proxy Statement, references to “we,” “us,” “our,” “Yelp” and the “Company” refer to Yelp Inc. and its consolidated subsidiaries.
You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”), are being distributed and made available on or about April 23, 2021.
When and where will the Annual Meeting take place?

The Annual Meeting will be held via a live audio webcast on Thursday, June 3, 2021 at 9:30 a.m. Pacific time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/YELP2021, where you will be able to listen to the meeting live, submit questions and vote online.
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting.
As a result, our stockholders generally will not receive paper copies of our proxy materials unless they request them. We will instead send a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders of record with instructions for accessing the proxy materials and voting online or by telephone. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to have a printed set of the proxy materials. Instructions on how to access the proxy materials online or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 23, 2021 to all stockholders of record entitled to vote at the Annual Meeting.
How many votes do I have?

On each matter to be voted on, you have one vote for each share of common stock you owned as of April 5, 2021 (the “Record Date”).
What am I voting on?

There are four matters scheduled for a vote:
•Proposal No. 1: the election of the four nominees for director named in this Proxy Statement;
•Proposal No. 2: the ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021;

•Proposal No. 3: the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules; and
•Proposal No. 4: stockholder proposal to transition to public benefit corporation.
We will also transact any other business that may properly come before the meeting, although we are not aware of any such business as of the date of this Proxy Statement.
What are the Board’s voting recommendations?

The Board recommends that you vote your shares as follows:
•FOR the election of the four nominees for director named in this Proxy Statement;
•FOR ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021;
•FOR the advisory approval of executive compensation; and
•AGAINST the stockholder proposal to transition to public benefit corporation.
How do I vote in advance of the Annual Meeting?

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy.
If you are a stockholder of record, you may vote in any of the following ways:

Internet	Phone	Mail
Visit www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice.	Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice.	Complete, sign and date the proxy card and return it promptly in the envelope provided (if you requested a paper copy of the proxy materials or we elect to deliver a proxy card at a later time).
Your vote must be received by 11:59 p.m. Eastern time on June 2, 2021 to be counted.	Your vote must be received by 11:59 p.m. Eastern time on June 2, 2021 to be counted.	If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you instruct.
If you are a stockholder who holds shares through a brokerage firm, bank, trust or other similar organization (that is, in “street name”), you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted.

We are holding the Annual Meeting online and providing Internet voting to provide expanded access and to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How do I attend and participate in the Annual Meeting?

This year’s Annual Meeting will be held entirely online via audio webcast to allow greater participation. You may attend and vote at the Annual Meeting by logging in to www.virtualshareholdermeeting.com/YELP2021 and following the instructions provided. You will be asked to provide your 16-digit control number.
Stockholders may submit questions live during the meeting through our Annual Meeting website, where they will also have access to copies of this Proxy Statement and the Annual Report. During the meeting, we will answer as many questions as time permits.
We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 9:15 a.m. Pacific time. If you have technical difficulties during check-in or during the Annual Meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/YELP2021 for assistance.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our business is managed under the direction of our Board, which is presently composed of nine directors. All of our directors other than our Chief Executive Officer, Jeremy Stoppelman, are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”).
Our Board is currently divided into three classes of directors with staggered three-year terms. In 2020, however, our Board and stockholders approved an amendment to our Amended and Restated Certificate of Incorporation to implement a phased declassification of our Board (the “Declassification Amendment”). Under the terms of the Declassification Amendment, directors will stand for election to one-year terms after the expiration of their respective current terms, with the result that the entire Board will be elected on an annual basis at the 2023 Annual Meeting of Stockholders and at each annual meeting thereafter.
There are four directors in the class whose term of office expires in 2021. If elected at the Annual Meeting, each of these nominees would serve until the 2022 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.
The following table sets forth the names, ages and certain other information with respect to our directors, including the four nominees for election at the Annual Meeting, as of April 5, 2021:

Name	Age	Director Since	Independent	Audit Committee	Compensation Committee	Nominating Committee

Class III Directors – Nominees for Election at the Annual Meeting
Robert Gibbs	50	May 2012	✓	●		●
George Hu	46	March 2019	✓		●
Jeremy Stoppelman	43	September 2005
Tony Wells	56	October 2020	✓		●
Class I Directors – Continuing in Office until the 2022 Annual Meeting
Fred D. Anderson, Jr.	76	February 2011	✓	l«	µ
Sharon Rothstein	63	March 2019	✓		●	●
Brian Sharples	60	March 2019	✓	●
Class II Directors – Continuing in Office until the 2023 Annual Meeting
Diane Irvine	62	November 2011	✓	µ«		µ
Christine Barone	47	March 2020	✓			●

Legend: µ Committee Chairperson | ● Committee Member | « Audit Committee Financial Expert

Board Composition

The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating Committee has identified and evaluated the nominees for election at the Annual Meeting in the broader context of the Board’s overall composition, with the goal of selecting nominees who complement and strengthen the skills of other members of the Board and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to the effective functioning of the Board, as described in greater detail below.
Considerations in Evaluating Director Nominees
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also considers such factors as possessing relevant expertise on which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders.
In conducting this assessment, the Nominating Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. Accordingly, the Nominating Committee may consider such factors as diversity of gender, race, professional experience, and differences in viewpoints and skills.
In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee meets to discuss and consider candidates’ qualifications and then selects nominee(s) for recommendation to the Board by majority vote.
To identify candidates for Board membership, the Nominating Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. For example, the Nominating Committee engaged Spencer Stuart, a nationally recognized director search firm, to assist with its review of our Board composition in 2018 and again in 2020, as described below. The Nominating Committee also conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.
At this time, the Nominating Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders and will evaluate such candidates on a case-by-case basis. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Summary of Director Experience and Qualifications
The matrix below summarizes what our Board believes are desirable types of experience, qualifications, attributes and skills possessed by one or more of our directors as a result of their particular relevance to our business and structure. While all of these were considered by the Board and Nominating Committee in connection with this year’s director nomination process, the following matrix does not encompass all experience, qualifications, attributes or skills of our directors.

	Experience as Senior Executive at Major Public Company	Experience in Internet or Technology Industry	Online Advertising, Sales or Marketing Experience	Digital Marketplace or e-Commerce Experience	Public Company Board Service / Corporate Governance	Specific Expertise in Yelp Key Category(1)
Diane Irvine	✓	✓		✓	✓
Fred D. Anderson, Jr.	✓	✓		✓	✓
Christine Barone	✓					✓
Robert Gibbs	✓					✓
George Hu	✓	✓	✓
Sharon Rothstein	✓		✓		✓	✓
Brian Sharples	✓	✓	✓	✓	✓	✓
Jeremy Stoppelman	✓	✓		✓		✓
Tony Wells	✓		✓			✓

(1)    Includes restaurants, hospitality and home services.

Board Refreshment
Based on feedback received through engagement with our stockholders, our Board and Nominating Committee initiated a process in late 2018 to evaluate the Board’s composition and identify additional director candidates to help drive our strategy, with the support of Spencer Stuart. This process ultimately resulted in Ms. Rothstein and Messrs. Hu and Sharples joining the Board in 2019 and Ms. Barone joining the Board in early 2020.
In the interest of continuing to enhance the expertise and diversity of our Board, our Nominating Committee re-engaged Spencer Stuart in mid-2020 to help identify candidates for a new independent director position. As a result of this process, our Board increased its size from eight to nine directors and, on the recommendation of the Nominating Committee, appointed Mr. Wells to fill the newly created vacancy on October 30, 2020.
We believe the resulting Board composition strikes the right balance between long-term understanding of our business and fresh external perspectives, while also strengthening the Board’s marketing expertise and knowledge of major business categories, including our key home services category. As of April 5, 2021, our Board composition reflected the following characteristics:

INDEPENDENCE

Executive Director: 1
Independent Directors: 8

DIVERSITY

Non-Diverse: 4
Gender & Ethnic Diversity: 5

3 Women directors • 1 Asian director • 1 Black director

Biographies of our Board Members
Each of the nominees listed below is currently a director and was recommended for election by the Nominating Committee. Messrs. Hu and Wells were appointed to the Board to fill vacancies and neither has previously been elected by our stockholders. The Nominating Committee recommended Mr. Hu’s initial election to the Board in connection with the refreshment process it began in late 2018 and Mr. Wells’s initial election to the Board in connection with its continuation of that refreshment process in 2020, as described above.
A brief biography of each nominee and each director whose term will continue after the Annual Meeting is set forth below. The biographies below also include information regarding the specific experience, qualifications, attributes or skills of each nominee or director that led the Nominating Committee to determine that such individual should serve as a member of the Board as of the date of this Proxy Statement.
Nominees for Election at the Annual Meeting

Robert Gibbs
	Director Since:	May 2012
	Committees:	Audit
Nominating & Corporate Governance
Robert Gibbs has served as Senior Counsel at Bully Pulpit Interactive Media, Inc., a communications agency, since March 2020 and is a contributor on NBC and MSNBC television channels. Mr. Gibbs previously served as Executive Vice President, Global Chief Communications Officer of McDonald’s Corporation, a global food service retailer, from June 2015 to October 2019. Prior to joining McDonald’s, Mr. Gibbs was a Partner at The Incite Agency, a strategic communications firm, from June 2013 to June 2015 and a contributor to cable news channel MSNBC from February 2013 to June 2015. Mr. Gibbs previously served as a senior campaign advisor to President Barack Obama for the 2012 presidential election from January 2012 to November 2012. From January 2009 to February 2011, he served as the 28th White House Press Secretary. Prior to January 2009, Mr. Gibbs was the Communications Director for then-U.S. Senator Obama and for Mr. Obama’s 2008 presidential campaign. Mr. Gibbs was Press Secretary for Senator John Kerry’s 2004 presidential campaign and previously specialized in Senate campaigns, having served as Communications Director for the Democratic Senatorial Campaign Committee and for four individual Senate campaigns, including those of Mr. Obama in 2004 and Fritz Hollings in 1998. Mr. Gibbs holds a B.A. in Political Science from North Carolina State University.

Qualifications
✓	Extensive media, communications and public policy experience
✓	Leadership experience in key restaurant category

George Hu
	Director Since:	March 2019
	Committees:	Compensation

George Hu has served as Chief Operating Officer of Twilio Inc. since March 2017. From December 2014 to April 2016, Mr. Hu founded and served as Chief Executive Officer at Peer, a workplace feedback startup that was acquired by Twitter, Inc. in 2016. Prior to founding Peer, Mr. Hu served as Chief Operating Officer at Salesforce.com, Inc., a leading provider of enterprise cloud computing applications, from November 2011 to December 2014. From 2001 to 2011, Mr. Hu served in a variety of other management roles at Salesforce.com, including Vice President of Product Marketing, Senior Vice President of Applications, Executive Vice President of Products and Chief Marketing Officer. Mr. Hu holds an A.B. in Economics from Harvard College and an M.B.A. in Business Administration from the Stanford University Graduate School of Business.

Qualifications
✓	High-growth technology experience, including over ten years at Salesforce.com
✓	Breadth of operational expertise, including a background in product, applications and marketing

Jeremy Stoppelman, CEO
	Director Since:	September 2005

Jeremy Stoppelman is our co-founder and has served as our Chief Executive Officer since our inception in 2004. Prior to founding Yelp, Mr. Stoppelman held various engineering roles at PayPal, Inc., an online payment company, from February 2000 to June 2003, most recently serving as Vice President of Engineering. Prior to PayPal, Mr. Stoppelman was a software engineer at Excite@Home, an Internet company, from August 1999 to January 2000. He holds a B.S. in Computer Science from the University of Illinois.

Qualifications
✓	Perspective gained from his experience as one of our co-founders and our Chief Executive Officer
✓	Significant experience in the Internet industry

Tony Wells
	Director Since:	October 2020
	Committees:	Compensation

Tony Wells has served as Chief Brand Officer of USAA, a family of companies that provides insurance, banking and other services to current and former members of the U.S. military and their families, since July 2020. Mr. Wells also served in several other senior marketing roles at USAA from November 2017 to July 2020, including as lead of USAA’s marketing research, analytics and member intelligence function. Prior to joining USAA, Mr. Wells served as Senior Vice President, Chief Marketing Officer for North America for Schneider Electric SA, an energy management and automation company, from October 2014 to November 2017. Mr. Wells also served in the chief marketing officer role at ADT Security Services and 24 Hour Fitness USA, Inc. His career has also spanned the automotive, home, financial services and retail industries at companies including Visa USA, Interpublic Group of Companies, SFX Sports Group, The Mills Corporation and Nissan North America. Mr. Wells holds a B.S. in Science from the United States Naval Academy and a Certificate in Business Administration from The Johns Hopkins University Carey Business School.

Qualifications
✓	Extensive marketing, operations, data analytics and strategy experience
✓	Leadership experience in multiple major business categories, including our key home services category

Directors Continuing in Office until the 2022 Annual Meeting

Fred D. Anderson, Jr.
	Director Since:	February 2011
	Committees:	Audit
Compensation (Chair)
Fred D. Anderson, Jr. serves as a Managing Director of Next Equity Partners, a firm he co-founded in July 2015, and Elevation Partners, a firm he co-founded in July 2004, making venture capital and private equity investments in technology and digital media companies. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Inc., one of the world’s largest consumer electronics companies. Prior to joining Apple, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. Mr. Anderson currently serves on the board of trustees of Whittier College. Mr. Anderson holds a B.A. from Whittier College and an M.B.A. from the University of California, Los Angeles.

Qualifications
✓	Extensive financial expertise from CFO positions at large, global companies
✓	Significant board and senior management experience at large, innovative technology companies
✓	Deep experience in analyzing and executing sophisticated corporate transactions
Other Public Company Board Service
+	eBay Inc. (July 2003 – June 2020)
+	Apple Inc. (June 2004 – September 2006)
+	Palm, Inc. (October 2007 – July 2010)
+	Move, Inc. (November 2006 – March 2012)

Sharon Rothstein
	Director Since:	March 2019
	Committees:	Compensation
Nominating & Corporate Governance
Sharon Rothstein has served as an Operating Partner at Stripes Group, a growth equity firm, since October 2018. Prior to joining Stripes Group, Ms. Rothstein served as Executive Vice President, Global Chief Marketing Officer of Starbucks Corporation from April 2013 to February 2018. From May 2009 to March 2013, Ms. Rothstein served as Senior Vice President of Marketing at Sephora, a specialty beauty retailer. Prior to joining Sephora, Ms. Rothstein held senior marketing and brand management positions with Godiva, Starwood Hotels and Resorts, Nabisco Biscuit Company and Procter & Gamble. Ms. Rothstein holds a Bachelor of Commerce from the University of British Columbia and an M.B.A. from the University of California, Los Angeles.

Qualifications
✓	Significant marketing expertise from positions at iconic consumer-facing companies
✓	Leadership experience in key restaurant and hospitality categories
Other Public Company Board Service
+	Afterpay Ltd. (since June 2020)
+	InterContinental Hotels Group PLC (since June 2020)

Brian Sharples
	Director Since:	March 2019
	Committees:	Audit

Brian Sharples is a serial entrepreneur, angel investor and advisor to technology and e-commerce companies. Mr. Sharples most recently served as Chairman of Twyla Inc., an online fine art marketplace that he co-founded, from October 2016 to December 2018. Mr. Sharples previously served as Chief Executive Officer of HomeAway, Inc., a vacation rental marketplace he co-founded, from April 2004 to September 2016, as President from April 2004 to May 2014 and as Chairman from March 2011 to December 2015. Prior to founding HomeAway, Mr. Sharples was an angel investor from 2001 to 2004 and also served as Chief Executive Officer of Elysium Partners, Inc., a company in the vacation club ownership market, from 2002 to 2003. Mr. Sharples was President of IntelliQuest Information Group from 1990 to 1996 and Chief Executive Officer from 1996 to 2000. Mr. Sharples holds a B.S. in Math and Economics from Colby College and an M.B.A. from the Stanford University Graduate School of Business.

Qualifications
✓	Experience as board member as well as in leading operations and executive roles at technology and e-commerce companies
✓	Strategic transactions
✓	Expert in technology brand strategy
Other Public Company Board Service
+	GoDaddy Inc. (since 2016)
+	Ally Financial Inc. (since 2018)
+	Avalara, Inc. (since April 2020)
+	RetailMeNot, Inc. (July 2011 – May 2017)
+	HomeAway, Inc. (March 2011 – December 2015)
+	Kayak, Inc. (December 2011 – 2015)

Directors Continuing in Office until the 2023 Annual Meeting

Diane Irvine, Chairperson
	Director Since:	November 2011
	Committees:	Audit (Chair)
Nominating & Corporate Governance (Chair)
Diane Irvine has served as Chairperson of the Board since September 2015. She previously served as Chief Executive Officer of Blue Nile, Inc., an online retailer of diamonds and fine jewelry, from February 2008 to November 2011, and as President from February 2007 to November 2011. Ms. Irvine also served as the Chief Financial Officer of Blue Nile from December 1999 to September 2007. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as a partner, with Coopers & Lybrand LLP, an accounting firm. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation and a Doctor of Humane Letters from Golden Gate University.

Qualifications
✓	Extensive financial expertise
✓	Significant public company board and senior management experience
Other Public Company Board Service
+	Funko, Inc. (since August 2017)
+	Casper Sleep Inc. (since July 2019)
+	Farfetch Limited (since August 2020)
+	XO Group Inc. (November 2014 – December 2018)
+	Rightside Group, Ltd. (August 2014 – July 2017)
+	CafePress Inc. (May 2012 – May 2015)
+	Blue Nile, Inc. (May 2001 – November 2011)

Christine Barone
	Director Since:	March 2020
	Committees:	Nominating & Corporate Governance

Christine Barone has served as Chief Executive Officer of True Food Kitchen, a health-driven restaurant chain, since August 2016. From February 2011 to August 2016, Ms. Barone served in various roles at Starbucks Corporation, a premier roaster, marketer and retailer of specialty coffees, most recently as Senior Vice President of Food, Evenings and Licensed Stores. Prior to joining Starbucks, Ms. Barone was a Principal at Bain & Company from September 2000 to February 2011. Ms. Barone holds a B.A. in Applied Mathematics from Harvard College and an M.B.A. from Harvard Business School.

Qualifications
✓	Leadership experience in key restaurant category
✓	Experience as a senior executive of a major public company

Required Vote and Board Recommendation

Majority Voting with Director Resignation Policy
Our Bylaws include a majority voting with director resignation policy. This policy provides that, in uncontested elections (such as this one), directors are elected by a majority of votes cast by holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors — that is, the nominee must receive a greater number of votes “for” his or her election than votes “withheld” from his or her election.
In the event that an incumbent nominee for director in an uncontested election does not receive the required majority vote and no successor has been elected at such meeting, our Bylaws require the director to promptly tender his or her resignation to the Board. The Nominating Committee will then consider the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating Committee’s recommendation. Within ninety (90) days after the date of the certification of election results, we will disclose the Board’s decision and an explanation of such decision in a filing with the SEC, a press release or other broadly disseminated means of communication.
If the Board does not accept such incumbent director’s resignation, the director will continue to serve until the next annual meeting and until his or her successor is elected and duly qualified. If the Board accepts such incumbent director’s resignation, or if a nominee for director does not receive the required vote and is not an incumbent director, then the Board, in its sole discretion, may decrease the size of the Board or may fill the resulting vacancy by a majority vote of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve until the next annual meeting and until the director’s successor is elected and duly qualified.
Through this policy, the Board seeks to be accountable to all stockholders and respect the rights of stockholders to express their views through their votes for nominees. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event a nominee fails to receive a majority of the votes cast with respect to such nominee. For example, the Board may wish to assess whether the sudden resignation of one or more directors would materially impair the effective functioning of the Board. This policy is intended to allow the Board to react to situations that could arise if the resignation of multiple directors would prevent a key committee from achieving a quorum or if a resignation would otherwise impair the functioning of the committee. The policy also would allow the Board to assess whether a director was targeted for reasons unrelated to his or her performance as a director at the Company.
Under this policy, in contested elections — any election in which the number of candidates for director exceeds the number of directors to be elected — directors will continue to be elected by a plurality of the votes of holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors, meaning the candidates who receive the highest numbers of affirmative votes will be elected as directors.
Board Recommendation
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board on the recommendation of the Nominating Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
THE BOARD RECOMMENDS
A VOTE “FOR” ALL OF THE NAMED NOMINEES

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
Corporate Governance

Our mission is to connect consumers with great local businesses. Since our founding in 2004, we have built one of the best known internet brands in the United States. Consumers trust us for our more than 200 million ratings and reviews of businesses, and this trust is the foundation of our business; from it, we are able to empower other businesses to succeed. Our advertising products help businesses of all sizes reach a large audience, advertise their products and drive conversion of their services.
We take great pride in our company culture and consider it to be one of our competitive strengths. Our culture is critical to our success, and it continues to help drive our business forward as a pivotal part of our everyday operations. It allows us to attract and retain a talented group of employees, create an energetic work environment and continue to innovate in a highly competitive market. Yelp has always been a community-driven review platform, and our culture extends beyond our offices and into the local communities in which people use Yelp. In addition to fostering and supporting local communities of users, we endeavor to have a positive impact on these diverse communities by using our platform to raise awareness, promote economic opportunity for those in need and support organizations that serve local communities. For more information about our employees, culture, and related policies and practices, please see the section titled “Human Capital Management” included in Part I, Item 1 of our Annual Report.
We recognize that pursuing our mission and preserving our culture go hand in hand with a commitment to corporate governance practices that promote long-term stockholder value creation by providing the right leadership structure and composition of the Board, as well as providing our stockholders with both the opportunity to provide direct feedback and key substantive rights to ensure accountability.
To help ensure that the Board will have the necessary practices in place to review and evaluate our business operations as needed to make decisions that are independent of our management, the Board has documented its governance practices in our Corporate Governance Guidelines. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of executive management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. Our Board has also adopted a Code of Business Conduct and Ethics applicable to all officers, directors and employees, including those officers responsible for financial reporting, that, together with our Corporate Governance Guidelines, Bylaws and Board committee charters, provide the framework for the governance of the Company.
The following are key highlights of our Board profile and corporate governance practices:

✓	Approximately 89% of directors are independent	✓	100% independent committee members
✓	Maintain an independent Chairperson separate from our CEO	✓	Robust Code of Conduct and Corporate Governance Guidelines
✓	Majority voting with director resignation policy in uncontested elections	✓	Annual say-on-pay vote
✓	Strong stockholder engagement practice	✓	Succession planning process
✓	Track record of effective Board refreshment (with a total of five new directors in 2019 and 2020)	✓	Regular executive sessions of independent directors
✓	Stock ownership guidelines for directors and executive officers	✓	Clawback Policy on cash and equity incentive compensation
✓	Periodic reviews of committee charters, Code of Conduct and Corporate Governance Guidelines	✓	Comprehensive risk oversight by full Board and committees
✓	No short sales, hedging, pledging, margin purchases or other inherently speculative transactions in our equity securities by directors or executive officers	✓	Annual Board and committee self-evaluations, including individual director evaluations

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters of our principal Board committees are available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” within the “Governance” menu. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver of its provisions to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Independence of the Board
Under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, our executive management and independent auditors, the Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable NYSE listing standards: Mses. Irvine, Barone and Rothstein and Messrs. Anderson, Gibbs, Hu, Sharples and Wells. In addition, the Board previously determined that Mariam Naficy was an independent director within the meaning of the applicable NYSE listing standards prior to her resignation from the Board on February 8, 2020.
In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with the Company. It considered the current and prior relationships that each non-employee director has with our company and each other and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Mr. Stoppelman, our Chief Executive Officer, is not independent by virtue of his employment with the Company.
Board Leadership Structure
Ms. Irvine has served as Chairperson of the Board since September 2015. Ms. Irvine’s tenure on the Board, as well as the deep knowledge of our Company gained in her role as Chairperson of the Audit Committee of the Board (the “Audit Committee”), allow her to provide valuable insights and facilitate the implementation of our strategic initiatives and business plans. The Board also believes, however, that Ms. Irvine’s independence is an essential complement to her familiarity with the Company and management representation on the Board, helping to foster an environment that is conducive to objective evaluation and oversight of management’s performance.
Ms. Irvine has authority, among other things, to call and preside over Board meetings and set meeting agendas, as well as to preside over and establish agendas for executive sessions of the independent directors, giving her substantial authority to shape the work of the Board. The Board believes that her independence, coupled with her substantial financial expertise and experience in public company management, enhances the effectiveness of the Board as a whole and makes her chairpersonship in the best interests of the Board, the Company and its stockholders.
Meetings of the Board
The Board met eight times during 2020. Each current member of the Board attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the portion of 2020 during which he or she was a director or committee member.
Under our Corporate Governance Guidelines, directors are also expected to attend our annual meetings of stockholders. Seven of our eight then-serving directors attended the 2020 Annual Meeting of Stockholders.

Information Regarding the Committees of the Board
The Board has three standing committees: the Audit Committee, Compensation Committee and Nominating Committee. The following table provides membership and meeting information for 2020 for each of the Board committees:

	Audit	Compensation	Nominating
Diane Irvine	µ		µ
Fred D. Anderson, Jr.	●	µ
Christine Barone			●[1]
Robert Gibbs	●	●[2]	●
George Hu		●
Mariam Naficy			●[3]
Sharon Rothstein		●[2]	●
Brian Sharples	●
Tony Wells		●[4]
Total meetings in 2020	9	4	6

µ    Committee Chairperson | ● Committee Member
(1)    Effective February 8, 2020, the Board appointed Ms. Barone as a member of the Nominating Committee.
(2)    Effective March 4, 2020, the Board appointed Ms. Rothstein to replace Mr. Gibbs as a member of the Compensation Committee.
(3)    Ms. Naficy resigned from the Nominating Committee in connection with her resignation from the Board on February 8, 2020.
(4)    Effective October 30, 2020, the Board appointed Mr. Wells as a member of the Compensation Committee.
Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and that each member is free of any relationship that would bear on the materiality of his or her relationship to us.
Audit Committee
The Board established the Audit Committee to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of our financial statements, and the quality and integrity of our financial statements and reports. For this purpose, the Audit Committee performs several functions, including:
•reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;
•monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;
•reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•conferring with management and our independent registered public accounting firm regarding the scope, adequacy and effectiveness of our internal control over financial reporting;

•considering, approving, disapproving or ratifying related-party transactions;
•reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;
•reviewing and establishing appropriate insurance coverage for our directors and executive officers;
•conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.
The Audit Committee is currently composed of four directors, Ms. Irvine and Messrs. Anderson, Gibbs and Sharples, each of whom the Board has determined to be independent (as independence is currently defined in Section 303A.02 of the NYSE listing standards and in Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). The Board has determined that Ms. Irvine and Mr. Anderson each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Irvine’s and Mr. Anderson’s levels of knowledge and experience based on a number of factors, including their formal education and experiences as described in their biographies included in this Proxy Statement. Ms. Irvine is the Chairperson of the Audit Committee.
The Audit Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” in the “Governance” menu.
Audit Committee Report(1)
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2020 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
Respectfully submitted,
The Audit Committee of the Board of Directors
Diane Irvine, Chairperson
Fred D. Anderson, Jr.
Robert Gibbs
Brian Sharples
____________________
(1)    The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Board established the Compensation Committee to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers and directors. The functions of the Compensation Committee include:
•determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation, if appropriate;
•reviewing and recommending to the full Board the compensation of our directors;
•evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;
•establishing policies with respect to equity compensation arrangements;
•reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC; and
•reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.
Our Compensation Committee is currently composed of four directors, Messrs. Anderson, Hu and Wells and Ms. Rothstein, each of whom the Board has determined to be independent under the NYSE listing standards. Mr. Anderson is the Chairperson of the Compensation Committee.
The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” in the “Governance” menu. Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under our equity incentive plans.
The specific determinations of the Compensation Committee with respect to executive compensation for 2020 and the Compensation Committee Report, as well as the Compensation Committee’s processes and procedures and the role of our executive officers in recommending and determining executive compensation, are described in detail in the section of this Proxy Statement entitled “Executive Compensation—Compensation Discussion and Analysis.” Our compensation arrangements for our non-employee directors are described under the section of this Proxy Statement entitled “—Director Compensation” below.
Compensation Committee Interlocks and Insider Participation
As noted above, the members of our Compensation Committee are Messrs. Anderson, Hu and Wells and Ms. Rothstein. No member of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating Committee
The Board established the Nominating Committee to oversee our corporate governance functions. Specifically, the functions of the Nominating Committee include:
•reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to the Board and management areas for improvement;
•interviewing, evaluating, nominating and recommending individuals for membership on our Board;
•implementing an orientation process for directors and, in the Nominating Committee’s discretion, instituting a plan or program for the continuing education of directors;
•reviewing and recommending to our Board any amendments to our corporate governance policies; and
•reviewing and assessing, at least annually, the performance of the Nominating Committee and its charter.
The Nominating Committee is currently composed of four directors, Mses. Irvine, Barone and Rothstein and Mr. Gibbs, each of whom the Board has determined to be independent under the NYSE listing standards. Ms. Irvine is the Chairperson of the Nominating Committee. Ms. Naficy also served on the Nominating Committee prior to her resignation from the Board on February 8, 2020.
The Nominating Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” in the “Governance” menu.
Board and Committee Performance Evaluations
Our Board and each of its standing committees conduct annual self-evaluations to determine whether they are functioning effectively and whether any changes are necessary to improve their performance. Our Nominating Committee is responsible for establishing the evaluation criteria and implementing the process for the evaluations. Each year, with the assistance of our outside counsel, we conduct interviews of each director to obtain his or her assessment of the effectiveness of the Board and committees, director performance and Board dynamics. A representative of our outside counsel then reports the results of these interviews to the Nominating Committee and the Board, where the results are discussed.
Stockholder Engagement
Outreach
We believe that effective corporate governance should include regular, constructive conversations with our stockholders. Certain members of our Board, executive management and investor relations team engage with stockholders directly throughout the year to discuss our corporate governance and executive compensation programs, as well as to answer questions and elicit feedback. Our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer also regularly engage in dialogue with our stockholders in connection with our quarterly announcement of financial results, at conferences and through other channels. Management provides an overview of these discussions and feedback to the Board and relevant committees for consideration and appropriate follow up.
As part of our ongoing outreach efforts, we reached out to or responded to meeting requests from stockholders collectively representing approximately 68% of our outstanding shares held by non-affiliates in 2020. Members of executive management and Ms. Irvine ultimately engaged in discussion relating to governance and compensation matters with stockholders representing approximately 55% of such outstanding shares.
In the second half of 2019 and early 2020, we specifically sought stockholder feedback on the changes we made to our executive compensation program and policies in late 2018 and 2019 in response to the earlier investor feedback. While the investors we met with during this outreach were generally supportive of our efforts to respond to their feedback, and viewed the performance-vesting restricted stock unit awards granted in 2019 as an improvement to our executive compensation program, they were critical of the performance metric used for such awards as well as the percentage of aggregate equity compensation allocated to such awards. Based on the feedback from these discussions and the results of our 2019 say-on-pay vote, our Compensation Committee made further changes to our executive compensation program for 2020, including granting our executive officers performance-vesting restricted stock unit awards that comprised a greater portion of the target total value of their equity compensation and that vest based on our performance against key financial metrics, as described in greater detail under the caption “Executive Compensation—Compensation Discussion and Analysis.”
Communications with the Board
Stockholders, any other security holders of the Company and other interested parties may communicate with the Board at the following address:
The Board of Directors
c/o Corporate Secretary
Yelp Inc.
140 New Montgomery Street, 9th Floor
San Francisco, CA 94105
Communications are distributed to the Board or to a particular director, as appropriate, depending on the facts and circumstances outlined in the communication. Material that is unduly hostile, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any non-management director upon request.
Impact at Yelp
Yelp provides a one-stop local platform for consumers to discover, connect, and transact with local businesses of all sizes. As an organization with diverse employees, users, and customers, Yelp is committed to bringing trusted information into the marketplace and creating a positive impact on the local communities we serve. We provide more information about our efforts in these areas on the “ESG Investors” page of our Investor Relations website, including with respect to consumer advocacy, local economy, diversity and inclusion, community and public policy.

Oversight Roles of the Board

Our Board is selected by stockholders to provide oversight of, and strategic guidance to, the Company’s senior management. More specifically, the Board is responsible for reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions, assessing major risks facing the Company and considering ways to address those risks, and selecting and overseeing management. We discuss each of these responsibilities in greater detail below.
Oversight of Strategy
Our Board is deeply engaged in overseeing the Company’s long-term strategy, including evaluating key market opportunities, trends and competitive developments. Strategic matters also inform the Board’s oversight of risk, as described below, and committee-level discussions of a range of issues.
While the Board and its committees oversee our strategic planning, our management is responsible for executing our business strategy. To monitor performance against our strategic goals, the Board receives regular updates from senior management. Each director is expected to and does bring to bear their own talents, insights and experiences on these strategy discussions. These boardroom discussions are supplemented between meetings through engagement with senior management and updates to the Board on significant items, such as major corporate actions.
The Board’s oversight and management’s execution of our business strategy are conducted with a long-term mindset and a focus on assessing both opportunities for and potential risks to the Company. However, our Board believes that its continuous process of monitoring strategic matters also enables it to effectively evaluate their impact on short- and medium-term Company performance, as well as on the quality of Company operations.
Oversight of Risk
Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to Yelp and its stockholders. While our management is responsible for the day-to-day management of the risks that we face, the Board is responsible for overseeing our aggregate risk profile and our risk management process, as well as ensuring that an appropriate culture of risk management exists within the Company and setting the right “tone at the top.”
Notably, the Board recognizes Yelp’s responsibility to operate in a responsible and sustainable manner aligned with our mission, vision and values to build authentic connections between consumers and businesses based on trust and integrity, in addition to delivering long-term value to stockholders. The management of key non-financial risks and opportunities, such as consumer protection, workforce inclusion and development, social impact and environmental sustainability, are critical components of the Board’s risk oversight responsibilities.
The Board believes that its current leadership structure facilitates its risk oversight responsibilities. In particular, the Board believes an independent Chairperson, the majority-independent Board and independent Board committees provide a well-functioning and effective balance to management’s representation on the Board. Although the Board does not have a standing risk management committee, it administers its oversight function directly as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.
The Audit Committee considers and discusses our major financial, legal and regulatory risk exposures, which include financial reporting, accounting processes, regulatory compliance and cybersecurity. The Audit Committee also oversees the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management are undertaken. Finally, the Audit Committee oversees the performance of our internal audit function.
Our Nominating Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure and director independence, as well as succession planning for the Board and management. In addition, the Nominating Committee monitors the effectiveness of our Corporate

Governance Guidelines and Code of Business Conduct and Ethics, including whether they are successful in preventing illegal and improper liability-creating conduct.
The Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk taking. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section of this Proxy Statement entitled “Executive Compensation—Compensation Risk Assessment.”
Both the Board as a whole and the various standing committees receive periodic reports from executive management and our Head of Internal Audit, as well as incidental reports as matters may arise. It is the responsibility of the committee chairpersons to report findings regarding material risk exposures to the Board as appropriate.
Management Succession Planning
Our Board believes that the directors and Chief Executive Officer should collaborate on succession planning and that the entire Board should be involved in critical aspects of the succession planning process, including establishing selection criteria that reflect our business strategies, identifying and evaluating potential candidates, reviewing the Company’s leadership pipeline and talent strategies, and making management succession decisions. Management succession is discussed in regular meetings as well as executive sessions of the Board and Nominating Committee.
Our Chief Executive Officer and Chief Operating Officer are responsible for making available to the Board their recommendations and evaluations of potential successors for the Company’s executive officers, including a review of development plans for such individuals to help prepare them for future succession. As outlined in our Corporate Governance Guidelines, the Nominating Committee is primarily responsible for periodically reviewing these succession plans with the Chief Executive Officer and Chief Operating Officer, and, based on such review, making recommendations to the Board with respect to the selection of appropriate individuals to succeed our executive officers.

Director Compensation

The following table shows, for the year ended December 31, 2020, certain information with respect to the compensation of our non-employee directors.
Director Compensation for the Year Ended December 31, 2020

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(5)	Total ($)
Diane Irvine	—(1)	255,165	76,100	331,265
Fred D. Anderson, Jr.	—(1)	220,956	76,100	297,056
Christine Barone(6)	—(1)	368,723	162,498	531,221
Robert Gibbs	33,950(2)	175,020	76,100	285,070
George Hu	—(1)	208,354	76,100	284,454
Mariam Naficy(7)	—	—	—	—
Sharon Rothstein	—(1)	207,535	76,100	283,635
Brian Sharples	30,750(2)	175,020	76,100	281,870
Tony Wells(8)	9,250	162,503	162,509	334,262

(1)    The indicated non-employee director elected to receive the following cash fees he or she was otherwise entitled to receive in the form of a restricted stock unit (“RSU”) award of equivalent value (calculated as set forth under “—Director Compensation Arrangements—Cash Compensation” below): (a) Ms. Irvine, $89,000; (b) Mr. Anderson, $51,000; (c) Ms. Barone, $34,600; (d) Mr. Hu, $37,000; and (e) Ms. Rothstein, $38,350.
(2)    As further discussed under “—Director Compensation Arrangements—2020 Compensation Changes Due to COVID-19,” in April 2020, each then-serving non-employee director agreed to forgo the compensation he or she was otherwise entitled to receive for his or her Board and Board committee services in the second quarter of 2020. Accordingly, the amount reported reflects a reduction in the applicable director’s cash compensation by the amount that he would have received in connection with his services for the second quarter.
(3)    The amounts reported here do not reflect the actual economic value realized by our directors. In accordance with SEC rules, this column represents the aggregate grant date fair value of shares underlying stock and option awards granted during the year ended December 31, 2020, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair values of RSU awards are calculated based on the closing price of our common stock on the date of grant. Assumptions used in the calculation of the grant date fair value are set forth in Note 14, “Stockholders’ Equity,” in the Annual Report.
(4)    The aggregate number of unvested shares subject to outstanding RSU awards held by each non-employee director as of December 31, 2020 was as follows: (a) 7,518 shares of common stock for Ms. Irvine; (b) 7,245 shares of common stock for Mr. Anderson; (c) 12,743 shares of common stock for Ms. Barone; (d) 6,877 shares of common stock for Mr. Gibbs; (e) 10,062 shares of common stock for Mr. Hu; (f) 10,082 shares of common stock for Ms. Rothstein; (g) 9,796 shares of common stock for Mr. Sharples; and (h) 5,674 shares of common stock for Mr. Wells.
As discussed in footnote 1 to the table above, Mses. Irvine, Barone and Rothstein and Messrs. Anderson and Hu each elected to receive the cash fees he or she was otherwise entitled to receive in 2020 in the form of an RSU award of equivalent value (each, an “Elected RSU Award”). Accordingly, following their agreement to forgo the compensation they were otherwise entitled to receive for their Board and Board committee services in the second quarter of 2020, the number of shares subject to each Elected RSU Award was reduced by the number of shares that would have vested in connection with the applicable director’s services for the second quarter. These reductions are reflected in the unvested share amounts in the paragraph above for each of these directors.

(5)    The aggregate number of shares subject to outstanding stock options held by each non-employee director as of December 31, 2020 was as follows: (a) 40,000 shares of common stock for Ms. Irvine; (b) 20,000 shares of common stock for Mr. Anderson; (c) 14,600 shares of common stock for Ms. Barone; (d) 65,000 shares of common stock for Mr. Gibbs; (e) 19,950 shares of common stock for Mr. Hu; (f) 19,950 shares of common stock for Ms. Rothstein; (g) 19,950 shares of common stock for Mr. Sharples; and (h) 11,550 shares of common stock for Mr. Wells.
(6)    Ms. Barone was elected by the Board to serve as a director effective March 1, 2020.
(7)    Ms. Naficy resigned from the Board effective February 8, 2020 and did not receive any compensation for her Board and Board committee services during the year ended December 31, 2020.
(8)    Mr. Wells was elected by the Board to serve as a director effective October 30, 2020.
Director Compensation Arrangements
Our Compensation Committee periodically reviews and assesses non-employee director pay practices, typically with the assistance of an independent compensation consultant. In connection with Ms. Rothstein and Messrs. Hu and Sharples joining the Board in the first quarter of 2019, the Board determined that new non-employee directors will be entitled to receive an RSU award and a stock option, as described below. The Board approved this change in our non-employee director compensation program after taking into account input from Compensia, Inc., an independent, national compensation consulting firm (“Compensia”), regarding market practices with respect to initial equity awards; however, it did not obtain a full compensation analysis at that time because it expected to conduct a full review of our non-employee director compensation program later in 2019.
The Compensation Committee undertook its planned evaluation of Board compensation in the third quarter of 2019, and engaged Compensia to provide a full compensation analysis consisting of board compensation data from the same peer group used for executive compensation purposes. After considering this market data, as well as the time and responsibility requirements of the various Board roles and committees, our Compensation Committee recommended, and the Board approved, the director cash and continuing equity compensation arrangements described below.
We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings. Mr. Stoppelman does not receive any additional compensation for his service on the Board.
Cash Compensation. We provide the following cash compensation for Board and Board committee services, as applicable, to non-employee directors, paid quarterly in arrears:
•$30,000 per year for service as chairperson of the Board;
•$32,000 per year for service as a member of the Board (in addition to the cash compensation for service as chairperson of the Board);
•$20,000 per year for service as chairperson of the Audit Committee;
•$9,000 per year for service as a member of the Audit Committee (other than as chairperson);
•$10,000 per year for service as the chairperson of the Compensation Committee;
•$5,000 per year for service as a member of the Compensation Committee (other than as chairperson);
•$7,000 per year for service as a chairperson of the Nominating Committee; and
•$2,600 per year for service as a member of the Nominating Committee (other than as chairperson).
Our non-employee directors may elect to receive any cash fees that they would otherwise be entitled to in the form of shares of common stock with an equivalent value, issued in the form of RSU awards that vest quarterly over the applicable year of service. The number of shares issued in lieu of cash fees is calculated based on the average closing price of our common stock on the NYSE over the two calendar months prior to grant.
Equity Compensation. New non-employee directors are entitled to receive equity awards valued at $325,000, split evenly between stock options and RSUs by value. Each such award vests over four years, with 25% vesting after one year and the remaining shares underlying the options vesting in equal monthly installments and the remaining shares covered by the RSUs vesting in equal quarterly installments. We grant stock options with an exercise price of not less than the fair market value of our common stock on the date of grant. We do not have, nor do we plan to establish, any program, plan or practice to time stock option grants in coordination with releasing material non-public information.
Each non-employee director is also entitled to receive an RSU award annually and a stock option award every other year on the date of our annual meeting of stockholders. The annual RSU award is valued at $175,000 and vests in equal quarterly installments over four years following the date of grant. The biennial stock option award covers 10,000 shares of our common stock and vests in equal monthly installments over four years following the date of grant.
2020 Compensation Changes Due to COVID-19. As a result of negative trends in our business and continued uncertainty due to the COVID-19 pandemic, the Board approved the Restructuring Plan (as defined and discussed in detail in “Executive Compensation—Compensation Discussion and Analysis” below) on April 7, 2020 to help us manage the near-term financial impacts of the pandemic. Following the approval of the Restructuring Plan, each then-serving non-employee director agreed to forgo the compensation he or she was entitled to receive for the second quarter of 2020.
Director Stock Ownership Requirement
In December 2018, our Board adopted Stock Ownership Guidelines that require each non-employee director to attain a minimum share ownership position of the lesser of (a) 2,000 shares or (b) shares valued at 3x the director’s annual cash retainer for service on the Board, excluding any fees paid with respect to service on a committee of the Board, calculated based on the average closing price over the ninety (90) trading days prior to measurement.
Each non-employee director must achieve this minimum position by the later of (x) December 5, 2021 or (y) three years after the individual became subject to the Stock Ownership Guidelines. Although this deadline has not passed for any non-employee director, Mses. Irvine, Barone and Rothstein and Messrs. Anderson, Gibbs, Hu and Sharples were in compliance with the Stock Ownership Guidelines measured as of December 31, 2020.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. We first engaged Deloitte & Touche LLP in 2008 to audit our financial statements beginning with those for the year ended December 31, 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2020 and 2019 by Deloitte & Touche LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2020	2019
	(in thousands)
Audit Fees(1)	$1,772	$2,034
Audit-Related Fees	$—	$—
Tax Fees(2)	$126	$115
All Other Fees(3)	$2	$2
Total Fees	$1,901	$2,150

(1)    Audit Fees are fees and expenses for the audit of our financial statements, review of interim financial statements and services in connection with our statutory and regulatory filings or engagements in those fiscal years.
(2)    Tax Fees are fees billed for tax compliance, advice and planning.
(3)    All other fees are fees for products and services other than the services described above. The other fees billed in both 2019 and 2020 were for the Company’s subscription to the Deloitte Accounting Research Tool, a web-based library of accounting and financial disclosure literature.
All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has delegated to the Chairperson of the Audit Committee the authority to grant interim pre-approvals of audit services, provided that any such pre-approvals are required to be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
Required Vote and Board Recommendation

The affirmative vote of holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy and entitled to vote generally on the subject matter will be required to ratify the selection of Deloitte & Touche LLP.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 2

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The Board has adopted a policy of soliciting a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, every year in accordance with the preference previously indicated by our stockholders. Accordingly, this year we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
As in past years, our executive compensation program for 2020 emphasized teamwork and long-term value creation through a philosophy of rewarding performance by making a meaningful portion of compensation dependent on achieving performance goals, maintaining internal pay equity, tying a meaningful portion of compensation to the long-term value of our business, and establishing responsible pay practices that have a reasonable cost structure and do not encourage unnecessary or excessive risk taking. Consistent with this philosophy, the Compensation Committee designed an executive compensation program that we believe has been effective at achieving its objectives of:
•attracting and retaining talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;
•motivating these executive officers to achieve our business objectives;
•aligning the interests of our executive officers with those of our stockholders; and
•promoting teamwork while also recognizing the role that each executive officer plays in our success.
As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our 2020 executive compensation program was heavily weighted towards at-risk compensation. In addition to the long-term equity awards we have historically relied on, the performance-vesting RSU awards we granted in February 2020 introduced a short-term incentive compensation component through their one-year performance period, which was designed to further align the interests of our executive team with our performance and the interests of our stockholders. Any performance-vesting RSU awards that become eligible to vest based on our performance — together with the RSU awards and, for Mr. Schwarzbach, the stock option award that comprised the remainder of our executive officers’ equity compensation — directly link the most substantial component of our executive officers’ 2020 compensation to the long-term success of our business through their continued service requirements over a multi-year period as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of operations.
Other highlights of our executive compensation program for 2020 include:
•For the eighth consecutive year, our Chief Executive Officer elected to receive a nominal base salary of $1.00 per year as a testament to his commitment to and confidence in our business and its long-term value creation potential. We made increases to other named executive officer base salaries ranging from 5% to 18% to increase the competitiveness of the cash element of our compensation program.
•As initially granted, our Chief Executive Officer’s target total direct compensation (i.e., base salary + equity grants) approximated the 55th percentile of our peer companies.
•In response to stockholder feedback, we increased the percentage of performance-based RSU awards for our named executive officers (other than Mr. Schwarzbach, who was newly hired, and Mr. Miln, who was in an interim position) from 25% to 50% of the target total value of each such executive’s equity compensation opportunity.
•The performance-vesting RSU awards vest based on net revenue and adjusted EBITDA goals, which are key business metrics aligned with our long-term strategy.

•We developed a new hire package for Mr. Schwarzbach that was heavily weighted toward long-term equity.
•We reduced the base salaries of our named executive officers by 20% to 30% from April 19, 2020 through August 8, 2020 in response to the COVID-19 pandemic.
•We granted performance-vesting RSU awards with a performance period covering the second half of 2020 to provide realistic short-term incentives based on the new economic environment resulting from the COVID-19 pandemic.
•Based on our compensation philosophy, we do not provide any bonuses to our named executive officers as part of our standard executive compensation program.
•We do not maintain employment agreements with our executive officers that contain multi-year guarantees for salary increases, guaranteed bonuses or guaranteed equity compensation.
•Our executives are employed at-will and are expected to demonstrate high-quality performance in order to continue serving as members of our executive team.
•We offer reasonable change in control and severance benefits to our executive officers, as customary in our industry, with cash severance payments under these agreements not exceeding the executive’s annual cash compensation (i.e. base salary + cash bonus amount, if any) at the time of termination.
•We do not provide excise tax reimbursements or “gross ups” to our executive officers with respect to benefits received in connection with a change in control or termination event.
•We provide few fringe benefits to our executive officers and do not offer access to car allowances, financial planning advice or club memberships.
We believe this program is reasonable in light of the executive compensation programs of companies with whom we compete for talent and responsible in that it encourages our executive officers to pursue sustainable increases in stockholder value without encouraging excessive risk taking. We encourage you to read the Compensation Discussion and Analysis, compensation tables and related narrative disclosures included in this Proxy Statement for additional details about our executive compensation program.
The Board is asking the stockholders to indicate their support for the compensation of our named executive officers, as described in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Required Vote and Board Recommendation

Advisory approval of this Proposal No. 3 requires the vote of the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy and entitled to vote generally on the subject matter. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled advisory vote will be at the 2022 Annual Meeting of Stockholders.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 3

PROPOSAL NO. 4
STOCKHOLDER PROPOSAL TO
TRANSITION TO PUBLIC BENEFIT CORPORATION
James McRitchie, whose address is 9295 Yorkship Court, Elk Grove, California 94758, has advised the Company that he intends to present the following stockholder proposal at the Annual Meeting. Mr. McRitchie has indicated that he holds 78 shares of the Company's common stock and has designated Sarah E. Murphy to act as his agent regarding this stockholder proposal, including its presentation at the Annual Meeting. The stockholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the stockholder proponent.
The text of the stockholder proposal and supporting statement appear in exactly the form as received by the Company. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.
Our Board recommends a vote against this stockholder Proposal No. 4 for the reasons set forth in its Statement of Opposition following the stockholder proposal.
Stockholder Proposal and Supporting Statement (as Received)

ITEM 4 — Transition to Public Benefit Corporation
RESOLVED: Shareholders request that our Board of Directors take steps necessary to amend our certificate of incorporation and, if necessary, bylaws (including presenting such amendments to the shareholders for approval) to become a public benefit corporation (a “PBC”).
SUPPORTING STATEMENT: The Company has committed to stand against racism and to support Black-owned businesses and its own Black employees, including by “fostering an inclusive culture.”1
However, the Company is a conventional Delaware corporation, so that directors’ duties emphasize the Company and shareholders, but not stakeholders (except to the extent they create value for shareholders). Accordingly, when the interests of shareholders and stakeholders clash, the directors must prioritize shareholders. As one Delaware law firm reported, directors at a conventional corporation may consider stakeholder interests only if “any decisions made with respect to such stakeholders are in the best interests of the corporation and its stockholders.”2
At the Company, this unyielding focus on profit is reflected in recent reports detailing unethical business practices that undermine small businesses,3 as well as the Company’s high-pressure sales culture featuring heavy drinking, sex tapes and a pyramid scheme.4 The Company is not alone in pursuing shareholder wealth by damaging others. In 2018, listed companies created social and environmental costs of $2.2 trillion.5 These costs have many sources, including employee stress, discrimination and financial instability.6
Conversion to a PBC would eliminate the shareholder-first model by requiring directors to “balance” the interests of shareholders, stakeholders and a specified benefit,7 allowing the Company to account for racial justice as well as financial return.
1 https://blog.yelp.com/2020/08/an-update-on-our-commitment-to-change
2 https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2020/harringtonwellsfargo021220-14a8.pdf
3 https://www.vice.com/en/article/wjwebw/yelp-is-sneakily-replacing-restaurants-phone-numbers-so-grubhub-can-take-a-cut
4 https://www.businessinsider.com/yelp-insiders-disturbing-stories-high-pressure-corporate-sales-culture-2020-11
5 https://www.schroders.com/en/sysglobalassets/digital/insights/2019/pdfs/sustainability/sustainex/sustainex-short.pdf
6 Id.
7 8 Del C, §365.

This distinction matters to our diversified shareholders, including mutual fund companies BlackRock and Vanguard, which are generally indexed or otherwise broadly diversified. Such shareholders and beneficial owners suffer when corporations impose costs on the economy that lower GDP, reducing overall equity value.8 Addressing racial disparity alone could add $5 trillion to the U.S. economy over the next five years.9
While the Company may profit by ignoring externalized costs, diversified shareholders will ultimately pay them. As long as the Company is legally required to prioritize shareholders, any commitment to inclusivity is likely to yield to the same pressures that led to the unethical practices detailed in the press. As a PBC, the Company could prioritize reducing these costs, including through the authentic prioritization of racial equity.
Please vote for: Transition to Public Benefit Corporation — Proposal 4
Board Statement of Opposition

Our Board recommends that our stockholders vote AGAINST Proposal No. 4. Consideration of stakeholder interests does not conflict with our duty to stockholders under Delaware law — it helps us to fulfill it. The essential role of stakeholders in our business demonstrates both that our current corporate form provides us with the ability to consider interests beyond financial gain and how different the factors in our decision making are from the narrow profit motive imputed to us in the stockholder proposal. Furthermore, the PBC model is new and largely untested, and conversion to a PBC would introduce a number of new legal and operational risks. As a result, the uncertain, time-consuming and expensive change in our corporate form advocated in the stockholder proposal is unnecessary and we recommended a vote against it.
Our current corporate structure already allows us to consider the interests of various stakeholders.
The stockholder proposal claims that the change in corporate structure it advocates would “[allow] the Company to account for racial justice as well as financial return,” implying that we are unable to do so in our current form, despite providing no explanation of how a commitment to racial justice clashes (or is likely to clash) with stockholder interests. We fundamentally disagree. Our duty to act in the best interests of Yelp and its stockholders does not prevent us from considering the interests of other stakeholders or require us to maintain “an unyielding focus on profit.” Our current corporate structure allows us to take a long-term view of our stockholders’ best interests, including by giving appropriate consideration to how our business impacts our employees, customers, and the other people and communities it touches. If we truly operated our business in the imprudent and short-sighted manner ascribed to us in the stockholder proposal, we would not have a dedicated employee base, large community of users and growing business — let alone be able to execute on our strategy to drive and sustain long-term profitable growth. We do not view consideration of our stockholders’ interests and those of other stakeholders to be mutually exclusive, but rather necessary to the success of our business.
We currently have in place numerous programs and policies that center the interests of our stakeholders, including our employees, local communities, consumers and businesses.
We believe that the success of our stakeholders — our employees, local communities, consumers and the businesses we serve — is and will continue to be a critical factor in our own success, and that considering their interests is therefore in the best interests of our stockholders. Examples of how we consider the interests of these stakeholders are discussed below.
8 See Universal Ownership: Why Environmental Externalities Matter to Institutional Investors, Appendix IV (demonstrating linear relationship between GDP and a diversified portfolio) available at https://www.unepfi.org/fileadmin/documents/universal_ownership_full.pdf; cf. https://www.advisorperspectives.com/dshort/updates/2020/11/05/market-cap-to-gdp-an-updated-look-at-the-buffett-valuation-indicator (total market capitalization to GDP “is probably the best single measure of where valuations stand at any given moment”) (quoting Warren Buffet).
9 Dana Peterson and Catherine Mann, Closing the Racial Inequality Gaps: The Economic Cost of Black Inequality in the U.S. (2020) available at https://ir.citi.com/%2FPRxPvgNWu319AU1ajGf%2BsKbjJjBJSaTOSdw2DF4xynPwFB8a2jV1FaA3Idy7vY59bOtN2lxVQM%3D

Employees. We deeply value our community of employees who are dedicated to fulfilling our mission of connecting people with great local businesses and to living our values of authenticity, tenacity, creativity, collegiality, and commitment to consumers and local communities. We also believe that happy employees are successful employees and aim to provide a great work experience by emphasizing the following areas:
•Diversity and Inclusion. Every local business has a unique story; having a diverse workforce means our employees are better equipped to relate to and solve for the diverse needs of consumers and businesses. As a result, we are committed to increasing diversity at all levels of our organization to reflect the diversity of the communities in which we live and work. We also firmly believe that inclusion is just as important as diversity and that we empower our employees to do their best work by providing an inclusive work environment. We aim to cultivate a sense of belonging through company-supported employee resource and affinity groups, hosting events that provide our employees with the opportunity to celebrate and learn about the diverse cultures of their colleagues, and instituting a mandatory company-wide diversity training program that covers systemic racism and institutional bias.
•Health and Wellness. In response to the COVID-19 pandemic, we promptly took precautionary measures intended to minimize the risk of the virus to our employees and the communities in which we operate, such as migrating our workforce to work from home, providing additional time off to employees, offering various stipends for home office equipment and to assist with caregiver expenses, and communicating regularly with employees regarding the impacts of the pandemic, including health and safety protocols and procedures. We also hosted virtual trainings and events to help employees adapt to working and managing remotely, as well as maintaining their mental well-being while working and parenting from home. Beyond our response to the COVID-19 pandemic, our employee wellness program includes a monthly wellness subsidy, access to mental health support and services through Talkspace and our Employee Assistance Program, as well as financial wellness programs such as financial counseling and tools to help manage student loans.
•Learning and Development. Our learning and development programs begin with a company-wide onboarding program to integrate new employees and set them up for success at Yelp, which serves as a foundation for role- or team-specific training. We similarly provide a development program for new people managers across the Company, which focuses on equipping new leaders with the critical skills necessary for effective leadership, as well as on-demand resources to support people managers on an ongoing basis.
•Engagement. We regularly survey our employees to ensure that we are addressing any areas of employee concern and to inform our plans, policies and programs. Surveys such as our annual employee engagement survey cover a wide range of topics including: compensation and benefits; management; work-life balance; feedback and recognition; inclusion and belonging; and learning and development opportunities. In 2020, we also conducted a management effectiveness survey to gauge employees’ confidence in the Company and its leaders, as well as a survey on COVID-19-related issues such as health and well-being, working remotely, communication, flexibility and returning to the office. We implemented a number of initiatives in response to the results of the COVID-19 survey, including expanding our wellness offerings, tailoring manager training sessions to include leading effectively in a remote work environment, and offering reimbursements for home office equipment.
Local Communities. We endeavor to have a positive impact on the diverse communities in which people use Yelp by using our platform to raise awareness, promote economic opportunity for those in need and support organizations that serve local communities. Our initiatives in 2020 included:
•launching a searchable business profile attribute that allows businesses to self-identify as Black-owned on Yelp if they choose to do so and gives people who want to support Black-owned businesses an easy way to do so;
•expanding our consumer alerts program (discussed below) to include warnings about businesses that have been accused of, or are the target of, racist incidents to help inform users’ spending decisions and whether they will feel welcome;
•programs to support Black- and Latinx-owned businesses;

•promoting civic engagement through partnerships with Rock the Vote and When We All Vote to launch voter registration portals and encourage voter turnout; and
•allocating $10 million of our cash holdings to financial institutions that directly support the Black community in the United States to bring more capital to communities of color.
In addition, in 2011 our Board established the Yelp Foundation (the “Foundation”), a non-profit organization that directly supports consumers and local businesses in the communities in which we operate. In 2011, our Board approved the contribution and issuance to the Foundation of 520,000 shares of our common stock to fund the Foundation’s grants to local non-profit organizations that are actively engaged in supporting community and small business growth. In addition to making grants, the Foundation offers up to $1,000 in matching donations each year to charitable organizations made by our regular full-time employees. In June 2020, the Foundation double-matched employee donations to Black-led and Black-serving organizations; the Foundation and employees together donated more than $1.5 million to help build Black political power and uplift Black communities in that month alone.
Consumers. Consumer trust is the foundation of our business. With fraudulent and deceptive behavior common across the internet, we have prioritized combating this conduct since our earliest days to maintain user trust and level the playing field for hard-working businesses that earn their great reputations. Our industry-leading trust and safety measures consist of both automated solutions and human moderation, including:
•Recommendation Software. Our automated recommendation software is our first line of defense against questionable content and misinformation submitted to our platform. Our recommendation software analyzes hundreds of signals related to reviews, businesses and reviewers in an effort to recommend the most useful and reliable reviews. It helps us mitigate misinformation at scale by detecting and de-emphasizing less trustworthy and unreliable activity, including content that may be biased or solicited. As of December 31, 2020, approximately 70% of the reviews submitted to our platform were recommended and approximately 22% were not recommended but still accessible on secondary pages (the remaining approximately 8% had been removed).
•Community. Yelp has always been a community-driven review platform, and we encourage authentic content from the start of the user experience. We encourage users to complete a public profile, which not only helps build a community but also helps signal the reliability of their content. We also established the Yelp Elite Squad to provide recognition to users who are active in the Yelp community and consistently contribute high-quality content. We also work to educate our local business communities on our stance against review solicitation, why it harms consumers and how it can undermine a business’s reputation. We believe that by engaging with businesses and sharing our commitment to maintaining a level playing field, we can reduce the frequency with which businesses engage in such activities. In addition to encouraging reliable content and fair play from the outset, our communities also serve as additional layers of oversight. For example, we provide easy ways for our communities of users and business owners to flag content that violates our guidelines, respond to reviews and update business information.
•Human Content Moderation. Our User Operations team works to ensure that the content on our platform meets our standards, including by evaluating reviews, photos and other information about businesses. In addition to investigating individual reports of content that violates our policies, our User Operations team conducts and facilitates larger investigations into attempts to deceive consumers. For example, we proactively work to identify businesses and individuals who offer or receive cash, discounts or other benefits in exchange for reviews, such as review solicitation and reputation management companies that offer to artificially inflate search rankings and online reputations. We believe that our human-powered moderation is able to identify and thwart more nuanced attempts to mislead consumers that platforms with less sophisticated and fully automated content moderation may miss. In addition to these content moderation efforts, our User Operations team also engages with the contributors and businesses impacted by our moderation decisions to promote constructive participation on Yelp.
•Consumer Alerts Program. Our consumer alerts program warns consumers when we find evidence of extreme attempts to manipulate a business’s ratings and reviews or other egregious conduct that may harm consumers and unfairly put other businesses at a disadvantage. When we issue a consumer alert, a warning message appears above the review section of the business’s listing page with information about the reason for the alert and a link to the evidence we collected in support of the alert.
Businesses. We succeed by helping other businesses to succeed. While our interactions with our customers are generally and unsurprisingly financially driven, we do not take a short-term view of our relationships with the businesses we serve, as our response to the COVID-19 pandemic demonstrated:
•COVID-19 Features. Being able to provide customers with up-to-date information on their operations is critical to the success of local businesses. To help businesses stay connected to their customers during these extraordinary times, we launched a series of free COVID-19 features that allow business owners to update their service offerings and hours as well as list their health and safety measures, among other things.
•COVID-19 Relief Program. We extended approximately $37 million of COVID-19-related relief between March and December 2020 to our customers most impacted by the pandemic, particularly those in our Restaurants, Retail & Other categories, many of which were forced to close or significantly reduce their operations. This relief was primarily in the form of waived advertising fees, paused advertising campaigns and free advertising products.
Conversion to a Public Benefit Corporation Involves Significant Risks, Uncertainties and Costs.
Even if our stockholders approve this proposal and the Board were to determine that converting our corporate form to a PBC was advisable and in the best interests of the Company and our stockholders, the proposal requires the amendment of our certificate of incorporation, which would require separate stockholder approval that we might not obtain. Moreover, the Delaware PBC statute also requires a PBC’s certificate of incorporation to identify one or more specific public benefits to be promoted by the corporation. The stockholder proposal does not identify which public benefits it would have us adopt; given that stockholders would almost certainly have differing views on this matter, stockholder support for this proposal may not translate to stockholder approval of the implementing charter amendment. Seeking stockholder approval for the amendment to our certificate of incorporation and otherwise preparing for conversion could also entail significant costs in terms of time, expense and management distraction, a significant portion of which might be incurred whether or not stockholders ultimately approve the amendment to our certificate of incorporation.
In addition to the risks, uncertainties and costs related to the process of conversion, the PBC model itself is new and largely untested. In contrast to the well-established body of law applicable to traditional Delaware corporations, there is limited case law involving PBCs and the application of distinct PBC requirements such as the requirement that PBC directors balance the financial interests of stockholders, the best interests of those materially affected by the corporation’s conduct and the specific public benefits identified in its certificate of incorporation when making decisions. Precedent for the management and board oversight of publicly traded PBCs is more limited still; as of April 20, 2021, only four U.S. publicly traded companies had converted to PBCs and only five U.S. corporations had gone public as PBCs. As a result, there is significant uncertainty regarding the management of PBCs in general and the balancing obligation of PBC directors specifically, which may increase our risk of litigation until additional case law develops. There is also a lack of data on market valuations of PBCs, which may create uncertainty among investors and securities analysts about how to measure our performance and value our business, which could in turn lead to increased volatility in our stock price.
Board Recommendation
While we have experienced challenges in operating and managing our business, as every business does, the substantial corporate reorganization proposed here would not eliminate future challenges or guarantee our future success. Our current corporate form already allows us to consider stakeholder interests and external costs without the significant risks, uncertainties, costs and distractions that an attempted conversion to a PBC would require. As a result, we believe that Yelp, our stockholders and our stakeholders are better served by continuing our focus on long-term value creation rather than undertaking the risky experiment the proponent advocates. Accordingly, the Board recommends a vote against the stockholder proposal.

Required Vote and Board Recommendation

Approval of this Proposal No. 4 requires the vote of the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy and entitled to vote generally on the subject matter.
THE BOARD RECOMMENDS
A VOTE AGAINST PROPOSAL NO. 4

EXECUTIVE OFFICERS
The names, ages and certain other information concerning our executive officers as of April 5, 2021 are set forth below.

Name	Age	Position Held With the Company
Jeremy Stoppelman	43	Co-Founder and Chief Executive Officer
David Schwarzbach	52	Chief Financial Officer
Sam Eaton	48	Chief Technology Officer
Joseph R. (“Jed”) Nachman	48	Chief Operating Officer
Vivek Patel	42	Chief Product Officer
Carolyn Patterson	57	Chief People Officer
Miriam Warren	41	Chief Diversity Officer
Laurence Wilson	48	Chief Administrative Officer, General Counsel and Secretary

There are no family relationships between any of our directors and any of our executive officers except Ms. Warren and Mr. Wilson, who are married.
Jeremy Stoppelman. Biographical information regarding Mr. Stoppelman is set forth under “Proposal No. 1—Election of Directors.”

David Schwarzbach has served as our Chief Financial Officer since February 2020. Mr. Schwarzbach previously served as Chief Financial Officer of Optimizely, Inc., a private company that provides A/B testing tools and personalization capabilities for websites, mobile apps and connected devices, from October 2015 through January 2020. He also served as Chief Operating Officer of Optimizely from February 2017 through January 2020. From June 2011 through September 2015, Mr. Schwarzbach held several senior finance positions at eBay Inc., an Internet marketplace company, most recently as Vice President and Chief Financial Officer of eBay’s multibillion-dollar North American Marketplaces business. Mr. Schwarzbach holds a B.S. in Plant Science from the University of California, Davis and an M.P.A. in Economics and Public Policy from Princeton University.

Sam Eaton has served as our Chief Technology Officer since January 2021. Mr. Eaton previously served as Senior Vice President, Engineering from September 2018 to December 2020 and Vice President, Operations and Infrastructure from April 2016 to September 2018, where he was responsible for scaling and innovating our technical infrastructure and backend systems. Mr. Eaton joined Yelp in April 2013 as Director of Engineering to run the site reliability engineering team. Prior to Yelp, Mr. Eaton spent seven years as Director of Web Technology for Future Publishing, a major U.K. media company. Mr. Eaton holds a B.A. in Computing and Artificial Intelligence from the University of Sussex.

Jed Nachman has served as our Chief Operating Officer since August 2016 and previously served as our Chief Revenue Officer from January 2016 to August 2016, Senior Vice President of Revenue from September 2011 to January 2016 and Vice President of Sales from January 2007 to September 2011. Prior to joining us, Mr. Nachman held several senior sales roles at Yahoo! from January 2002 to January 2007, most recently as Director of Corporate Sales for the Western Region for Yahoo! HotJobs, an online job search company. Prior to Yahoo!, Mr. Nachman served as sales manager at HotJobs from June 1999 to 2002, when it was acquired by Yahoo!. Prior to HotJobs, Mr. Nachman was an associate at Robertson Stephens from 1996 to 1998. Mr. Nachman holds a B.A. in Economics from the University of Colorado at Boulder.

Vivek Patel has served as our Chief Product Officer since January 2019 and previously served as our Senior Vice President, Products from July 2016 to December 2018, Vice President, Business Products from January 2013 to July 2016, Director, Business Products from December 2010 to January 2013 and Product Manager, Consumer & International from April 2009 to December 2010. Prior to joining us, Mr. Patel served as Director of Product Management at SugarSync, a provider of online file backup, from 2004 to October 2008. Mr. Patel holds a B.S. in Computer Science and an M.A. in Education: Learning, Design & Technology from Stanford University.

Carolyn Patterson has served as our Chief People Officer since January 2021. She previously served as our Senior Vice President, People Operations from October 2018 to December 2020. Ms. Patterson joined Yelp in 2012 to oversee our revenue operations, including sales operations, sales recruiting and sales training, among other things, and as our Senior Vice President, Revenue Operations from October 2017 to October 2018, she was responsible for developing the infrastructure and processes that support our sales organizations. Prior to joining Yelp, she held senior operational roles at Facebook, eBay and Yahoo. Ms. Patterson holds a B.S. in Decision Science from Rider University and an M.B.A. from Monmouth University.

Miriam Warren has served as our Chief Diversity Officer since January 2021. Ms. Warren is also the Board Chair of the Yelp Foundation, where she helps identify ways to give back to our communities thoughtfully and strategically. Ms. Warren has served in a variety of marketing and operational roles since she joined Yelp in 2007, including most recently as Senior Vice President, Engagement, Diversity and Belonging from January 2020 to December 2020 and as Vice President, New Markets from March 2012 to August 2016, where she led our international expansion efforts. Ms. Warren holds a B.A. in Ethnic Studies from Mills College.

Laurence Wilson has served as our General Counsel since November 2007 and as our Chief Administrative Officer since October 2017. Prior to joining us, Mr. Wilson served as Vice President of Legal and Business Development for Xoom Corporation from January 2004 to October 2007. Mr. Wilson began his legal career with Claremont Partners, Inc., a health care solutions company, from March 2002 to January 2004. He holds a B.A. in History from the University of California, San Diego and a J.D. from Stanford Law School.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Our compensation discussion and analysis describes our executive compensation program and the decisions in 2020 regarding compensation for our named executive officers:
•Jeremy Stoppelman, our Chief Executive Officer;
•David Schwarzbach, our Chief Financial Officer(1);
•James Miln, our former Interim Chief Financial Officer and current Senior Vice President, Finance & Investor Relations(2);
•Jed Nachman, our Chief Operating Officer;
•Vivek Patel, our Chief Product Officer; and
•Laurence Wilson, our Chief Administrative Officer, General Counsel and Secretary.
(1)    Mr. Schwarzbach joined us on February 14, 2020.
(2)    Mr. Miln served as our Interim Chief Financial Officer from September 2, 2019 until February 14, 2020, during which time he was an executive officer.
Executive Summary
In late 2018, we began evolving our executive compensation program to reflect the evolution of our business. As an initial step in this process and in response to stockholder feedback, our Compensation Committee enhanced the link between executive pay and company performance by introducing performance-vesting equity awards into our executive compensation program in 2019.
Our Compensation Committee took further steps in 2020 to align our compensation program with our updated business strategy and to adapt to market dynamics within the highly competitive industry in which we operate, including increasing the weighting of our performance-vesting equity awards from 25% to 50% of the target total value of each executive’s equity compensation opportunity. In response to adverse effects on our business resulting from the COVID-19 pandemic, however, certain executive compensation arrangements were revised, as detailed further below.
This executive summary provides an overview of: (1) our strategy and 2020 business highlights; (2) highlights of our 2020 executive compensation program; (3) the results of our 2020 advisory vote on executive compensation, stockholder outreach and the evolution of our executive compensation program; (4) the impact of the COVID-19 pandemic on our business and resulting changes to our executive compensation program; (5) our executive compensation governance policies and practices; and (6) an analysis of our pay-for-performance alignment.
Our Strategy and 2020 Business Performance
As one of the best known internet brands in the United States, Yelp is a trusted local resource for consumers and a partner in success for businesses of all sizes. Consumers trust us for our more than 200 million ratings and reviews of businesses across a broad range of categories, while businesses advertise with us to reach our large audience of purchase-oriented and generally affluent consumers. We believe our ability to provide value to both consumers and businesses not only fulfills our mission to connect consumers with great local businesses, but also positions us well in the local, digital advertising market in the United States.
In 2019, we announced an ambitious, multi-year business transformation plan designed to drive and sustain long-term profitable growth. The strategy underlying this plan aimed to increase our value proposition to businesses while also driving growth through the combination of product innovation, marketing and our multi-location business (i.e., our national, mid-market and franchise business) rather than local sales headcount. We executed against this strategy over the course of 2019 and 2020 by increasing our pace of product innovation, expanding our customer base among multi-

location businesses and aligning how we sell our services with advertiser success. We also increased our operating discipline and rationalized our cost structure.
Our performance in January and February 2020 demonstrated that our strategic initiatives were succeeding in growing revenue while reducing local sales headcount. Although consumer engagement and non-term advertising budgets fell substantially in March and April as a result of the COVID-19 pandemic — with net revenue ultimately declining 32% year over year in the second quarter — we continued investing in product development and accelerated the realignment of our go-to-market channels toward our multi-location and self-serve channels. Despite the significant challenges that the COVID-19 pandemic posed to our business and the local economies we serve, we were able to both propel our strategy forward in 2020 and help consumers and local businesses adapt to the new economic environment, demonstrating the resilience of our business model. Highlights for 2020 include:
✓    Net revenue nearly recovering to pre-pandemic levels by the end of the year, with revenue for the fourth quarter up 38% from its low in the second quarter.
✓    Demonstrating the potential leverage in our business model as net income increased by 23% year over year and we delivered a 26% adjusted EBITDA margin10 in the fourth quarter.
✓    Improving our retention rate for non-term advertising budgets by 13% compared to 2019, driven by increases of approximately 25% year over year in the third and fourth quarters, reflecting the additional value we provided advertisers through new tools and products as well as the success of our COVID-19 relief program as many businesses returned as paying customers after receiving relief in the form of waived advertising fees, paused advertising campaigns, and free products and services.
✓    After making the difficult decision to reduce the size of our local sales team by more than 50% in April, accelerating our go-to-market mix shift through investments in business-facing products, customer relationships and our multi-location sales team. As a result:
•Self-serve revenue returned to year-over-year growth in the third quarter and increased further to nearly 25% year-over-year growth in the fourth quarter; and
•Paying advertising locations grew by 38% from the second to the fourth quarter, ending the year down just 8% year over year in the fourth quarter, as many larger customers returned to spend after receiving relief.
✓    Launching a series of COVID-19-related features that enable local businesses to communicate up-to-date information to their customers, including their health and safety measures, and consumers to provide feedback on the precautions they observe.
In 2021, we plan to build on the changes we have made to our business and our financial recovery in the second half of 2020 by continuing to invest in product development and our multi-location sales team, while keeping local sales headcount relatively consistent. Our priorities include continuing many of our key initiatives from 2020, including: improving monetization of our services categories; expanding our self-serve and multi-location channels; and delivering more value to advertisers.

10 Adjusted EBITDA margin is not calculated under accounting principles generally accepted in the United States (“GAAP”). For information on how we define and calculate adjusted EBITDA and adjusted EBITDA margin and a reconciliation of these non-GAAP financial measures to net income (loss), see Appendix A.

2020 Pay Highlights
•For the eighth consecutive year, our Chief Executive Officer elected to receive a nominal base salary of $1.00 per year as a testament to his commitment to and confidence in our business and its long-term value creation potential.
•We made increases to other named executive officer base salaries ranging from 5% to 18% to increase the competitiveness of the cash element of our compensation program.
•As initially granted, our Chief Executive Officer’s target total direct compensation (i.e., base salary + equity grants) slightly above the median for chief executive officers at our peer group companies.
•In response to stockholder feedback, we increased the percentage of performance-vesting RSU awards (“Performance Awards”) for our named executive officers (other than Mr. Schwarzbach, who was newly hired, and Mr. Miln, who was in an interim position) from 25% to 50% of the target total value of each such executive’s equity compensation opportunity.
•The Performance Awards vest based on net revenue and adjusted EBITDA performance goals, which are key business metrics aligned with our long-term strategy.
•We removed stock options as a general component of our executive compensation program (except for Mr. Schwarzbach’s new hire grant).
•We developed a new hire package for Mr. Schwarzbach that was heavily weighted toward long-term equity.
•We reduced the base salaries of our named executive officers by 20% to 30% from April 19, 2020 through August 8, 2020 in response to the COVID-19 pandemic.
•We granted Mid-Year Performance Awards (as defined below) in the third quarter of 2020 to provide realistic short-term incentives based on the new economic environment resulting from the COVID-19 pandemic.
•Based on our compensation philosophy, we do not provide any bonuses to our named executive officers as part of our standard executive compensation program.

Results of 2020 Advisory Vote, Stockholder Outreach and Evolution of Our Executive Compensation Program
In accordance with the preference of our stockholders expressed in 2019, we conduct an annual advisory vote on executive compensation, commonly referred to as a “say-on-pay” vote. At our 2020 Annual Meeting of Stockholders, approximately 95% of stockholders who cast an advisory vote on our say-on-pay proposal voted in favor of our 2019 executive compensation program. Our Compensation Committee believes that the results of the 2020 say-on-pay vote reflected strong support for its evolution of our executive compensation program in recent years.
Following the initial changes we made to our compensation program and policies in late 2018 and 2019 in response to earlier investor feedback, we sought further stockholder input as part of our development of our 2020 executive compensation program. In particular, we sought stockholder feedback on the Performance Awards that we introduced in our 2019 executive compensation program to enhance the link between executive pay and company performance. The 2019 Performance Awards comprised 25% of the target total value of our executive officers’ 2019 equity compensation opportunity and have a performance goal tied to the performance of our stock price.
We reached out to — and members of executive management, the Chairperson of our Board, Ms. Irvine, and the Chairperson of our Compensation Committee, Mr. Anderson, ultimately engaged in substantive discussions with — stockholders collectively representing over half of our outstanding shares during this time. While the investors we met with during this outreach were generally supportive of our efforts to respond to their feedback, and viewed the Performance Awards granted in 2019 as an improvement to our executive compensation program, they were critical of the performance metric used for our Performance Awards as well as the percentage of aggregate equity compensation allocated to Performance Awards.

Based on the feedback from these discussions, which is summarized in more detail below, our Compensation Committee made the following changes to our executive compensation program for 2020:

What We Heard from Investors

- Performance-based compensation should comprise a greater portion of total compensation
- 2019 Performance Award value based on 25% increase in stock price is arbitrary and incentive to increase stock price is duplicative of other types of equity awards
- Performance-based compensation should provide clear incentives to achieve the Company's business objectives by tying the value of awards to the achievement of one or two key business metrics that are aligned with the Company's long-term strategy
- Incentive compensation mix should include short-term metrics to promote execution consistency in addition to longer-term objectives

Changes We Made

- We granted Performance Awards to our executive officers (other than Mr. Schwarzbach) in 2020 that comprise 50% of the target total value of each executive's equity compensation
- We did not grant stock options to our executive officers in 2020, except for Mr. Schwarzbach's new hire award
- 2020 Performance Awards vest based on net revenue and adjusted EBITDA performance goals, which are key business metrics aligned with our long-term strategy and established based on the Company's business outlook for the year
- 2020 Performance Awards combine short- and long-term incentives: performance goals are tied to short-term performance and service-based vesting requirement links compensation to sustained performance over time

Although our 2020 say-on-pay vote received strong support, we proactively solicited further input on pay practices as part of our regular outreach efforts in advance of making executive compensation decisions for 2021. Following the Compensation Committee’s approval of our 2020 executive compensation program, we reached out to or responded to meeting requests from stockholders collectively representing approximately 68% of our outstanding shares held by non-affiliates, and members of management and Ms. Irvine ultimately engaged in substantive discussions with stockholders collectively representing approximately 55% of such outstanding shares. These stockholders generally expressed support for the evolution of our executive compensation program and compensation governance policies in recent years. Based on the feedback from these discussions and the results of our 2020 say-on-pay vote, our Compensation Committee approved executive compensation arrangements for 2021 with the same general structure as the 2020 program.
Impact of the COVID-19 Pandemic and Resulting Changes to Executive Compensation
The Compensation Committee made executive compensation decisions for 2020, including the design and grant of the 2020 Performance Awards described above, in the normal course in February 2020, before the impact of the COVID-19 pandemic on the Company and U.S. economy was known. In March 2020, however, consumer behavior began changing dramatically in response to physical distancing measures and shelter-in-place orders related to the COVID-19 pandemic, leading to significant drops in consumer engagement with businesses on our platform. These circumstances were also exceptionally challenging for the small and medium-sized businesses that comprise a majority of our advertiser base; many businesses were subject to mandatory closures, and many others were forced to close or operate at limited capacity in response to reduced consumer demand. As a result, many of our customers canceled or reduced their spending on our products and services.
In light of these negative trends and the continued uncertainty resulting from the COVID-19 pandemic, the Board approved a restructuring plan (the “Restructuring Plan”) on April 7, 2020 to help us manage the near-term financial impacts of the pandemic. In addition to reductions and deferrals in spending, the Restructuring Plan’s cost-cutting measures included workforce reductions and furloughs, as well as salary reductions and reduced-hour work weeks. These actions were very difficult decisions for the Company, particularly as their implementation followed so closely on the heels of the momentum we had built in 2019 and early 2020, and many employees who had significantly contributed to our success were impacted. The devastating impact of the pandemic on our local business customers forced us to take immediate steps to manage the crisis, however, and we included employees in the Restructuring Plan only as a last resort after cutting non-employee expenses where possible. Recognizing the difficult position of departing employees, we did what we could to support them, including by providing severance packages and three months of company-paid health insurance coverage. Employees on furlough retained most of their benefits and received an additional two weeks of pay. For remaining sales employees on teams significantly impacted by the pandemic and our relief efforts, we also adjusted our commission plans to mitigate the challenging sales environment.
The Restructuring Plan’s compensation reductions included a 30% reduction in base salary for each executive officer (including Messrs. Schwarzbach, Nachman, Patel and Wilson) and a 20% reduction in base salary for certain other non-executive members of senior management (including Mr. Miln). These base salary reductions took effect on April 19, 2020 and had no set end date. Mr. Stoppelman’s base salary was already a nominal amount at the time that the Board approved the Restructuring Plan; however, in addition to not receiving a base salary for the remainder of 2020, at that time, Mr. Stoppelman also agreed to forgo (a) the shares subject to his 2020 RSU award that were expected to vest during the remainder of 2020, as well as (b) the portion of any shares that become eligible to vest under his 2020 Performance Award that would meet the service-based vesting requirement during the remainder of 2020 (though none of the Performance Awards granted in February 2020 ultimately became eligible to vest, as discussed below).
Following the substantial reductions in consumer engagement and non-term advertising budgets in March and April 2020 due to the COVID-19 pandemic, our consumer traffic levels and our revenue generally improved over the remainder of the second quarter. These positive trends continued into the third quarter, with revenue growing 32% and traffic (measured by page views and searches) growing 40% sequentially from the second quarter. Although the course of the pandemic and economic recovery remained uncertain, these improvements gave us the confidence to reverse certain cost-saving measures that we implemented as part of the Restructuring Plan. Accordingly, we restored reduced salaries in August 2020 and recalled nearly all furloughed employees to return in stages between August and October 2020. These reversals included restoring the initial 2020 base salary rate for each named executive officer (other than Mr. Stoppelman) on a go-forward basis beginning on August 9, 2020.
In the third quarter of 2020, the Compensation Committee also reviewed the Company’s progress toward the performance goals for the 2020 Performance Awards. Despite the adaptability and resilience that the Company and our executive officers demonstrated in not only quickly moving to a remote work environment and taking swift action to maintain a strong liquidity position, but also in continuing to execute on our long-term strategic initiatives and helping our local communities navigate the pandemic, it was clear that the Company would not be able to achieve the threshold performance levels for the 2020 Performance Awards and therefore that none of the underlying shares would vest.
Recognizing that the 2020 Performance Awards no longer provided the long- or short-term incentives for which they were designed due to the highly unusual circumstance of a global pandemic that severely impacted the entire economy — especially the small and medium-sized businesses that are our primary customers — the Compensation Committee determined that it would be advisable to grant new Performance Awards to the named executive officers who previously received them (i.e., each named executive officer other than Mr. Miln). These new awards (the “Mid-Year Performance Awards”) had the same structure as the existing 2020 Performance Awards, except that the performance goals were set with respect to absolute achievement levels for our net revenue and adjusted EBITDA in the second half of 2020, rather than the achievement of year-over-year growth levels for the full year 2020, and their target values were equal to 50% of the target values of the original awards. While the Compensation Committee determined that the executive officers should be incentivized to achieve appropriate business goals for the second half of 2020, it believed that there should be no payout for the first half of the year (through new awards or otherwise) even though circumstances outside of the executives’ control drove our results.
Executive Compensation Governance
Our Board and Compensation Committee have implemented the following compensation and governance policies and practices, which they determined to be in the best interests of our stockholders:

☑ What We Do		☒ What We Do Not Do
✓	Maintain a completely independent Compensation Committee	✗	No guaranteed salary increases, guaranteed bonuses or guaranteed equity compensation
✓	Retain an independent compensation consultant	✗	No strict benchmarking of compensation
✓	Structure a substantial majority of total compensation as long-term equity awards	✗	No “single-trigger” change in control cash payments or guaranteed equity acceleration
✓	Grant performance-based long-term equity awards	✗	No excessive perquisites or personal benefits
✓	Employ our executive officers at will	✗	No excise tax “gross-ups” for change in control or termination benefits
✓	Provide reasonable change in control and severance benefits that do not exceed the executive’s annual cash compensation (i.e., base salary + cash bonus amount, if any) at the time of termination	✗	No pension arrangements, defined benefit retirement programs or non-qualified deferred compensation plans
✓	Maintain stock ownership guidelines for executive officers and directors	✗	No hedging, pledging or other inherently speculative transactions in our equity securities
✓	Subject cash and equity compensation to a clawback policy	✗	No stock option exchanges or repricings without stockholder approval
✓	Engage with our stockholders and make changes to our compensation program when appropriate

Pay-for-Performance Alignment
Our 2020 executive compensation program was heavily weighted towards at-risk compensation. In addition to the long-term equity awards we have historically relied on, the 2020 Performance Awards introduced a short-term incentive compensation component subject to a one-year performance period, which was designed to further align the interests of our executive team with our performance and the interests of our stockholders:
•the 2020 Performance Awards would have value only to the extent that we met our net revenue and adjusted EBITDA performance goals for 2020, which are key business metrics aligned with our long-term strategy;
•RSUs, including any Performance Awards that become eligible to vest based on our performance, will not retain their expected value if our shares lose value; and
•the stock options granted to Mr. Schwarzbach will have value only to the extent that the shares held by our stockholders also increase in value.
In late February 2020, our Compensation Committee approved a total direct compensation mix (i.e., base salary + grant date fair value of service-vesting equity awards and initial 2020 Performance Awards) for our Chief Executive Officer, Chief Financial Officer and other named executive officers that reflected this alignment:

CHIEF EXECUTIVE OFFICER
100% At-Risk

Base
Salary: ~0%
RSUs: ~50%
Performance
Award: ~50%

CHIEF FINANCIAL OFFICER
86% At-Risk

Base Salary: 14%
RSUs: 41%
Stock Options: 25%
Performance Awards: 20%

AVERAGE OF OTHER NEOs*
86% At-Risk

RSUs:
43%
Base
Salary:
14%
Performance
Awards:
43%

*Excluding Mr. Miln, who did not receive Performance Awards in 2020.
Mid-Year Performance Awards
Shortly after the Compensation Committee approved these arrangements, it became clear that the COVID-19 pandemic would have a significant impact on our expected financial and operating performance for 2020. The 2020 Performance Awards had been in place for only a month before the pandemic began having significant negative impacts on our business in late March 2020, and our performance goals quickly became unattainable as every aspect of our business, from consumer engagement to non-term advertising budgets, was impacted by the near-shutdown of the U.S. economy. While the service-vesting equity awards could continue to serve as long-term retention incentives, this change in circumstances rendered the 2020 Performance Awards effectively worthless as long- or short-term incentives. The Compensation Committee did not believe this to be an appropriate outcome for the Company or the executives themselves, since the performance goals were not unachievable as a result of their own poor performance, but rather extraordinary circumstances outside of their control. In addition, the Compensation Committee believed it was in the Company’s best interests to provide the executives with an incentive to maximize the Company’s performance under circumstances that continued to be extremely challenging, which was designed to reward their successful execution of our business goals for the remainder of the year (as discussed further under “—Executive Compensation Program Components—Equity Compensation—Mid-Year Performance Awards” below).
To re-align the Performance Award pay component with executive performance and realistic expectations for the Company’s performance in the remainder of 2020, the Compensation Committee granted the Mid-Year Performance Awards. The Compensation Committee set the performance goals for the Mid-Year Performance Awards with reference to the same key business metrics it used for the original awards — net revenue and adjusted EBITDA — based on our new financial plan for the second half of 2020. The target values of the Mid-Year Performance Awards were equal to 50% of the target values of the 2020 Performance Awards, reflecting the reduction of the performance period from twelve months to six months. While the Compensation Committee believed that the executives were not responsible for our inability to meet the original 2020 performance goals, it determined that they should receive performance-based compensation only for the second half of the year, especially in light of the hardship experienced by many Yelp employees in connection with the Restructuring Plan.
Second Half Performance
The Company’s performance in the second half of 2020 substantially exceeded the performance contemplated by our financial plan for the second half of 2020 (as detailed under “—Executive Compensation Program Components—Equity Compensation—Mid-Year Performance Awards” below), resulting in approximately 173% of the target shares subject to each Mid-Year Performance Award becoming eligible to vest. After taking decisive action to navigate the pandemic in the first half of the year by transitioning to a remote work environment, preserving our liquidity and implementing the Restructuring Plan, we were able to make significant progress on our strategy in the second half through product innovation, completing the realignment of our go-to-market channels, and continuing to improve our operating discipline and cost structure. While we benefited from some improvement in local economies in the third quarter, our continued progress in the fourth quarter, even as case numbers surged and shelter-in-place orders were renewed, demonstrated the strength of our strategy and focused execution in the second half of the year:

•By the end of the year, net revenue had largely recovered, with fourth quarter revenue up 38% from the second quarter, and we had added $130 million of cash, cash equivalents and marketable securities to our balance sheet.
•Our retention rate for non-term advertising budgets improved by approximately 25% year over year in the third and fourth quarters of 2020 despite the difficulties faced by local economies. These increases reflected the increased value we delivered to advertisers in 2020 through new tools to manage ad campaigns, new ad formats and an enhanced suite of profile products, as well as the success of both our COVID-19 relief efforts and our strategic decision to maintain the size of our national sales team, which together helped solidify our relationships with multi-location businesses and resulted in many of these businesses returning to spend in the second half.
•We increased the percentage of monetized leads in our strategically important home and local services category from approximately 15% at the beginning of the year to more than 20% in the fourth quarter, which drove a mid-single digit percentage increase in category revenue year over year for both the fourth quarter and full year 2020. We achieved this increase in monetized leads by building increasingly differentiated category experiences for both consumers and businesses, including through improvements to Request-A-Quote, such as new scheduling capabilities, and the launch of Nearby Jobs, a new lead generation product that increases monetization while improving the user experience.
•We accelerated our go-to-market mix shift toward our multi-location and self-serve sales channels, thereby laying the groundwork for revenue growth in these channels in 2021. New product features and improvements have historically been particularly well received among our self-serve customers. Therefore, we continued investing in business-facing products to drive more of our revenue from small and medium-sized businesses through our self-serve channel. Despite the pandemic, these strategic investments helped this channel return to year-over-year revenue growth in the third quarter and increase further to nearly 25% year-over-year revenue growth in the fourth quarter.
•Rationalization of our cost structure together with the increased revenue from the above initiatives drove improvements in our bottom line, even as we returned furloughed employees over the course of August through October. Net income (loss) improved sequentially in the third and fourth quarters and year over year in the fourth quarter, while adjusted EBITDA margin increased sequentially and year over year in both the third and fourth quarters.
The execution of our strategy under extremely difficult circumstances not only resulted in our net revenue nearly recovering by the end of the year, but also positioned us to drive profitable growth and value creation in the long term.
Executive Compensation Objectives, Philosophy and Design
In addition to operating in a rapidly evolving industry, we also operate within the highly competitive San Francisco talent market, where we face intense and continuous competition for experienced and talented technology executives. As our business has evolved, our Compensation Committee has continued its ongoing efforts to ensure that our executive compensation program is aligned with our strategy and the needs, scale and resources of our business, including our program objectives, philosophy and design.
Objectives and Philosophy. Despite changes in our business, we believe our executive compensation program must continue to satisfy certain basic objectives:

Attract and retain a team of executives with strong leadership and management capabilities that is motivated to foster our company culture	Motivate our executive officers to achieve our business objectives	Align the interests of our executive officers with those of our stockholders	Promote teamwork while also recognizing the role each executive plays in our success

We approach these objectives by emphasizing teamwork and long-term value creation through a philosophy of:
•rewarding performance by making a meaningful portion of compensation dependent on achieving performance goals;
•maintaining internal pay equity, such that each executive’s compensation reflects the relative importance of his role, while at the same time providing a certain amount of parity to promote teamwork;
•tying a meaningful portion of compensation directly to the long-term value and growth of our business and total stockholder return; and
•establishing responsible pay practices that have a reasonable cost structure and do not encourage unnecessary or excessive risk taking.
Design. Based on the above principles, the total compensation package for 2020 for our named executive officers (other than Messrs. Schwarzbach and Miln) consisted of the following key components:

	Compensation Component	Delivery Method	Purpose

Fixed Compensation	Base Salary	Cash	To compensate our executives for their day-to-day responsibilities, at levels necessary to attract and retain executive talent
At-Risk, Performance-Based Compensation	Long- and Short-Term Incentive Awards	Performance Awards	To link pay directly to Company performance in the short term, while service-based vesting component also serves as a retention tool
	Long-Term Incentive Awards	Service-Vesting RSUs	To align pay with long-term stockholder value, while ensuring continued motivation and retention during periods of market volatility
Post-Employment & Change in Control Compensation	Executive Severance Benefits Plan	Cash and Vesting Acceleration	Limited severance and change in control benefits to encourage our executives to work to maximize stockholder value

In addition to these components, Mr. Schwarzbach received a stock option award as part of his new hire package to link his compensation directly to stock price performance that can be sustained over time. We removed stock options as a general component of our 2020 executive compensation program in response to stockholder feedback, as noted above. As further discussed below, the 2020 compensation package for Mr. Miln — who served as Interim Chief Financial Officer during a portion of 2020 — reflects the design of our non-executive compensation program.
We also provide our executive officers with comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs made available to all of our eligible employees.
Compensation has generally been weighted towards equity, with limited cash compensation. Our Compensation Committee believes that making equity awards the primary component of executive compensation focuses the executive team on the achievement of our long-term strategic and financial goals, thereby aligning their interests with those of our stockholders. Historically, we have not offered annual incentive cash compensation opportunities to our executive officers, as our Compensation Committee believed that providing meaningful equity opportunities sufficiently motivated our executive officers to drive long-term value creation.
We do not affirmatively set out in any given year, or with respect to any given new hire package, to apportion compensation in any specific ratio between cash and equity, or between long- and short-term compensation. Rather, total compensation has skewed more heavily toward either cash or equity, or short- or long-term compensation, as a result of the factors described in the paragraphs above and in greater detail below.

Compensation Setting Process
Role of Our Compensation Committee
Our Compensation Committee is primarily responsible for executive compensation decisions, including establishing our executive compensation philosophy and programs, as well as determining specific compensation arrangements for each executive. Our Compensation Committee generally reviews our compensation programs and individual executive compensation arrangements on an annual basis — though it may do so more frequently as circumstances require, as it did in 2020 in response to stockholder feedback and the COVID-19 pandemic — to determine whether any changes would be appropriate.
In making executive compensation decisions, our Compensation Committee may consult with its independent compensation consultant and management, as described below; however, our Compensation Committee uses its own judgment, as well as the experiences and individual knowledge of its members, in making final decisions regarding our executive compensation program. We believe this approach helps us compete in hiring and retaining the best possible talent while maintaining a reasonable and responsible cost structure.
Role of Management
In general, our Compensation Committee works closely with members of our management, including the head of our people operations team to manage and develop our executive compensation program, including reviewing existing compensation arrangements for adjustments (as needed) and establishing new hire packages. Our finance and people operations teams work with the Chief People Officer to gather data — which may include information related to each executive’s job duties, company-wide pay levels and benefits, current financial constraints, each executive officer’s current equity award holdings, shares available for grant under our equity plans and company and individual accomplishments, as appropriate — that management reviews in making its recommendations to the Compensation Committee and provides to the Compensation Committee to assist it in making executive compensation decisions.
Our Chief People Officer and, from time to time, other members of our executive management attend meetings (or portions of meetings) of the Compensation Committee to present information and answer questions. Members of our people operations and legal teams also attend Compensation Committee meetings. Our Compensation Committee meets in executive session when appropriate to discuss and determine the compensation for each executive officer. Neither our Chief Executive Officer, Chief People Officer nor any other member of management participates in any deliberations of our Compensation Committee regarding executive compensation and no executive officer voted in or was present during the final deliberations of our Compensation Committee regarding the amount or any component of his own compensation package or of any other executive officer’s compensation package.
Role of Compensation Consultant
Our Compensation Committee has the authority under its charter to engage its own advisors to assist in carrying out its responsibilities, and typically engages an independent compensation consultant to provide advice on current market practices and other compensation-related matters. We expect our Compensation Committee will continue this practice in the future to ensure that our executive compensation program is competitive and aligned with our strategy. As in past years, our Compensation Committee engaged Compensia to provide the executive compensation advisory services described below in preparation for its 2020 evaluation of our pay practices.
From time to time, representatives of compensation consultants may attend meetings (or portions of meetings) of our Compensation Committee to present information and answer questions. The compensation consultant reports to our Compensation Committee rather than management, though representatives of the firm may meet with members of management and employees in our people operations and legal teams to collect data and obtain management’s perspective on compensation for our executive officers.
Our Compensation Committee periodically assesses whether the work of its compensation advisors, including its compensation consultant, presents any conflict of interest, taking into consideration the independence factors required by the NYSE listing standards. Our Compensation Committee most recently evaluated Compensia’s independence in

March 2021 and determined that Compensia’s work, including that of the individual compensation advisors it employs, as compensation consultant to our Compensation Committee has not created any conflict of interest and that it is satisfied with Compensia’s independence.
Role of Market Data
To provide a comparative framework for its annual review of our executive compensation program, our Compensation Committee typically reviews the executive compensation practices of a public company peer group. Our Compensation Committee generally compiles our peer company group annually in the third quarter with the assistance of its independent compensation consultant. The compensation consultant then provides a compensation analysis to our Compensation Committee in the fourth quarter, which consists of executive compensation data from these companies’ most recent publicly available compensation disclosures. In some instances, our Compensation Committee may supplement publicly available data from the peer company group with relevant published survey sources.
In the third quarter of 2019, in preparation for making executive compensation decisions for 2020, our Compensation Committee requested that Compensia develop an updated peer company group. Based on Compensia’s recommendations, our Compensation Committee approved the following peer company group:

Angi Inc.	Cornerstone OnDemand, Inc.	Groupon, Inc.	Shutterfly Inc.	TripAdvisor, Inc.
Box, Inc.	Envestnet, Inc.	GrubHub Inc.	Shutterstock, Inc.	Zendesk, Inc.
CarGurus, Inc.	Etsy, Inc.	Proofpoint, Inc.	Stamps.com Inc.	Zillow Group, Inc.
Cars.com Inc.	FireEye, Inc.	RealPage, Inc.	Stitch Fix, Inc.	Zynga Inc.
Revolve Group, Inc.

The companies included in the 2020 peer group were chosen based on generally meeting the industry, revenue, market capitalization and other criteria set forth in the table below as of August 2019. Our corresponding metrics are also included for comparison. Of the five companies from our 2019 peer group that were not included in the 2020 peer group, Pandora Media, Inc., Tableau Software Inc. and Web.com Group, Inc. were removed because they were acquired, and Match Group, Inc. and Twilio Inc. were removed because they no longer met our market capitalization parameters.

	Industries	Net Revenue Over Previous Four Quarters	Market Capitalization	Other Criteria

2020 Peer Group Companies	Internet and Direct Marketing Retail	$491M – $2.5B	$803M – $9.9B	Annual revenue growth >10%
Interactive Media and Services
		$814M median	$3.5B median	Market cap ≥2.5x annual net revenue
Application and Systems Software

Yelp Inc.	Interactive Media and Services	$956M	$2.8B	9% year-over-year revenue growth
Market cap 2.9x annual net revenue

Compensia subsequently provided a compensation analysis to our Compensation Committee consisting of a detailed market assessment and retention analysis for Messrs. Stoppelman, Nachman, Patel and Wilson, as well as an overview of market trends. This analysis also included an assessment of market practices with respect to chief financial officer compensation to inform our development of a new hire package for a new chief financial officer. Compensia based its analysis on market data for the peer group companies listed above. Our Compensation Committee reviewed Compensia’s analysis and market data to inform its evaluation of our executive compensation program for 2020 and to determine Mr. Schwarzbach’s initial compensation; however, it did not benchmark to any particular level in either case.

In the fourth quarter of 2019, Compensia also provided our Compensation Committee with an analysis that compared our executive severance and change in control benefits to those of our peer group companies and provided an overview of market best practices for such arrangements. Our Compensation Committee referenced this analysis in connection with its decision to amend our Executive Severance Benefits Plan (the "Severance Plan”) in the first quarter of 2020.
Role of Stockholder Input
Our Compensation Committee considers the voting results from our most recent annual advisory vote on executive compensation, as well as any specific input provided by stockholders through our engagement activities, in determining executive compensation levels.
When our Compensation Committee made executive compensation decisions in February 2020, the most recent advisory vote results were from our 2019 Annual Meeting of Stockholders, at which approximately 65% of the votes affirmatively cast were voted in favor of the say-on-pay proposal approving the compensation of our named executive officers. As part of our ongoing outreach efforts and the development of our 2020 executive compensation program, we sought further feedback on our executive compensation program generally and on the 2019 Performance Awards in particular. Based on these discussions and the results of the 2019 say-on-pay vote, our Compensation Committee granted our executive officers Performance Awards:
•that vest based on the achievement of net revenue and adjusted EBITDA performance goals, rather than the performance of the Company’s stock price as in 2019; and
•that represent 50% of the target total value of each executive officer’s equity compensation opportunity, up from 25% in 2019.
Additional information about stockholder engagement and the impact of our say-on-pay proposal at our 2020 Annual Meeting of Stockholders is set forth above under “—Executive Summary—Results of 2020 Advisory Vote, Stockholder Outreach and Evolution of Our Executive Compensation Program.”
Executive Compensation Program Components
Base Salary
We provide a base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty in the face of having a substantial portion of their compensation “at risk” in the form of equity awards with value generally contingent on stock price appreciation. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent, particularly in light of the absence of a cash bonus opportunity for our executive officers.
Our Compensation Committee does not apply specific formulas in setting initial salary levels or determining adjustments from year to year. Rather, our Compensation Committee may consider a range of factors, including:
•the executive’s anticipated responsibilities and individual experience;
•the value of the other elements of the executive’s compensation package;
•internal pay equity among our executive officers; and
•negotiations with the executive.
Our Compensation Committee may also consider target total cash compensation (i.e., base salary + target annual incentive or bonus cash compensation) for similarly situated executives at our peer group companies. Our Compensation Committee generally believes target total cash compensation data to be a more relevant measure of the market competitiveness of the cash compensation paid to our executive officers than base salary data because we typically do not offer cash incentive or bonus opportunities.

In February 2020, our Compensation Committee approved a 2020 base salary rate for each named executive officer. The following table shows each named executive officer’s initial 2020 base salary rate, as well as the amount of salary each named executive officer actually received in 2020 due to salary reductions related to the COVID-19 pandemic, as further discussed below:

Name	2020 Base Salary Rate ($)	Percent Increase from 2019 Base Salary (%)	Actual 2020 Base Salary ($)
Jeremy Stoppelman	1	—	0.30
David Schwarzbach	450,000	—	354,746
James Miln	330,000	4.8	309,692
Jed Nachman	400,000	14.3	363,077
Vivek Patel	400,000	17.6	363,077
Laurence Wilson	400,000	14.3	363,077

Jeremy Stoppelman. As part of its annual review of his compensation, our Compensation Committee approved Mr. Stoppelman’s request for a nominal base salary to continue to signal his confidence in our business. See “Executive Compensation—Compensation Risk Assessment” below for a discussion of our Compensation Committee’s determination that this arrangement does not encourage unnecessary or excessive risk taking.
David Schwarzbach. Mr. Schwarzbach joined us in February 2020 and his initial base salary of $450,000 was established through individual negotiations between us and Mr. Schwarzbach. These negotiations were informed by the Compensation Committee’s desires to maintain internal pay equity with the Company’s other executive officers and to provide Mr. Schwarzbach with market-competitive cash compensation. A base salary of $400,000, which the Compensation Committee ultimately approved for Messrs. Nachman, Patel and Wilson for 2020, would have approximated the 25th percentile of base salaries for the chief financial officer position at our peer group companies. Further, because we do not currently offer annual cash incentive opportunities to our executive officers, a base salary of $400,000 would have fallen below the 10th percentile of target total cash compensation for the chief financial officer position at our peer group companies. In order to provide cash compensation that would incentivize Mr. Schwarzbach to join the Company, yet maintain a reasonable level of internal pay equity, the Compensation Committee approved an initial base salary of $450,000, which approximated the 50th percentile of base salaries and remained below the 10th percentile of target total cash compensation, in each case for the chief financial officer position at our peer group companies.
James Miln. In recognition of Mr. Miln’s ongoing substantial contributions to the Company as both Interim Chief Financial Officer and in his role leading the Company’s financial planning and analysis team, Mr. Stoppelman and our people operations team recommended, and the Compensation Committee approved, an increase in Mr. Miln’s base salary to $330,000. In determining the amount of the increase, management took into account the dollar amounts and percentages of typical merit-based base salary increases for Mr. Miln’s department and position level.
Jed Nachman, Vivek Patel and Laurence Wilson. Our Compensation Committee approved a base salary increase of approximately 14% for each of Messrs. Nachman and Wilson and approximately 18% for Mr. Patel. Our Compensation Committee believed such increases in fixed compensation were appropriate for these officers in light of the increased risk associated with the Performance Awards making up a greater portion of their equity compensation opportunities in 2020 than in 2019, as well as to increase the competitiveness of the cash component of their compensation. In making this determination, the Compensation Committee noted that these increases would bring the base salary for Messrs. Nachman, Patel and Wilson to the approximately 25th, 60th and 15th percentiles of base salary levels reported in Compensia’s 2020 executive compensation analysis, respectively, compared to base salaries that fell below the 10th percentile in prior years (the 2020 base salaries remained below the 10th percentile of the target total cash compensation levels that Compensia reported). Our Compensation Committee did not benchmark the salary of each executive to specific market levels, but rather took the market data into account as a general reference point to ensure that their fixed compensation was not excessive. Our Compensation Committee determined that each of these named executive officers’ salary should be set at the same amount to maintain internal pay equity; Mr. Patel’s salary increase was slightly higher than Messrs. Nachman’s and Wilson’s due to his lower 2019 base salary, which reflected his then-recent promotion to an executive officer position.
Mid-Year Reductions. Pursuant to the Restructuring Plan implemented in response to the COVID-19 pandemic, each of Messrs. Schwarzbach’s, Nachman’s, Patel’s and Wilson’s base salary was reduced by 30%. Mr. Miln’s base salary was reduced by 20%, reflecting the reduction percentage generally applicable to non-executive members of senior management. These salary reductions took effect on April 19, 2020 and full salaries were ultimately restored on a go-forward basis as of August 9, 2020. Mr. Stoppelman did not receive a base salary from April 19th through the end of 2020.
Incentive Cash Compensation
Historically, we have not offered annual cash incentive compensation opportunities to our executive officers. Our Compensation Committee revisited this practice in setting 2020 compensation, but decided not to offer or pay annual cash incentive cash compensation to any executive officer at such time. Although our Compensation Committee recognized that incentive cash compensation is a common compensation element at many companies, including companies with whom we compete for talent, it continued to believe that the equity compensation opportunities held by our executives provided sufficient motivation and longer-term retention incentives at that time. Our Compensation Committee also felt that it was appropriate to utilize our cash resources for other priorities — such as our stock repurchase program — and rely on base salary and equity compensation rather than incentive or bonus cash compensation.
Following the resignation of our former Chief Financial Officer, the Board appointed Mr. Miln as Interim Chief Financial Officer, effective as of September 2, 2019. In recognition of Mr. Miln’s increased responsibilities in this position, management and the Compensation Committee determined it was necessary and appropriate to provide him a one-time cash retention bonus of $100,000, subject to him remaining employed by the Company through June 1, 2020, and a supplemental RSU award covering 14,688 shares of common stock that vests over two years following the grant date. The retention bonus was paid to Mr. Miln in 2020 following his satisfaction of this requirement.
Equity Compensation
The primary component of our executive compensation program is equity awards. Our Compensation Committee believes this approach has allowed us to attract and retain key talent in our industry and aligned our executive team’s focus and contributions with our long-term interests and those of our stockholders.
In determining the size, form and material terms of executive equity awards, our Compensation Committee may consider, among other things:
•the executive officer’s total compensation opportunity;
•the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value;
•the need to attract and retain executives in the absence of a cash bonus program;
•equity awards granted to similarly situated executives at our peer group companies;
•individual accomplishments;
•any recent changes to the executive’s job duties;
•the executive officer’s existing equity award holdings (including the unvested portion of such awards);
•internal pay equity among our executive officers;
•the cost associated with equity awards, including both stockholder dilution and compensation expense; and
•feedback received from our discussions with stockholders.

Equity Compensation Mix. Prior to 2019, equity awards granted to our executive officers consisted of a combination of stock options and RSUs for officers other than our Chief Executive Officer, whose awards consisted solely of stock options. Stock options, which have an exercise price of not less than the market price of our common stock on the date of grant, have value only if the market price of our common stock increases after the grant date, making them inherently performance-based. Stock options granted to our executive officers generally vest in equal monthly installments over four years, which provides a strong incentive for our executives to build value that can be sustained over time while also serving as an effective retention tool.
Because RSUs have value even in the absence of stock appreciation, RSUs help us retain and incentivize employees during periods of market volatility. RSUs typically vest in equal quarterly installments over four years and, as a result, our Compensation Committee believes they are also an effective tool to motivate our executives to build sustainable stockholder value. In addition, RSU awards cover fewer shares of common stock than stock option awards of equivalent grant date fair value, which helps manage the dilutive effect of our equity compensation program.
In 2019, our Compensation Committee introduced Performance Awards to our executive compensation program. Performance Awards are subject to both the achievement of one or more performance goals and our standard four-year vesting schedule for RSUs, allowing them to serve as a retention tool in addition to tying executive pay directly to Company performance. Our Compensation Committee granted Performance Awards valued at 25% of the total target value of each executive’s equity awards in 2019.
In 2020, in direct response to feedback from investors, our Compensation Committee determined that it would be advisable to increase the portion of executive compensation directly to Company performance through Performance Awards. It ultimately approved Performance Awards valued at 50% of the total target value of each officer’s equity awards, with the exceptions of Messrs. Schwarzbach and Miln as discussed in greater detail below, in line with stockholder input.
Each named executive officer (except Messrs. Schwarzbach and Miln) received the remainder of his equity in the form of RSUs that vest according to our standard four-year vesting schedule for RSUs, with shares vesting in equal quarterly installments over the four-year period following the grant date. This mix of Performance Awards and RSUs reflected our Compensation Committee’s determination of the balance of awards that would best incentivize each individual executive officer. In particular, our Compensation Committee determined not to continue awarding stock options as a general component of our executive compensation program in response to investor feedback and, noting that a plurality of our peer group companies deliver equity compensation through a mix of performance-vesting RSUs and service-vesting RSUs, to improve the competitiveness of our compensation program.
2020 Performance Awards
Award Design. Based on investor feedback, our Compensation Committee developed a new framework for the 2020 Performance Awards that would both tie vesting directly to our financial targets and provide both long- and short-term incentives. Taking these considerations into account, our Compensation Committee determined that the 2020 Performance Awards would again be subject to both the achievement of performance goals and our standard four-year vesting schedule for RSUs. However, instead of a performance goal based on an improvement in our stock price as in 2019, the performance goals for the 2020 Performance Awards were based on our net revenue and adjusted EBITDA in 2020, which are key business metrics aligned with our long-term strategy.
Specifically, a percentage of the target number of shares subject to each executive officer’s Performance Award (the “Target Shares”), ranging from zero to 200%, would become eligible to vest based on our level of achievement of the net revenue and adjusted EBITDA performance goals giving equal weight to each metric. The Compensation Committee would measure our level of achievement with reference to threshold, target and stretch performance goals for each metric, as set forth in the table below, which it established based on our business outlook for 2020: the high end of our outlook ranges correspond to the target performance levels, while the low end was set between the threshold and target performance levels. The stretch performance levels represented achievement substantially above our outlook.

		Performance Goals
Weighting	Performance Goal	Threshold	Target	Stretch

50%	Year-over-year increase in net revenue in 2020	8.0%	12.0%	16.0%
50%	Year-over-year increase in adjusted EBITDA in 2020	13.43%	20.19%	27.55%

For purposes of the Performance Awards, adjusted EBITDA is defined as our non-GAAP adjusted EBITDA financial measure as reported in our periodic filings with the SEC (see Appendix A for a detailed definition of adjusted EBITDA and a reconciliation of this non-GAAP metric to net income (loss) for the relevant periods).
Our Compensation Committee was required to make the final determination of our level of achievement of the performance goals, as well as the number of shares subject to the Performance Awards that would become eligible to vest (which we refer to as the “Eligible Shares”), no later than March 15, 2021. The percentage of the Target Shares that would become Eligible Shares is calculated as the sum of the Net Revenue Percentage and the Adjusted EBITDA Percentage, rounded up to the nearest whole share, with the Net Revenue Percentage and Adjusted EBITDA Percentage determined as follows:

		Net Revenue Percentage
Net Revenue Achievement	< Net Revenue Threshold	0.0%
	Net Revenue Threshold	25.0%
	> Net Revenue Threshold, but < Net Revenue Target	25 +	[	25 *	(	Actual Net Revenue - Net Revenue Threshold	)]
						Net Revenue Target - Net Revenue Threshold
	Net Revenue Target	50.0%
	> Net Revenue Target, but < Net Revenue Stretch*	50 +	[	62.5 *	(	Actual Net Revenue - Net Revenue Target	)]
						Net Revenue Stretch - Net Revenue Target
	≥ Net Revenue Stretch*	112.5%
*    Provided, however, that the Net Revenue Percentage would be capped at 50.0% notwithstanding our achievement of actual net revenue in excess of the net revenue target if we did not also achieve actual adjusted EBITDA of at least the adjusted EBITDA threshold.

		Adjusted EBITDA Percentage
Adjusted EBITDA Achievement	< Adjusted EBITDA Threshold	0.0%
	Adjusted EBITDA Threshold	25.0%
	> Adjusted EBITDA Threshold, but < Adjusted EBITDA Target	25 +	[	25 *	(	Actual Adjusted EBITDA - Adjusted EBITDA Threshold	)]
						Adjusted EBITDA Target - Adjusted EBITDA Threshold
	Adjusted EBITDA Target	50.0%
	> Adjusted EBITDA Target, but < Adjusted EBITDA Stretch**	50 +	[	37.5 *	(	Actual Adjusted EBITDA - Adjusted EBITDA Target	)]
						Adjusted EBITDA Stretch - Adjusted EBITDA Target
	≥ Adjusted EBITDA Stretch**	87.5%
**    Provided, however, that the Adjusted EBITDA Percentage would be capped at 50.0% notwithstanding our achievement of actual adjusted EBITDA in excess of the adjusted EBITDA target if we did not also achieve actual net revenue of at least the net revenue threshold.
On the quarterly vest date immediately following such determination, the Eligible Shares, if any, would vest to the extent that the applicable executive officer had met the service-based vesting schedule as of such date. Thereafter, the Eligible Shares would continue vesting in accordance with the service-based vesting schedule, subject to the applicable executive officer’s continued service as of each such vesting date.

Award Size. In the first quarter of 2020, our Compensation Committee reviewed the then-current equity compensation opportunities and holdings of our executive officers. Using the 2020 peer group equity compensation data as a general reference, and considering the factors described in the bullet points above, our Compensation Committee determined that it would be appropriate to provide the executive officers with equity compensation opportunities that approximated the same target total value as in 2019. Based on its equity compensation mix decision described above, our Compensation Committee approved awards consisting of RSUs and Performance Awards covering the following numbers of shares to Messrs. Stoppelman, Nachman, Patel and Wilson:

	Target Total Grant Date Fair Value(1)		Performance Levels
Name		RSUs	Threshold	Target	Maximum
Jeremy Stoppelman	$6.4M	93,761	23,441	93,761	187,522
Jed Nachman	$2.9M	43,275	10,819	43,275	86,549
Vivek Patel	$2.4M	34,620	8,655	34,620	69,239
Laurence Wilson	$2.0M	28,850	7,213	28,850	57,700

(1)    This amount represents the aggregate grant date fair value of the applicable executive’s RSU award and Performance Award at the target performance level, each calculated in accordance with ASC 718 based on the closing price of our common stock on the date of grant.
Our Compensation Committee determined that the size of these awards would address our retention goals as well as provide sufficient incentive opportunities to motivate our executives to achieve our business objectives in the absence of cash incentive opportunities. The relative size of the awards reflects our Compensation Committee’s desire for pay parity, while recognizing the scope and importance of each role’s responsibilities.
Although the target total value of Mr. Stoppelman’s awards approximated the 60th percentile of equity compensation levels for chief executive officers at our peer group companies, the Compensation Committee determined that such value was appropriate to retain and properly motivate Mr. Stoppelman in light of his nominal base salary, which caused his total target compensation to be slightly above the median level for chief executive officers at our peer group companies.
David Schwarzbach. The equity component of Mr. Schwarzbach’s new hire package consisted of a mix of service-vesting RSUs, Performance Awards and stock options, as follows:

	Target Total Grant Date Fair Value(1)			Performance Levels
Name		RSUs	Stock Options	Threshold	Target	Maximum
David Schwarzbach	$2.8M	46,065	71,900	5,759	23,033	46,066

(1)    This amount represents the aggregate grant date fair value of Mr. Schwarzbach’s RSU award, stock option award and Performance Award at the target performance level, each calculated in accordance with ASC 718. The values of the RSU award and Performance Award are based on the closing price of our common stock on the date of grant; assumptions used in the calculation of the grant date fair value of the stock option are set forth in Note 14, “Stockholders’ Equity,” in the Annual Report.
While the target total value of Mr. Schwarzbach’s equity awards was the result of individual negotiations with him, management and our Compensation Committee used Compensia’s market data as a reference point. Both the RSUs and the stock option award vest over four years, with 25% of each award vesting after approximately one year of employment, after which the RSUs vest in equal quarterly installments over the following three years and the stock option vests in equal monthly installments over the following three years. These are the vesting schedules generally applicable to new hire equity awards. The Performance Awards were subject to the same terms and performance goals as the 2020 Performance Awards received by the other executive officers.
Our Compensation Committee allocated 50% of the target total value of Mr. Schwarzbach’s equity compensation opportunity to RSUs, as was the case for the other executive officers, with the remaining value split evenly between Performance Awards and stock options. Although we did not include stock options as a standard component of our executive compensation program in 2020, our Compensation Committee determined that it would not be appropriate for the remaining 50% of the target total value of Mr. Schwarzbach’s new hire equity awards to be in the form of Performance Awards.
James Miln. In the first quarter of 2020, management reviewed Mr. Miln’s then-current equity opportunities and holdings. Based on this review, Mr. Stoppelman and our people operations team recommended, and our Compensation Committee approved, an RSU award covering 11,540 shares with our standard four-year vesting schedule for RSUs, which reflected our then-current practice of granting only RSUs below the senior vice president level. Mr. Miln’s RSU award reflects management’s and our Compensation Committee’s determination of the award value necessary to provide him with a meaningful incentive opportunity while maintaining internal pay equity.
Mid-Year Performance Awards
Background. In the third quarter of 2020, our Compensation Committee reviewed the 2020 Performance Awards to assess whether they were continuing to provide appropriate incentives to our executive officers in light of the substantial change in business conditions due to the COVID-19 pandemic. Unfortunately, it was clear that there was no longer any reasonable possibility that the Company could achieve the threshold performance level for either performance goal, meaning the Performance Awards no longer provided the long- and short-term incentives they were intended to provide.
In determining whether to take any action with respect to the 2020 Performance Awards, our Compensation Committee took note of our strong performance in 2019 and the beginning of 2020, before the COVID-19 pandemic became widespread in the United States. We ended 2019 strong, with year-over-year revenue growth increasing from 5% in the first half of 2019 to 10% in the second half of the year; at the same time, we reduced our reliance on local sales headcount growth to drive revenue growth, which helped increase our adjusted EBITDA margin from 19% in 2018 to 21% in 2019. By the end of February 2020, our business was gaining momentum — our net revenue grew by 15% year over year that month, with our strategically important home and local services category increasing by more than 25% and our multi-location sales channel increasing 22%, in each case compared to February 2019. These trends informed the business outlook we provided in February for the full year 2020, which our Compensation Committee then used to set the performance goals for the 2020 Performance Awards.
This positive momentum stood in stark contrast to the sharply negative trends that emerged in March 2020 as the COVID-19 virus became a serious threat and dramatic restrictions to public life were implemented to slow its spread. By the end of March, page views and searches for restaurants — our business category with the highest traffic — had declined by approximately 60% compared to the beginning of the month, while page views and searches for services businesses — our largest category by revenue — had declined by approximately 40%. While cost-per-click advertising budgets had increased by nearly 25% on average in January and February, they fell substantially in the last two weeks of March as many of our customers closed or began operating with reduced capacity and consumers stayed at home. As a result, our net revenue declined by 5% year over year in March and 32% year over year in the second quarter, while adjusted EBITDA declined 80% year over year in the second quarter.
Given the sudden and significant change in our business’s trajectory in connection with the COVID-19 pandemic, our Compensation Committee did not believe that the Company’s inability to meet the threshold performance goals was the result of poor management by our executive team. Accordingly, the Compensation Committee determined that it would be in the best interests of the Company and our stockholders to provide new incentive opportunities to motivate our executives to achieve our business objectives for the remainder of 2020, and it awarded the Mid-Year Performance Awards to that end.
Award Design. The Mid-Year Performance Awards had the same structure and terms as the initial 2020 Performance Awards, except that the performance goals were set with respect to absolute achievement levels for our net revenue and adjusted EBITDA in the second half of 2020, rather than the achievement of year-over-year growth levels for the full year 2020. Our Compensation Committee would determine our level of achievement of the performance goals and calculate the percentage of the Target Shares that would become Eligible Shares under the Mid-Year Performance Awards using the same formulas as set forth above for the initial 2020 Performance Awards.
The Compensation Committee set the new performance goals, which are set forth in the table below, with reference to our financial plan for the second half of 2020. In July 2020, we conducted a new financial planning process for the second half of 2020, rebuilding the range of our anticipated financial performance from the bottom up based on individual team expectations, to revise our financial plans for the remainder of the year in light of the significant impact of the COVID-19 pandemic on our business. While the expected performance ranges in our plan generally contemplated gradual improvement in the U.S. economy over the second half of 2020, they also reflected the significant uncertainty regarding the course of the pandemic and its ongoing impact on the economy that remained at that time.
As this uncertainty continued throughout the third quarter following a spike in cases in late July, the Compensation Committee determined that the new financial plan was an appropriate basis for the Mid-Year Performance Award goals. Using the consensus among analysts for the Company’s performance in the second half of 2020 as a stand-in for investor expectations — since the Company did not provide a business outlook for the third quarter or the full year 2020 after withdrawing its pre-COVID-19 outlook for 2020 — the Compensation Committee set the target performance goals at levels corresponding to the midpoint of our expected performance ranges, which approximated the midpoint of consensus for revenue ($422 million) and was slightly above the midpoint of consensus for adjusted EBITDA ($41 million). The threshold performance goals were set between the low end of our expected performance ranges and the midpoint of consensus, and the stretch performance goals were set at the top end of our expected performance ranges and substantially in excess of the midpoint of consensus.

Performance Levels
Performance Goal	Threshold	Target	Stretch

H2 2020 Net Revenue	$393.0M	$420.0M	$480.0M
H2 2020 Adjusted EBITDA	$27.0M	$55.0M	$105.0M

Our Compensation Committee approved a target value for each executive’s Mid-Year Performance Award equal to 50% of the target value of the 2020 Performance Awards to reflect the performance period of the Mid-Year Performance Awards being half as long as that of the 2020 Performance Awards:

	Target Grant Date Fair Value(1)	Performance Levels
Name		Threshold	Target	Maximum
Jeremy Stoppelman	$1.5M	17,259	69,033	138,065
David Schwarzbach	$378.6K	4,249	16,993	33,986
Jed Nachman	$709.9K	7,966	31,861	63,722
Vivek Patel	$567.9K	6,373	25,489	50,978
Laurence Wilson	$473.2K	5,311	21,241	42,482

(1)    This amount represents the grant date fair value of the applicable executive’s Mid-Year Performance Award at the target performance level, calculated in accordance with ASC 718 based on the closing price of our common stock on the date of grant.

2020 Performance Achievement
On March 3, 2021, our Compensation Committee evaluated the level of achievement of the performance goals for both the 2020 Performance Awards as well as the Mid-Year Performance Awards based on the Company’s reported financial results for the year ended December 31, 2020:

Performance Award	Performance Goal	Actual Performance	Achievement Level

2020 Performance Award	FY 2020 Net Revenue	(14)%	< Threshold
	FY 2020 Adjusted EBITDA	(34)%	< Threshold
Mid-Year Performance Award	H2 2020 Net Revenue	$454.0M	> Target, < Stretch
	H2 2020 Adjusted EBITDA	$112.3M	> Stretch

As expected, the Company did not achieve the threshold performance level for the 2020 Performance Awards and, as a result, none of the shares subject to such awards became eligible to vest. However, based on the Company’s performance in the second half of 2020, which greatly exceeded expectations, our Compensation Committee determined that 172.92% of each executive officer’s Target Shares for the Mid-Year Performance Awards would become Eligible Shares:

Name	Eligible Shares
Jeremy Stoppelman	119,372
David Schwarzbach	29,385
Jed Nachman	55,094
Vivek Patel	44,076
Laurence Wilson	36,730

In accordance with the terms of the Mid-Year Performance Awards, 37.5% of these Eligible Shares will vest on the Company’s quarterly vest date in May 2021, which is the first vesting date following the Compensation Committee’s determination of the Eligible Shares. These shares represent the portion of the Eligible Shares that will have met the service-based vesting schedule as of such date (i.e., the portion of such shares that would have vested on the four vesting dates in 2020 and the first and second quarter in 2021). The remaining Eligible Shares will continue vesting on a quarterly basis through the fourth quarter of 2023, subject to the applicable executive officer’s continued service as of each such vesting date.
Post-Employment and Change in Control Compensation
We maintain the Severance Plan, which provides that our executive officers are eligible to receive certain cash severance upon an involuntary termination without cause, plus certain equity vesting acceleration if the involuntary termination occurs during a Change in Control Period (as defined below), in each case subject to signing a release of claims and compliance with continuing obligations of confidentiality.
In the first quarter of 2020, our Compensation Committee reviewed the Severance Plan, which had been adopted in 2012 in connection with the Company’s initial public offering, to determine if it remained appropriate and competitive. Based on a market assessment prepared by Compensia, our Compensation Committee approved certain amendments to the Severance Plan to bring the change in control and severance benefits available to our executive officers into closer alignment with market practices. The benefits provided under the terms of the amended Severance Plan remained materially unchanged, except as set forth below. For a summary of all material terms and conditions of the amended Severance Plan, see “Compensation Plans and Arrangements—Change in Control and Severance Arrangements” below.
Change in Control Period. Under the existing terms of the Severance Plan, executive officers would be eligible for change in control benefits if they suffered an involuntary termination without cause or a constructive termination within

12 months following a change in control. However, our Compensation Committee amended the Severance Plan to extend the period in which these benefits would be available to include the three months prior to the change in control as well (together with the 12 months following the change in control, the “Change in Control Period”). The Compensation Committee determined that this extension was appropriate to bring the terms of the Severance Plan into line with current market practice, which is to provide a short period prior to the close of a change in control transaction to protect an executive from being terminated on the eve of closing to avoid paying change in control benefits.
Change in Control Benefits. Compensia’s market analysis indicated that the Severance Plan’s change in control benefits were below market norms in certain respects. Specifically, Compensia’s market analysis indicated that if an executive officer suffered an involuntary termination without cause or constructive termination during a Change in Control Period, he or she would typically be eligible to receive (a) 12 to 24 months of company-paid health insurance coverage as a chief executive officer and 12 months as an executive officer other than the chief executive officer, instead of six months for all executive officers under the existing Severance Plan, and (b) accelerated vesting of 100% of the number of unvested shares subject to qualifying equity awards, instead of 50% of each service-vesting equity award granted to such executive officer after the adoption of the Severance Plan as then provided. Based on this analysis, our Compensation Committee amended the Severance Plan to increase the duration of Company-paid health insurance coverage to 12 months for all executive officers and increase the vesting acceleration benefits to 100% of each service-vesting equity award granted to such executive officer after the adoption of the Severance Plan.
Severance Benefits. Under the existing Severance Plan, our executive officers would be eligible for severance benefits outside of a Change in Control Period if they suffered an involuntary termination without cause or a constructive termination. However, Compensia’s market analysis indicated that the constructive termination trigger did not align with market best practice for executive officers other than the chief executive officer because it could interfere with the chief executive officer’s ability to adjust responsibilities if the company reorganizes its management structure. Based on this analysis, our Compensation Committee amended the Severance Plan to remove the constructive termination trigger for severance benefits outside of a Change in Control Period for executive officers other than our Chief Executive Officer. It also extended the duration of the Company-paid health insurance coverage each executive officer will be eligible to receive in connection with a qualifying termination outside of a Change in Control Period from 6 months to 12 months to align with market practices.
Agreement Term. The existing Severance Plan was of indefinite term and had no expiration date. In connection with the various enhancements to the benefits provided by the Severance Plan, our Compensation Committee determined that it would be appropriate to add a three-year term to the amended Severance Plan to allow it to periodically review the benefits and provide the flexibility to adjust them to align with market practices. The amended Severance Plan will have an initial term ending February 18, 2023, and will automatically renew for successive three-year terms unless the executive officers receive written notice of the termination of the Severance Plan at least six months in advance of the renewal date; provided, however, that no such termination will occur if we are in active negotiations for a transaction that, if consummated, would constitute a change in control.
Non-Executive Senior Management. Prior to the first quarter of 2020, senior vice president- and certain vice president-level employees (including Mr. Miln) were entitled to 100% vesting acceleration in the event they suffered an involuntary termination without cause or a constructive termination within 12 months following a change in control (as defined in the Severance Plan). Based on Compensia’s market analysis, our Compensation Committee determined that it would be appropriate to provide limited additional severance and change in control benefits to these non-executive members of senior management and, accordingly, adopted a plan (the “Non-Executive Severance Plan”) with the following benefits:
•Severance Benefits. Each eligible employee who suffers an involuntary termination without cause outside of a Change in Control Period (as defined in the amended Severance Plan) will be eligible to receive (i) a lump sum cash payment equal to six months of his or her then-current base salary, and (ii) six months of company-paid health insurance coverage.
•Change in Control Benefits. In addition to the above severance benefits, each eligible employee who suffers an involuntary termination without cause or constructive termination during a Change in Control Period will be eligible to receive vesting acceleration benefits equal to 100% of each service-vesting equity award granted to such employee on or after January 6, 2012.
The receipt of these benefits is subject to the eligible employee signing a release of claims and complying with continuing obligations of confidentiality. The Non-Executive Severance Plan has the same initial term and term renewal provisions as the Severance Plan.
Employee Benefits
We offer standard health, dental, vision, life and disability insurance benefits to our executive officers on the same terms and conditions generally provided to all other employees. Our executive officers may also participate in our broad-based 401(k) plan, which includes a company match of up to $1,000 per year for employees with less than one year of tenure and up to $3,000 per year for employees with more than one year of tenure, including executive officers. Each of our named executive officers (other than Mr. Stoppelman) received 401(k) matching contributions in 2020 as set forth in the Summary Compensation Table below. We believe these benefits are reasonable and consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees. In addition, The Yelp Foundation, a non-profit organization established by the Board in 2011 (the “Foundation”), typically offers to match donations to charitable organizations made by our regular full-time employees of up to $1,000 per employee per year. In addition to this standard matching program, the Foundation increased its matching cap to $10,000 and double-matched employee donations to certain Black-led and Black-serving organizations in the month of June 2020. In 2020, Messrs. Schwarzbach, Miln and Patel participated in this matching program in the amounts of $8,650, $1,200 and $1,000, respectively.
We generally do not offer many executive perquisites. However, from time to time, we may consider providing limited perquisites to the extent our Compensation Committee believes that these limited perquisites are important for attracting and retaining key talent. For example, beginning in 2013 with the reduction of Mr. Stoppelman’s base salary to a nominal amount, our Compensation Committee approved payment of his monthly parking fees and the portion of his health insurance premiums that would ordinarily be deducted from his paycheck (though 2020 was the first year that Mr. Stoppelman actually received health insurance benefits in excess of those provided according to our standard practices). In 2020, the Company paid Mr. Stoppelman’s parking fees in January and February, after which his parking spot was reassigned for use by other Yelp employees. The actual amounts received by Mr. Stoppelman in 2020 are set forth in the Summary Compensation Table below.
Mr. Stoppelman’s executive assistant may also provide him with incidental assistance with personal matters, such as personal scheduling support, and the incremental cost to the Company of such services is included in the Summary Compensation Table. Because Mr. Stoppelman’s executive assistant is employed and paid by the Company, the aggregate incremental cost to the Company of these services is based on the approximate amount of the executive assistant’s regular time spent on Mr. Stoppelman’s personal matters during a particular year as a percentage of her total time spent working for the Company during that year, multiplied by her applicable Company-paid base salary.
In addition, Yelp’s internal workplace security team arranged for certain security measures for Mr. Stoppelman’s personal residence for a brief duration in 2020. We believe that Mr. Stoppelman’s personal safety is paramount to the Company and that such security measures were appropriate and necessary. The cost incurred by the Company for such security measures is set forth in the Summary Compensation Table.
Similarly, during his secondment to our wholly owned subsidiary Yelp UK Ltd., we provided Mr. Nachman with tax equalization — tax reimbursements or amounts paid to cover additional taxes incurred by Mr. Nachman by reason of his secondment to ensure his tax burden during the secondment was approximately the same as it would have been had he remained in the United States — and paid for the preparation of required tax returns and tax equalization settlement calculations during his secondment. Although Mr. Nachman’s secondment ended in 2014 and he resumed working for us in the United States, we continue to pay for the preparation of his tax returns and tax equalization settlement calculations for the tax years affected by his secondment in accordance with our tax equalization policy and as provided in the letter agreement we entered into with Mr. Nachman in May 2014 regarding the conclusion of his secondment, return to the United States and his continued employment with us upon his return (the “Repatriation Agreement”). The actual amounts received by Mr. Nachman are set forth in the Summary Compensation Table below. Although the final terms of Mr. Nachman’s compensation during his secondment and in connection with his return were the result of individual negotiations with him, they generally reflected benefits we typically provided to employees we required to relocate abroad at that time.
Summary Information Regarding 2021 Changes to Executive Compensation Program
In the first quarter of 2021, our Compensation Committee approved the following base salaries, RSUs and Performance Awards for our named executive officers:

Name	Base Salary ($)		Performance Awards
		RSUs	Threshold	Target	Maximum

Jeremy Stoppelman	500,000	119,417	29,855	119,417	238,834
David Schwarzbach	450,000	51,179	12,795	51,179	102,358
James Miln	330,000	19,192	1,600	6,398	12,796
Jed Nachman	450,000	59,709	14,928	59,709	119,418
Vivek Patel	450,000	37,531	9,383	37,531	75,062
Laurence Wilson	450,000	34,119	8,530	34,119	68,238

The compensation elements set forth above reflect the same general structure as our 2020 executive compensation program, except with respect to Mr. Miln. Mr. Miln received 25% of the target total value of his equity compensation opportunity in the form of Performance Awards in 2021, in accordance with our general practice for senior vice president-level employees (Mr. Miln was promoted to Senior Vice President, Finance and Investor Relations in January 2021).
In addition, the Compensation Committee approved a meaningful base salary for Mr. Stoppelman for the first time since 2012. Although Mr. Stoppelman renewed his request for a nominal salary in 2021, the Compensation Committee determined that an executive compensation program that is more balanced between cash and equity compensation would be appropriate, including for Mr. Stoppelman. While the Compensation Committee continued to believe that equity should be the primary component of our executives’ compensation, it noted that the Company’s lack of a cash incentive program left its cash compensation component disproportionately low compared to our peer group, potentially putting the Company at a competitive disadvantage in recruiting executive talent. In addition to properly compensating Mr. Stoppelman for his contributions as Chief Executive Officer, the Compensation Committee believed that paying him a meaningful base salary was an important part of signaling the Company’s competitive pay practices to the executive talent market.
As in past years, each of the RSUs vests over four years in equal quarterly installments and the Performance Awards are subject to both the achievement of performance goals and a four-year, service-based, quarterly vesting schedule. Similar to the 2020 Performance Awards, a percentage of the Target Shares subject to the 2021 Performance Awards, ranging from zero to 200%, will become eligible to vest based on our level of achievement of performance goals set by the Compensation Committee for our net revenue and adjusted EBITDA for the year ending December 31, 2021.
The Compensation Committee will determine our level of achievement of the performance goals for the year ending December 31, 2021 with reference to a threshold, target and stretch goal for each metric. The Compensation Committee will then calculate the percentage of the Target Shares that will become Eligible Shares, giving an equal weighting to each metric. The Compensation Committee will make the final determination of our level of achievement of the performance goals and Eligible Shares no later than March 15, 2022. On March 15, 2022, the Eligible Shares, if any, will vest to the extent that the applicable executive officer has met the service-based vesting schedule as of such date. Thereafter, the Eligible Shares will continue to vest in accordance with the service-based vesting schedule, subject to the applicable executive officer’s continued service as of each such vesting date.
Other Compensation Policies

Stock Ownership Guidelines. In December 2018, we adopted stock ownership guidelines for our executive officers and non-employee directors. The stock ownership guidelines require our Chief Executive Officer to attain ownership of the greater of (a) 30,000 shares or (b) shares valued at 3x his base salary, and require each of our other executive officers to attain ownership of the lesser of (w) shares valued at 1x his base salary or (x) 10,000 shares. Non-employee directors must attain ownership of the lesser of (y) 3x the director’s annual cash retainer for service on the Board, excluding committee fees, or (z) 2,000 shares.
Each executive officer and director must achieve this minimum position by the later of (x) December 5, 2021 or (y) three years after the individual became subject to the Stock Ownership Guidelines. Mr. Stoppelman currently significantly exceeds his ownership requirement under the stock ownership guidelines.
Equity Grant Policy. We do not have, nor do we plan to establish, any program, plan or practice to time stock option grants in coordination with releasing material non-public information. We have adopted a policy regarding the timing of the grant of equity awards that provides, among other things, that the grant date for equity awards approved by written consent will generally be either the fifth or tenth business day of the month in which the consent is effective, provided that if the consent is not effective until after the tenth business day of the month, the grant date will be the fifth business day of the following month.
Prohibition on Short Sales, Margin Purchases, Hedging, and Pledging. Our trading window policy prohibits short sales, margin purchases, hedging and pledging transactions as well as other inherently speculative transactions in our equity securities by our executive officers and Board members, as well as (a) all employees at the director level and above, (b) employees in our finance and legal departments, (c) and certain other employees who have been made subject to our trading window policy because of their access to sensitive Company information.
Compensation Recovery Policies. In January 2019, we adopted a Clawback Policy that requires us to seek to recover certain incentive compensation from a current or former officer who is (or was at the relevant time) subject to Section 16 of the Exchange Act (an “Affected Officer”) if: (a) we are required to prepare an accounting restatement for any fiscal period commencing after the adoption of the Clawback Policy due to material non-compliance with any financial reporting requirement and (b) it is determined that fraud, gross negligence or intentional misconduct by such Affected Officer contributed to the non-compliance underlying the restatement.
Compensation is subject to recoupment under the Clawback Policy if it was granted, earned or vested based, in whole or part, on the attainment of a financial reporting measure and was received by the Affected Officer during the three fiscal years preceding the date on which the Company is required to prepare the accounting restatement, as follows:
•with respect to cash bonuses, we may seek to recoup up to the full amount of the difference between the compensation received by the Affected Officer and the amount the Affected Officer would have received based on our restated results;
•with respect to equity awards, we may seek to recoup up to the full amount of any such award that was determined based on the financial statements that were subsequently restated; and
•if, after the release of earnings for any period with respect to which financial statements were subsequently restated and prior to the announcement of such restatement, an Affected Officer sells shares acquired pursuant to an option or other award granted after the adoption of the Clawback Policy, we may seek to recoup the difference between (x) the actual aggregate proceeds from the sale and (y) the aggregate proceeds the Affected Officer would have received if the sale had been at a price per share reflecting the restated results, as determined in the discretion of the Board (provided that the aggregate sale proceeds determined by the Board may not be less than the aggregate exercise price paid for the shares).
When the SEC adopts final clawback policy rules under the Dodd-Frank Act, we will review and may revise the Clawback Policy to the extent required to comply with such rules.

Tax and Accounting Considerations
Deductibility of Executive Compensation. Under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code (the “Code”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Taxation of “Parachute” Payments and Deferred Compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain defined limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We have not historically, and did not in 2020, provide any executive officer, including any named executive officer, with a “gross up” or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G, 4999 or 409A of the Code, and we have not agreed, and are not otherwise contractually obligated to provide, any named executive officers with such a “gross up” or other reimbursement in connection with such taxes.
Accounting Treatment. The accounting impact of our compensation programs is a factor that the Compensation Committee considers in determining the size and structure of our programs to ensure that our compensation programs are reasonable and in the best interests of the stockholders.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussion, our Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Company’s definitive proxy statement for its 2021 Annual Meeting of Stockholders.
Respectfully submitted,
The Compensation Committee of the Board of Directors

Fred D. Anderson, Jr., Chairperson
George Hu
Sharon Rothstein
Tony Wells
____________________
(1)    The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Risk Assessment

As part of its annual review of our executive compensation program for 2020, as well as the compensation programs generally available to our employees, our Compensation Committee considered potential risks arising from our compensation policies and practices, as well as the management of these risks, in light of our overall business, strategy and objectives.
Based on its review, the Compensation Committee concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee considered our pay mix, base salaries, the attributes of our variable compensation programs, including our equity program and sales compensation plans, as well as our alignment with market pay levels and compensation program designs.
The Compensation Committee believes the structure of our compensation program for executive officers does not encourage excessive or unnecessary risk-taking behavior. The base salary component does not encourage risk taking because it is a fixed amount, and we do not offer incentive cash compensation opportunities as part of our standard executive compensation program. Although the Performance Awards granted in 2020 introduced an element of short-term incentive compensation, any shares earned pursuant to such awards would still be subject to a long-term vesting schedule. Long-term equity awards (including Eligible Shares earned under Performance Award), which are the principal component of our executive compensation program, do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price and because awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.
With regard to Mr. Stoppelman, the Compensation Committee considered whether it would be appropriate to continue to honor his request for a nominal base salary. Although this arrangement allows Mr. Stoppelman to continue to signal his confidence in our business, the Compensation Committee revisited whether the lack of meaningful cash compensation would encourage excessive or unnecessary risk-taking behavior. In particular, the Compensation Committee noted that a large portion of Mr. Stoppelman’s personal wealth continued to be tied directly to our stock performance, potentially encouraging him to emphasize short-term performance at the expense of long-term value creation.

Our Compensation Committee continued to believe, however, that this potential risk was effectively addressed through Mr. Stoppelman’s equity compensation opportunities. In particular, it granted Mr. Stoppelman a service-vesting RSU award and a Performance Award in February 2020 (which was ultimately replaced with a Mid-Year Performance Award in September 2020) that, taken together with his existing equity awards, provide him with staggered, long-term incentive opportunities, from which he will realize value only through the appreciation of our stock price in the long term. Our Compensation Committee found that these opportunities mitigated the risk of Mr. Stoppelman focusing disproportionately on short-term results and balanced his lack of meaningful cash compensation, in addition to addressing our long-term retention goals. Our Compensation Committee further considered the Stock Ownership Guidelines it adopted in December 2018, which help ensure that executives, including our Chief Executive Officer, have significant value tied to our long-term stock price performance. Additional controls such as the Clawback Policy we adopted in January 2019, our Code of Conduct and related training help mitigate the risks of unethical behavior and inappropriate risk taking. Based on these factors, our Compensation Committee approved the continued payment of a nominal base salary to Mr. Stoppelman in 2020.

Summary Compensation Table

The following table shows compensation awarded to, paid to or earned by our named executive officers for the years ended December 31, 2020, 2019 and 2018.
2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)

Jeremy Stoppelman	2020	0.30	—	7,921,304	—	38,938(3)	7,960,242
Chief Executive Officer	2019	1	—	1,382,047	4,875,876	53,063	6,310,987
	2018	1	—	—	5,409,360	48,525	5,457,886

David Schwarzbach(4)	2020	354,746	—	2,378,300	800,247	800(5)	3,534,093
Chief Financial Officer

James Miln(6)	2020	309,692	100,000	392,822	—	2,850(5)	805,364
Former Interim Chief Financial Officer	2019	286,034	50,000	1,337,767	—	900	1,674,702

Jed Nachman	2020	363,077	—	3,656,025	—	315,695(7)	4,334,797
Chief Operating Officer	2019	350,000	—	1,387,885	1,500,132	43,000(8)	3,281,017
	2018	325,000	—	737,984	2,213,518	870,335(9)	4,146,836

Vivek Patel	2020	363,077	—	2,924,825	—	1,000(5)	3,288,901
Chief Product Officer	2019	340,000	—	2,430,873	—	1,250	2,772,123
	2018	325,000	—	922,458	308,033	1,250	1,556,741

Laurence Wilson	2020	363,077	—	2,437,357	—	750(5)	2,801,184
Chief Administrative Officer,	2019	350,000	—	925,302	1,000,386	750	2,276,438
General Counsel and Secretary	2018	325,000	—	860,966	861,178	750	2,047,894

(1)    The amounts reported reflect: (a) a 30% reduction in 2020 base salary rate for Messrs. Schwarzbach, Nachman, Patel and Wilson from April 19, 2020 through August 8, 2020; (b) a 20% reduction in 2020 base salary rate for Mr. Miln from April 19, 2020 through August 8, 2020; and (c) that Mr. Stoppelman did not receive a base salary from April 19, 2020 through the end of the year.
(2)    The amounts reported here do not reflect the actual economic value realized by our named executive officers. In accordance with SEC rules, this column represents the grant date fair value of shares underlying stock awards and stock options, as applicable, calculated in accordance with ASC 718. The grant date fair values of RSU awards and Performance Awards are calculated based on the closing price of our common stock on the date of grant. Assumptions used in the calculation of the grant date fair value of stock options are set forth in Note 14, “Stockholders’ Equity,” in the Annual Report.
(3)    The amount reported consists of: (a) $900 in monthly parking fees paid by the Company; (b) $600 in Company-paid health insurance premiums; (c) $12,287 of security services provided to Mr. Stoppelman at his residence during 2020; (d) $461 of incremental cost to the Company for certain online security services provided by the Company; and (e) $24,690 of incremental cost to the Company for assistance with personal matters provided by Mr. Stoppelman’s executive assistant. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Employee Benefits” for more details.
(4)    Mr. Schwarzbach began his employment with the Company on February 14, 2020.

(5)    The amount reported consists of Company-paid 401(k) plan matching contributions. These benefits were provided to the named executive officers on the same terms as provided to all of our regular full-time employees.
(6)    Mr. Miln began his employment with the Company on February 4, 2019.
(7)    The amount reported consists of (a) $2,250 of Company-paid 401(k) matching contributions, (b) $461 of incremental cost for certain online security services provided by the Company, and (c) the following amounts paid pursuant to Mr. Nachman’s Repatriation Agreement: (i) $274,873 of tax equalization payments; and (ii) $38,110 of tax preparation payments. The tax equalization payments represent additional taxes on income imputed to Mr. Nachman as a result of our payment of certain other taxes on his behalf; however, we will not be able to make a final determination as to the exact amount of Mr. Nachman’s tax equalization for 2020 until both his U.S. and U.K. tax returns for 2020 are finalized and, as a result, we may make additional tax equalization payments at a later date. We may also make additional tax preparation payments on behalf of Mr. Nachman in connection with the final determination of his tax equalization payments.
(8)    This amount reflects the following adjustments to the amount previously reported: (a) $30,058 of additional tax equalization payments owed to Mr. Nachman for 2019; and (b) $5,275 of payments related to the preparation of Mr. Nachman’s 2019 tax returns and 2019 tax equalization calculation incurred after May 21, 2020, the date that our Definitive Proxy Statement on Schedule 14A for our 2020 Annual Meeting of Stockholders was filed with the SEC.
(9)    This amount reflects the following adjustments to the amount previously reported: (a) $293,804 of additional tax equalization payments owed to Mr. Nachman for 2018; and (b) $6,300 of payments related to the preparation of Mr. Nachman’s 2018 tax returns and 2018 tax equalization calculation incurred after May 21, 2020.

Compensation Plans and Arrangements

Employment Agreements
We entered into amended and restated employment letter agreements with Messrs. Stoppelman, Nachman and Wilson on February 3, 2012. The amended and restated employment letter agreements provided that our executive officers are eligible to participate in our incentive compensation programs, insurance programs and other employee benefit plans established by us, including our Severance Plan.
We entered into employment agreements with Messrs. Schwarzbach, Miln and Patel on December 27, 2019, January 20, 2019 and April 2, 2009, respectively. The agreements provide for initial base salary, eligibility to participate in our standard benefit plans and initial equity awards, but did not provide for severance, other than for Mr. Schwarzbach, whose agreement provided that he was eligible to participate in the Severance Plan. In addition, Mr. Miln’s agreement provided for a signing bonus.
The employment agreements described above do not provide for a specific employment term and our executive officers are employed on an at-will basis.
Change in Control and Severance Arrangements
Severance Plan
Each of our executives at the level of vice president or above who is deemed to be an officer under Section 16 of the Exchange Act and selected by the Board is eligible to participate in the Severance Plan, including each of our named executive officers other than Mr. Miln. Because Mr. Miln is no longer an officer under Section 16 of the Exchange Act as of February 14, 2020, when Mr. Schwarzbach started as our Chief Financial Officer, he is instead eligible to participate in our Non-Executive Severance Benefits Plan, as described below.
Each eligible participant who suffers an involuntary termination without cause or, in the case of our Chief Executive Officer, a constructive termination will be eligible to receive, provided that he or she signs a release of claims and complies with continuing obligations of confidentiality, (i) a lump sum cash payment equal to one year of his or her then-current base salary, (ii) a lump sum bonus payment equal to the actual cash bonus amount the participant would have earned for the year in which the termination occurred, if any, based on our actual performance, prorated for the period of active service, and (iii) one year of company-paid health insurance coverage.
In the event a participant suffers an involuntary termination without cause or a constructive termination within a Change in Control Period, the lump sum bonus payment will be equal to the actual cash bonus amount as if we had achieved all of the goals under the bonus plan in the year in which the termination occurred and will not be pro-rated. Additionally, each participant who experiences an involuntary termination without cause or a constructive termination during a Change in Control Period will receive accelerated vesting of 100% of the number of their unvested shares subject to each equity award held by such participant that was awarded after the adoption of the Severance Plan.
These benefits are subject to a “best after-tax” provision in the case where benefits would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Code. This means that the executive officer will receive whichever of the following two alternative forms of payment would result in the executive officer’s receipt, on an after-tax basis, of the greater amount of benefits notwithstanding that all or some portion of the benefit may be subject to the excise tax: (a) payment in full of the entire amount of the benefits or (ii) payment of only a part of the benefit so that the executive officer receives the largest benefit possible without the imposition of the excise tax. If a participant has other severance benefits in another agreement with us, he or she will not receive double benefits.
Non-Executive Severance Plan
The terms of the Non-Executive Severance Benefits Plan are materially the same as the terms of the Severance Plan applicable to executive officers other than the Chief Executive Officer, except as follows:

•the amount of the lump sum cash payment will be six months of his or her then-current base salary, instead of one year, and will not include any bonus amount; and
•the amount of Company-paid health insurance coverage will be six months instead of one year.
2019 Performance Awards
The shares underlying the Performance Awards granted in 2019 will be eligible to vest only if the average closing price of our common stock exceeds $45.3125 over any 60-trading day period during the four years following the grant date of February 7, 2019 (the “Performance Goal”). If the Performance Goal is met, the shares underlying each Performance Award will vest quarterly over four years from the grant date, subject to the applicable executive officer’s continued service as of each such vesting date (the “Service-Based Vesting Schedule”).
If a change in control (as defined in the Severance Plan) occurs during the performance period for the 2019 Performance Awards, the number of shares subject to such Performance Awards that will become eligible to vest, if any, will be determined based on the per-share consideration received by Company stockholders in the transaction (the “Change in Control Price”). If the Change in Control Price is equal to or greater than $45.3125, the Performance Goal will be deemed to be achieved as of the date of such change in control and the Performance Awards will become immediately vested to the extent that the Service-Based Vesting Schedule is met as of immediately prior to, and contingent upon, the effective date of such change in control. If the Change in Control Price is less than $45.3125 and the Performance Goal had not otherwise been achieved prior to the change in control, the Performance Awards will terminate immediately and be forfeited for no consideration as of immediately prior to, and contingent upon, the effective date of the change in control.
If the Performance Goal is achieved prior to (or as a result of) the change in control and the Performance Awards are not fully vested as of such change in control, they will be eligible to continue vesting pursuant to the Service-Based Vesting Schedule after the change in control if the acquiring, surviving or continuing entity continues, assumes or substitutes for the Performance Awards in such change in control on substantially the same terms and conditions in effect as prior to the transaction, subject to potential vesting acceleration upon or following such change in control pursuant to the terms of the Severance Plan. Notwithstanding the terms of the Severance Plan, no shares subject to the Performance Awards will be eligible for accelerated vesting under the Severance Plan unless the Performance Goal is achieved prior to (or as a result of) the change in control.
2020 Performance Awards and Mid-Year Performance Awards
If a change in control (as defined in the Severance Plan) had occurred during the performance period for the 2020 Performance Awards or Mid-Year Performance Awards, the number of shares subject to such Performance Awards that would have become Eligible Shares would have been the target number of shares subject to the Performance Awards pro-rated based on the number of days elapsed in the performance period as of the effective time of such change in control. The portion of such Eligible Shares that had met the time-based vesting schedule would have become vested as of the quarterly vest date immediately following the effective date of the change in control.
If a change in control occurs at a time when any Eligible Shares (including Eligible Shares resulting from such change in control) are outstanding and not fully vested, such Eligible Shares will be eligible to continue vesting pursuant to the service-based vesting schedule after the change in control if the acquiring, surviving or continuing entity continues, assumes or substitutes for the Performance Awards in such change in control on substantially the same terms and conditions in effect as prior to the transaction, subject to potential vesting acceleration upon or following such change in control pursuant to the terms of the Severance Plan and Non-Executive Severance Plan. Notwithstanding the terms of the Severance Plan and Non-Executive Severance Plan, the vesting acceleration provisions of such plans will apply to Eligible Shares only; if a change in control occurs after the performance period, no shares subject to the 2020 Performance Awards will be eligible for vesting acceleration under the Severance Plan and Non-Executive Severance Plan because the Company did not achieve the applicable threshold performance level. Similarly, if a change in control occurs after the performance period for the Mid-Year Performance Awards, only the portion of such awards that became Eligible Shares will be eligible for vesting acceleration under the Severance Plan and Non-Executive Severance Plan.

Other Equity Awards
Equity awards are subject to potential vesting acceleration under the terms of our equity plans. For a summary of these terms, see “—Equity Incentive Plans” below.
Equity Incentive Plans
2012 Equity Incentive Plan, as Amended
In January 2012, our Board adopted, and our stockholders subsequently approved, our 2012 Equity Incentive Plan, as amended (the “2012 Plan”), as a successor to and continuation of our 2011 Equity Incentive Plan (the “2011 Plan”) discussed below. In 2013 and 2016, our Board and stockholders approved amendments to the 2012 Plan to increase the aggregate number of shares of our common stock that may be issued pursuant to awards under the 2012 Plan by 2,000,000 shares and 3,000,000 shares, respectively. In addition, prior to January 1, 2017, the number of shares of our common stock reserved for issuance under our 2012 Plan automatically increased on January 1 of each year by 4.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding year, or a lesser number of shares determined by the Board; on January 1, 2013, 2014, 2015 and 2016, the number of shares reserved for issuance increased by 2,540,210, 2,834,979, 1,458,411 and 3,039,312 shares, respectively. Following the amendment to the 2012 Plan approved by our Board and stockholders in 2016, the number of shares of our common stock reserved for issuance will automatically increase on January 1 of each year beginning January 1, 2017 through and including January 1, 2022 by 7.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number determined by the Board. On January 1, 2017, 2018, 2019, 2020 and 2021, the number of shares reserved for issuance increased by 5,560,088 shares, 4,186,245 shares, 5,739,778 shares, 3,559,273 shares and 5,275,995 shares, respectively.
The 2012 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, performance-based stock awards and other stock awards. Additionally, the 2012 Plan provides for the grant of performance cash awards to our employees, directors and consultants. Incentive stock options granted under the 2012 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 2012 Plan are not intended to qualify as incentive stock options under the Code. To date, we have granted stock options, RSUs and performance-based RSUs under the 2012 Plan.
As of April 5, 2021, options to purchase 4,036,015 shares of common stock granted pursuant to the 2012 Plan were outstanding, 11,457,557 shares of common stock were subject to issuance upon settlement of unvested RSU awards issued pursuant to the 2012 Plan and 884,332 shares of common stock were subject to issuance upon settlement of unvested performance-based RSU awards issued pursuant to the 2012 Plan (including the Eligible Shares subject to the Mid-Year Performance Awards and the target number of shares subject to the 2021 Performance Awards). Such outstanding options had a weighted-average exercise price of approximately $32.46 per share as of that date.
Our Board has delegated concurrent authority to administer the 2012 Plan to our Compensation Committee.
Our 2012 Plan provides that in the event of a specified corporate transaction, as defined in the 2012 Plan, the administrator will determine how to treat each outstanding stock award. The administrator may: (1) arrange for the assumption, continuation or substitution of a stock award by a successor corporation; (2) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (3) accelerate the vesting of a stock award and provide for its termination prior to the transaction; (4) arrange for the lapse of any reacquisition or repurchase rights held by us; or (5) cancel the stock award prior to the transaction in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the stock award. The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.
The administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control (as defined in the 2012 Plan). In the absence of such a provision, no such acceleration of the stock award will occur.

2011 Equity Incentive Plan
Our Board adopted, and our stockholders approved, our 2011 Plan in July 2011, as a successor to and continuation of our Amended and Restated 2005 Plan (the “2005 Plan”), under which no awards remained outstanding as of April 5, 2021. As of April 5, 2021, options to purchase 51,930 shares of common stock at a weighted-average exercise price per share of $11.32 remained outstanding under our 2011 Plan. No grants have been made under our 2011 Plan since the date of our initial public offering and no further awards will be granted under our 2011 Plan. All outstanding awards continue to be governed by their existing terms.
Our Board has delegated concurrent authority to administer our 2011 Plan to our Compensation Committee under the terms of the Compensation Committee’s charter.
Our 2011 Plan provides that in the event of a specified corporate transaction, as defined under the 2011 Plan, the administrator will determine how to treat each outstanding stock award. The administrator may (1) arrange for the assumption, continuation or substitution of a stock award by a successor corporation; (2) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (3) accelerate the vesting of the stock award and provide for its termination prior to the transaction and arrange for the lapse of any reacquisition or repurchase rights held by us; or (4) cancel the stock award prior to the transaction in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the stock award. The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.
The administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no acceleration of the stock award will occur.
2012 Employee Stock Purchase Plan, as Amended
In January 2012, our Board adopted, and our stockholders subsequently approved, our 2012 Employee Stock Purchase Plan, as amended (the “ESPP”). As of April 5, 2021, the maximum aggregate number of shares of our common stock that may be issued under our ESPP is 2,387,494 shares. The number of shares of our common stock reserved for issuance under the ESPP automatically increases on January 1 of each year through and including January 1, 2022 by the least of (i) 2.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year; (ii) 5,000,000 shares of common stock; or (iii) such lesser number as determined by our Board. The number of shares of our common stock reserved for issuance under the ESPP automatically increased on January 1, 2013 by 1,270,105 shares, on January 1, 2017 by 1,588,596 shares and on January 1, 2021 by 1,507,427 shares. The Board determined not to increase the shares reserved for issuance under the ESPP on January 1, 2014, 2015, 2016, 2018, 2019 and 2020. Shares subject to purchase rights granted under our ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our ESPP.
Our Board has delegated concurrent authority to administer our ESPP to our Compensation Committee under the terms of the Compensation Committee’s charter.
Our employees, including executive officers, or any employees of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by the administrator: (a) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, or (b) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our ESPP if such employee (x) immediately after the grant would own stock possessing five percent or more of the total combined voting power or value of our common stock, or (y) holds rights to purchase stock under our ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.
The administrator may approve offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under our ESPP.
Our ESPP permits participants to purchase shares of our common stock through payroll deductions or other methods, if required by law, with up to 15% of their earnings. The purchase price of the shares will not be less than 85% of the lower of the fair market value of our common stock on the first day of an offering or on the date of purchase.
A participant may not transfer purchase rights under our ESPP other than by will, the laws of descent and distribution or as otherwise provided under our ESPP.
In the event of a specified corporate transaction, such as our merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. The participants’ purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.
Our ESPP will remain in effect until terminated by the administrator in accordance with the terms of the ESPP. Our Board has the authority to amend, suspend or terminate our ESPP, at any time and for any reason.
Additional Benefits
We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation, subject to applicable annual limits under the Code. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.
For a description of additional benefits we offer to our executive officers, including health and welfare benefits and the additional benefits provided to Mr. Stoppelman in connection with the reduction of his salary to a nominal amount, please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Employee Benefits.”
Pension Benefits
Other than with respect to the 401(k) Plan, our employees, including our named executive officers, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.
Non-Qualified Deferred Compensation
During the year ended December 31, 2020, our employees, including our named executive officers, did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2020.
Grants of Plan-Based Awards in the Year Ended December 31, 2020

			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold (#)	Target (#)	Maximum (#)
Jeremy Stoppelman	2/19/2020	2/18/2020	23,441	93,761	187,522	—	—	—	3,191,624(4)
	2/19/2020	2/18/2020	—	—	—	93,761(5)	—	—	3,191,624(6)
	9/15/2020	9/14/2020	17,259	69,033	138,065	—	—	—	1,538,055(4)
David Schwarzbach	3/6/2020	3/3/2020	5,759	23,033	46,066	—	—	—	666,575(4)
	3/6/2020	3/3/2020	—	—	—	46,065	—	—	1,333,121(6)
	3/6/2020	3/3/2020	—	—	—	—	71,900	28.94	800,247(7)
	9/15/2020	9/14/2020	4,249	16,993	33,986	—	—	—	378,604(4)
James Miln	2/19/2020	2/18/2020	—	—	—	11,540	—	—	392,822(6)
Jed Nachman	2/19/2020	2/18/2020	10,819	43,275	86,549	—	—	—	1,473,081(4)
	2/19/2020	2/18/2020	—	—	—	43,275	—	—	1,473,081(6)
	9/15/2020	9/14/2020	7,966	31,861	63,722	—	—	—	709,863(4)
Vivek Patel	2/19/2020	2/18/2020	8,655	34,620	69,239	—	—	—	1,178,465(4)
	2/19/2020	2/18/2020	—	—	—	34,620	—	—	1,178,465(6)
	9/15/2020	9/14/2020	6,373	25,489	50,978	—	—	—	567,895(4)
Laurence Wilson	2/19/2020	2/18/2020	7,213	28,850	57,700	—	—	—	982,054(4)
	2/19/2020	2/18/2020	—	—	—	28,850	—	—	982,054(6)
	9/15/2020	9/14/2020	5,311	21,241	42,482	—	—	—	473,249(4)

(1)    The amounts in this column represent shares of common stock subject to Performance Awards granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”
(2)    The amounts in this column represent shares of common stock subject to an RSU award granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”
(3)    The amount in this column represents shares of common stock underlying a stock option award granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”
(4)    This amount represents the grant date fair value of the Performance Award calculated in accordance with ASC 718 based on the closing price of our common stock on the date of grant.

(5)    Includes 17,580 shares that Mr. Stoppelman agreed to forgo in connection with the Restructuring Plan. See “—Compensation Discussion and Analysis—Executive Summary—Impact of the COVID-19 Pandemic and Resulting Changes to Executive Compensation.”
(6)    This amount represents the grant date fair value of the RSU award calculated in accordance with ASC 718 based on the closing price of our common stock on the date of grant.
(7)    This amount represents the grant date fair value of the stock option award calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 14, “Stockholders’ Equity,” in the Annual Report.

Outstanding Equity Awards at Fiscal Year End

The following table shows certain information regarding outstanding equity awards at December 31, 2020 for the named executive officers.
Outstanding Equity Awards at December 31, 2020

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Jeremy	01/06/2011	346,830	—	7.16	01/05/2021	—	—	—	—
Stoppelman	02/05/2013	575,000	—	21.18	02/05/2023	—	—	—	—
	02/05/2013	90,000	—	21.18	02/05/2023	—	—	—	—
	01/08/2015	32,600	—	53.83	01/08/2025	—	—	—	—
	03/09/2016	426,200	—	20.47	03/09/2026	—	—	—	—
	03/01/2017	347,650	—	34.66	03/01/2027	—	—	—	—
	03/01/2017	286,828	19,122(3)	34.66	03/01/2027	—	—	—	—
	01/16/2018	210,000	78,000(3)	43.58	01/16/2028	—	—	—	—
	02/07/2019	124,987	147,713(3)	36.25	02/07/2029	—	—	—	—
	02/07/2019	—	—	—	—	—	—	44,828(4)	1,464,531
	02/19/2020	—	—	—	—	—	—	93,761(5)	3,063,172
	02/19/2020	—	—	—	—	70,321(6)	2,297,387	—	—
	09/15/2020	—	—	—	—	—	—	69,033(7)	2,255,308
David	03/06/2020	—	71,900(8)	28.94	3/6/2030	—	—	—	—
Schwarzbach	03/06/2020	—	—	—	—	—	—	23,033(5)	752,488
	03/06/2020	—	—	—	—	46,065(9)	1,504,944	—	—
	09/15/2020	—	—	—	—	—	—	16,993(7)	555,161
James Miln	03/07/2019	—	—	—	—	13,409(10)	438,072	—	—
	09/11/2019	—	—	—	—	5,508(11)	179,946	—	—
	02/19/2020	—	—	—	—	8,655(6)	282,759	—	—
Jed Nachman	02/05/2013	40,500	—	21.18	02/05/2023	—	—	—	—
	01/08/2015	24,450	—	53.83	01/08/2025	—	—	—	—
	03/09/2016	53,300	—	20.47	03/09/2026	—	—	—	—
	03/01/2017	78,234	5,216(3)	34.66	03/01/2027	—	—	—	—
	03/01/2017	—	—	—	—	2,415(6)	78,898	—	—
	01/16/2018	85,932	31,918(3)	43.58	01/16/2028	—	—	—	—
	01/16/2018	—	—	—	—	4,234(6)	138,325	—	—
	02/07/2019	38,454	45,446(3)	36.25	02/07/2029	—	—	—	—
	02/07/2019	—	—	—	—	—	—	20,690(4)	675,942
	02/07/2019	—	—	—	—	10,345(6)	337,971	—	—
	02/19/2020	—	—	—	—	—	—	43,275(5)	1,413,794
	02/19/2020	—	—	—	—	32,457(6)	1,060,370	—	—
	09/15/2020	—	—	—	—	—	—	31,861(7)	1,040,899
Vivek Patel	01/02/2015	11,000	—	55.15	01/02/2025	—	—	—	—
	01/04/2016	4,478	—	27.60	01/04/2026	—	—	—	—

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
	01/03/2017	9,583	384(3)	38.22	01/03/2027	—	—	—	—
	01/16/2018	11,958	4,442(3)	43.58	01/16/2028	—	—	—	—
	01/16/2018	—	—	—	—	5,292(6)	172,890	—	—
	01/08/2019	—	—	—	—	22,819(6)	745,497	—	—
	02/19/2020	—	—	—	—	—	—	34,620(5)	1,131,035
	02/19/2020	—	—	—	—	25,965(6)	848,277	—	—
	09/15/2020	—	—	—	—	—	—	25,489(7)	832,726
Laurence	02/05/2013	117,500	—	21.18	02/05/2023	—	—	—	—
Wilson	01/08/2015	24,450	—	53.83	01/08/2025	—	—	—	—
	03/09/2016	40,000	—	20.47	03/09/2026	—	—	—	—
	03/01/2017	19,593	1,307(3)	34.66	03/01/2027	—	—	—	—
	03/01/2017	—	—	—	—	1,811(6)	59,165	—	—
	01/16/2018	33,432	12,418(3)	43.58	01/16/2028	—	—	—	—
	01/16/2018	—	—	—	—	4,939(6)	161,357	—	—
	02/07/2019	25,643	30,307(3)	36.25	02/07/2029	—	—	—	—
	02/07/2019	—	—	—	—	—	—	13,794(4)	450,650
	02/07/2019	—	—	—	—	6,897(6)	225,325	—	—
	02/19/2020	—	—	—	—	—	—	28,850(5)	942,530
	02/19/2020	—	—	—	—	21,638(6)	706,913	—	—
	09/15/2020	—	—	—	—	—	—	21,241(7)	693,943

(1)    Represents the market value of the unvested shares subject to each RSU based on the closing price of our common stock on December 31, 2020, which was $32.67 per share.
(2)    Represents the market value of the unvested shares subject to each Performance Award based on a price of $32.67 per share.
(3)    1/48th of the shares underlying this option vest on a monthly basis over four years following the grant date.
(4)    1/16th of the shares subject to this Performance Award vest on a quarterly basis over four years following the grant date, subject to the average closing price of the Company’s common stock exceeding $45.3125 over any 60-day trading period during the four years following February 7, 2019.
(5)    1/16th of the shares subject to this Performance Award vest on a quarterly basis over four years following the grant date, subject to the achievement of net revenue and adjusted EBITDA performance goals for the year ended December 31, 2020.
(6)    1/16th of the shares subject to this RSU vest on a quarterly basis over four years following the grant date.
(7)    1/16th of the shares subject to this Performance Award vest on a quarterly basis over four years beginning February 20, 2020, subject to the achievement of net revenue and adjusted EBITDA performance goals for the six months ended December 31, 2020.

(8)    25% of the shares underlying this option vested on February 14, 2021, with the remainder vesting on a monthly basis over the following 36 months.
(9)    25% of the shares underlying this RSU vested on February 20, 2021, with the remainder vesting on a quarterly basis over the following three years.
(10)    25% of the shares underlying this RSU vested on May 20, 2020, with the remainder vesting on a quarterly basis over the following three years.
(11)    1/8th of the shares subject to this RSU vest on a quarterly basis over two years beginning August 20, 2019.

Option Exercises and Stock Vested

The following table shows certain information regarding option exercises and stock vested during the year ended December 31, 2020.
Option Exercises and Stock Vested in the Year Ended December 31, 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeremy Stoppelman	1,254,209	29,498,822	5,860	202,990
David Schwarzbach	—	—	—	—
James Miln	—	—	20,658	605,647
Jed Nachman	—	—	34,466	1,564,276
Vivek Patel	—	—	43,100	1,200,225
Laurence Wilson	12,500	121,375	26,282	755,251

(1)    The value realized is calculated as the difference between the closing price of our common stock on the date of exercise and the applicable exercise price of such options, multiplied by the number of shares underlying the options that were exercised.
(2)    The value realized equals the closing price of our common stock on each vesting date or, if the vesting date fell on a non-trading day, the closing price on the trading day immediately preceding the vesting date, multiplied by the number of shares that vested on that date.

Potential Payments Upon Termination or Change in Control

The following table sets forth quantitative estimates of the benefits that each of our named executive officers would be entitled to in connection with certain termination and change in control events pursuant to the terms of the Severance Plan and Non-Executive Severance Plan, as applicable. The table assumes that the qualifying termination or change in control event, as indicated, occurred on December 31, 2020.

Name	Lump Sum Cash Severance Payment ($)(1)	Continuation of Benefits ($)	Value of Equity Acceleration ($)(2)	Total ($)

Jeremy Stoppelman
Qualifying Termination(3)	1	7,703(4)	—	7,704
Qualifying Termination Upon Change in Control(5)	1	7,703(4)	7,615,867	7,623,571
David Schwarzbach
Qualifying Termination(3)	450,000	23,877(4)	—	473,877
Qualifying Termination Upon Change in Control(5)	450,000	23,877(4)	3,080,780	3,554,657
James Miln
Qualifying Termination(6)	165,000	9,859(7)	—	174,859
Qualifying Termination Upon Change in Control(8)	165,000	9,859(7)	900,777	1,075,636
Jed Nachman
Qualifying Termination(3)	400,000	23,187(3)	—	423,187
Qualifying Termination Upon Change in Control(5)	400,000	23,187(3)	4,070,257	4,493,444
Vivek Patel
Qualifying Termination(3)	400,000	23,498(3)	—	423,498
Qualifying Termination Upon Change in Control(5)	400,000	23,498(3)	3,730,424	4,153,922
Laurence Wilson
Qualifying Termination(3)	400,000	14,041(3)	—	414,041
Qualifying Termination Upon Change in Control(5)	400,000	14,041(3)	2,789,234	3,203,275

(1)    Represents one year of each named executive officer’s base salary in effect as of December 31, 2020, except for Mr. Miln, whose amount represents six months of his base salary in effect as of December 31, 2020. The amount indicated does not include the payment of any accrued salary or vacation that might be due upon termination of employment.
(2)    The value of unvested options that are subject to accelerated vesting and have an exercise price of less than $32.67, the closing price of our common stock on December 31, 2020, is calculated as (a) the difference between $32.67 and the exercise price of the applicable option, multiplied by (b) the number of unvested options subject to accelerated vesting held by the applicable named executive officer.
The value of unvested RSUs subject to accelerated vesting — including any shares subject to Performance Awards that become Eligible Shares as a result of the change in control (assuming a Change in Control Price of $32.67) — is calculated as the number of RSUs subject to accelerated vesting held by the applicable named executive officer multiplied by $32.67.
(3)    Represents benefits payable under the Severance Plan upon an involuntary termination without cause or, with respect to Mr. Stoppelman, a constructive termination (as such terms are defined in the Severance Plan).

(4)    Represents twelve months of payments of premiums for continued health insurance coverage under COBRA, assuming in each case that the executive officer timely elects to receive the benefits. Under the Severance Plan, we would continue to pay for such premiums for twelve months unless the executive officer earlier (a) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (b) loses eligibility for continuation coverage under COBRA.
(5)    Represents benefits payable under the Severance Plan upon an involuntary termination without cause or a constructive termination that occurs during a Change in Control Period.
(6)    Represents benefits payable under the Non-Executive Severance Plan upon an involuntary termination without cause (as defined in the Non-Executive Severance Plan).
(7)    Represents six months of payments of premiums for continued health insurance coverage under COBRA, assuming Mr. Miln timely elects to receive the benefits. Under the Non-Executive Severance Plan, we would continue to pay for such premiums for six months unless Mr. Miln earlier (a) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (b) loses eligibility for continuation coverage under COBRA.
(8)    Represents benefits payable under the Non-Executive Severance Plan upon an involuntary termination without cause or a constructive termination that occurs during a Change in Control Period.
In addition to the benefits described and quantified above, the 2012 Plan provides for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service, which time period we refer to as the post-termination exercise period. Generally, under the 2012 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of the named executive officers would be entitled to an extended post-termination exercise period in the event of a termination due to death or disability.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Jeremy Stoppelman, our Chief Executive Officer (“CEO”):
For the year ended December 31, 2020, the median of the total annual compensation of all employees of our company (other than our CEO) was $92,172. The annual total compensation of our CEO for purposes of determining the CEO pay ratio was $7,960,242, as reported in the “Total” column of the Summary Compensation Table. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees in 2020 was approximately 86 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:
•We selected December 31, 2020, which is the last day of our most recently completed fiscal year, as the date upon which we would identify the median employee.
•As of December 31, 2020, our employee population (other than the CEO) consisted of approximately 3,957 individuals, 3,745 of whom were located in the United States and 212 of whom were located outside of the United States, consisting of 86 employees in Canada, 63 in Germany, 61 in the United Kingdom and two in Belgium. The pay ratio disclosure rules permit a company to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent or less of the company’s total number of employees. Applying this de minimis exemption, we excluded all 126 of our employees located in Europe from our median employee calculation. Following the application of this exemption, the total number of employees used in our median employee calculation was 3,831 (3,745 from the United States and 86 from Canada).
•We used total direct compensation for 2020 (i.e., total cash compensation + grant date fair value of equity awards granted in 2020), as compiled from our payroll and stock administration records, as a consistently applied compensation measure to identify the “median employee” from our employees in the United States and Canada. We also annualized the compensation of all employees who joined Yelp mid-year during 2020. We converted amounts paid in Canadian Dollars into U.S. Dollars using the exchange rate in effect on December 31, 2020.
•Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites, in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our capital stock as of March 5, 2021 by:
•each of our directors;
•each of our named executive officers;
•all of our executive officers and directors as a group; and
•all those known by us to be beneficial owners of more than five percent of our common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that the person has beneficial ownership if he, she or it possesses sole or shared voting power of a security, including options that are currently exercisable or exercisable within 60 days of March 5, 2021. Applicable percentages are based on 75,382,606 shares of common stock outstanding on March 5, 2021. Shares subject to options exercisable as of or within 60 days of March 5, 2021 are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.
This table is based upon information supplied by our officers and directors, as well as our review of Schedule 13Gs filed with the SEC. Except as indicated by footnote, and subject to applicable community property laws, we believe that each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o Yelp Inc., 140 New Montgomery Street, 9th Floor, San Francisco, California 94105.

Beneficial Owner	Number of Shares	Percent of Total
Principal Stockholders
BlackRock, Inc.(1)	8,175,260	10.8%
The Vanguard Group, Inc.(2)	6,758,026	9.0%
Prescott General Partners LLC(3)	5,151,016	6.8%
Jeremy Stoppelman(4)	4,712,719	6.1%
Fisher Asset Management(5)	4,054,757	5.4%
Boston Partners(6)	3,781,914	5.0%
Named Executive Officers and Directors
Jeremy Stoppelman(4)	4,712,719	6.1%
David Schwarzbach(7)	140,871	*
James Miln(8)	51,876	*
Jed Nachman(9)	594,828	*
Vivek Patel(10)	239,808	*
Laurence Wilson(11)	453,210	*
Diane Irvine(12)	87,437	*
Fred D. Anderson, Jr.(13)	28,628	*
Christine Barone(14)	19,491	*
Robert Gibbs(15)	71,747	*
George Hu(16)	24,868	*

Sharon Rothstein(17)	23,741	*
Brian Sharples(18)	23,489	*
Tony Wells(19)	5,674	*
All current executive officers and directors as a group (17 persons)(20)	6,787,908	8.7%

*    Less than one percent.
(1)    Based on information contained in a Schedule 13G/A filed with the SEC on January 27, 2021, BlackRock, Inc. (“BlackRock”), a global investment management firm, has sole voting power over 8,017,757 shares and sole dispositive power over 8,175,260 shares. The Schedule 13G/A filed by BlackRock provides information only as of December 31, 2020 and, consequently, the beneficial ownership of BlackRock may have changed between December 31, 2020 and March 5, 2021. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(2)    Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group, Inc. (“Vanguard”), an independent advisor, has shared voting power over 88,651 shares, sole dispositive power over 6,612,130 shares and shared dispositive power over 145,896 shares. The Schedule 13G/A filed by Vanguard provides information only as of December 31, 2020 and, consequently, the beneficial ownership of Vanguard may have changed between December 31, 2020 and March 5, 2021. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)    Based on information contained in a Schedule 13G/A filed with the SEC on February 16, 2021, (a) Prescott General Partners LLC, an investment advisor (“PGP”), has shared voting and dispositive power over 5,151,016 shares, (b) Prescott Investors Profit Sharing Trust (“PIPS”) has sole voting and dispositive power over 182,039 shares and (c) Thomas W. Smith has sole voting and dispositive power over 1,000,000 shares, as well as shared voting and dispositive power over 238,380 shares in his capacity as investment manager for certain managed accounts. The Schedule 13G/A filed by PGP, PIPS and Mr. Smith provides information only as of December 31, 2020 and, consequently, the beneficial ownership of these individuals and entities may have changed between December 31, 2020 and March 5, 2021. The address of PGP, PIPS and Mr. Smith is 2200 Butts Road, Suite 320, Boca Raton, Florida 33431.
(4)    Consists of (a) 2,193,310 shares held by the Jeremy Stoppelman Revocable Trust, over which Mr. Stoppelman retains sole voting and dispositive power, (b) 360,297 shares held by Mr. Stoppelman, including 295,787 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021), and (c) 2,159,112 shares issuable upon exercise of options exercisable within 60 days of March 5, 2021.
(5)    Based on information contained in a Schedule 13G filed with the SEC on February 11, 2021, Fisher Asset Management, LLC, an investment advisor (“Fisher Investments”), has sole voting power over 1,132,636 shares and sole dispositive power over 4,054,757 shares. The Schedule 13G filed by Fisher Investments provides information only as of December 31, 2020 and, consequently, the beneficial ownership of Fisher Investments may have changed between December 31, 2020 and March 5, 2021. The address of Fisher Investments is 13100 Skyline Blvd., Woodside, California 94062-4527.
(6)    Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2021, Boston Partners, an investment advisor, has sole voting power over 3,389,515 shares, shared voting power over 12,137 shares and sole dispositive power over 3,781,914 shares held for the discretionary account of certain clients. The Schedule 13G/A filed by Boston Partners provides information only as of December 31, 2020 and, consequently, the beneficial ownership of Boston Partners may have changed between December 31, 2020 and March 5, 2021. The address of Boston Partners is One Beacon Street, 30th Floor, Boston, Massachusetts 02108.
(7)    Consists of (a) 121,399 shares held by Mr. Schwarzbach, including 111,914 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021), and (b) 19,472 shares issuable upon exercise of options exercisable within 60 days after March 5, 2021.

(8)    Consists of 51,876 shares held by Mr. Miln, including 41,518 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021).
(9)    Consists of (a) 251,930 shares held by Mr. Nachman, including 153,052 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021), and (b) 342,898 shares issuable upon exercise of options exercisable within 60 days after March 5, 2021.
(10)    Consists of (a) 201,038 shares held by Mr. Patel, including 127,000 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021), and (b) 38,770 shares issuable upon exercise of options exercisable within 60 days after March 5, 2021.
(11)    Consists of (a) 203,494 shares held by Mr. Wilson, including 98,292 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021), (b) 190,409 shares issuable to Mr. Wilson upon exercise of options exercisable within 60 days after March 5, 2021, (c) 40,107 shares held by Miriam Warren, Mr. Wilson’s spouse and our Chief Diversity Officer, including 37,367 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021), and (d) 19,200 shares issuable to Ms. Warren upon exercise of options exercisable within 60 days after March 5, 2021. As spouses, Mr. Wilson and Ms. Warren may be deemed to beneficially own each other’s shares.
(12)    Consists of (a) 53,687 shares held by Ms. Irvine, including 8,982 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021), and (b) 33,750 shares issuable upon exercise of options exercisable within 60 days after March 5, 2021.
(13)    Consists of (a) 14,878 shares held by Mr. Anderson, including 7,874 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021), and (b) 13,750 shares issuable upon exercise of options exercisable within 60 days after March 5, 2021.
(14) Consists of (a) 15,233 shares held by Ms. Barone, including 11,608 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021), and (b) 4,258 shares issuable upon exercise of options exercisable within 60 days after March 5, 2021.
(15) Consists of (a) 12,997 shares held by Mr. Gibbs, including 7,658 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021) and (b) 58,750 shares issuable upon exercise of options exercisable within 60 days after March 5, 2021.
(16)    Consists of (a) 15,104 shares held by Mr. Hu, including 10,092 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021), and (b) 9,764 shares issuable upon exercise of options exercisable within 60 days after March 5, 2021.
(17) Consists of (a) 13,977 shares held by Ms. Rothstein, including 9,013 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021), and (b) 9,764 shares issuable upon exercise of options exercisable within 60 days after March 5, 2021.
(18)    Consists of (a) 13,725 shares held by Mr. Sharples, including 10,209 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021), and (b) 9,764 shares issuable upon exercise of options exercisable within 60 days after March 5, 2021.
(19)    Consists of 5,674 shares held by Mr. Wells, all of which underlie RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021).
(20)    Includes (a) 1,125,769 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 5, 2021), and (b) 2,965,973 shares issuable upon exercise of options exercisable within 60 days after March 5, 2021.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2020, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our current and former equity compensation plans under which awards remained outstanding or available for future grant as of December 31, 2020. Information is included for the following plans, each of which was adopted with the approval of our stockholders: our 2005 Plan; our 2011 Plan; our 2012 Plan; and our ESPP.

Plan Category	Shares of Common Stock to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted-Average Exercise Price of Outstanding Options and Rights (b)(1)	Shares of Common Stock Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	14,399,972(2)	$29.89	6,193,915(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	14,399,972(2)	$29.89	6,193,915(3)

(1)    The weighted-average exercise price excludes RSU awards and Performance Awards, which have no exercise price.
(2)    Consists of (a) options to purchase 363,054 shares of common stock under our 2005 Plan; (b) options to purchase 59,401 shares of common stock under our 2011 Plan; (c) options to purchase 4,200,373 shares of common stock under our 2012 Plan; (d) 9,160,622 shares of common stock subject to outstanding RSU awards under our 2012 Plan; and (e) 616,522 shares of common stock subject to outstanding Performance Awards under our 2012 Plan.
Excludes purchase rights currently accruing under our ESPP. Each offering under our ESPP consists of one six-month purchase period and eligible employees may purchase shares of our common stock at a price equal to 85% of the fair market value of our common stock at the end of each offering period.
(3)    Consists of (a) 5,313,848 shares of common stock reserved for issuance under our 2012 Plan and (b) 880,067 shares of common stock reserved for issuance under our ESPP.
The number of shares of our common stock reserved for issuance under our 2012 Plan will automatically increase on January 1 of each year through and including January 1, 2022 by 7.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board. Pursuant to the terms of our 2012 Plan, an additional 5,275,995 shares of common stock were added to the number of shares reserved for issuance under the 2012 Plan, effective January 1, 2021.
The number of shares of our common stock reserved for issuance under our ESPP will increase automatically each year through and including January 1, 2022 by the least of (a) 2.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year; (b) 5,000,000 shares of common stock; or (c) such lesser number as determined by the Board. Pursuant to the terms of our ESPP, an additional 1,507,427 shares of common stock were added to the number of shares reserved for issuance under the ESPP as of January 1, 2021.

TRANSACTIONS WITH RELATED PERSONS
Related-Person Transactions Policy and Procedures

We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $100,000. Transactions involving compensation for services provided to the Company as an employee, director or consultant are not covered by this policy. A related person is any executive officer, director or more than five percent stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where the Audit Committee would be inappropriate, to another independent committee of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders.
In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources of comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties, or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
Certain Related-Person Transactions

Below we describe transactions and series of similar transactions since January 1, 2020, to which we were or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than five percent of our common stock, or any immediate family member of the foregoing persons, had or will have a direct or indirect material interest.
Related-Person Compensation
Although the payment of compensation for services as an employee is not considered a related-person transaction covered by our Related-Person Transaction Policy, we have included below information regarding compensation paid to a family member of one of our executive officers.
Miriam Warren, our Chief Diversity Officer and spouse of our Chief Administrative Officer and General Counsel, Laurence Wilson, received compensation for her services as an employee in the year ended December 31, 2020, including a base salary rate of $300,000, which was reduced by 20% from April 19, 2020 through August 8, 2020 in connection with the Restructuring Plan. Ms. Warren also received an RSU award covering 13,177 shares of common stock as well as a 2020 Performance Award covering 4,393 shares and a Mid-Year Performance Award covering 3,187 shares, each at the target achievement level. Ms. Warren’s Performance Awards and Mid-Year Performance Awards were subject to the same performance goals and other terms applicable to the 2020 Performance Awards and Mid-Year Performance Awards granted to our executive officers, respectively, as described under “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation” above.

In February 2021, our Compensation Committee granted Ms. Warren additional RSUs covering 19,192 shares of common stock, which vest in equal quarterly installments over four years from the date of grant, and a Performance Award covering 6,398 shares at the target achievement level. The performance goals for Ms. Warren’s Performance Award are based on the Company’s net revenue and adjusted EBITDA for the year ending December 31, 2021.
In March 2021, our Compensation Committee determined that none of the 2020 Performance Awards would become Eligible Shares, but that 172.92% of the Target Shares subject to each Mid-Year Performance Award would become Eligible Shares. As a result, 5,511 shares of Ms. Warren’s Mid-Year Performance Award became Eligible Shares, 37.5% of which will vest in May 2021 and the remainder of which will continue vesting on a quarterly basis through the fourth quarter of 2023, subject to Ms. Warren’s continued service as of each such vesting date. See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Components—2020 Performance Achievement” for additional information.
Ms. Warren also received our standard benefits package; these benefits were provided on the same terms as provided to all of our regular full-time employees. In addition, we provided Ms. Warren with tax equalization — tax reimbursements or amounts paid to cover additional taxes incurred by Ms. Warren by reason of her earlier secondment to our wholly owned subsidiary Yelp UK Ltd. to ensure her tax burden is approximately the same as it would have been had she remained in the United States — and paid for the preparation of required tax returns and tax equalization settlement calculations for tax years affected by her secondment. These benefits are provided in accordance with our tax equalization policy and reflect the benefits we typically provided to employees we required to relocate abroad at the time of Ms. Warren’s secondment. In 2020, we paid $10,620 in connection with the preparation of Ms. Warren and Mr. Wilson’s tax returns and Ms. Warren’s tax equalization settlement calculations.
The Yelp Foundation
In 2011, our Board approved the establishment of The Yelp Foundation, a non-profit organization designed to support consumers and businesses in the communities in which we operate. Ms. Warren and Messrs. Stoppelman, Miln, Nachman and Wilson are officers and directors of The Yelp Foundation. As described under “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Policies,” The Yelp Foundation made matching charitable donations to charitable organizations on behalf of Messrs. Schwarzbach, Miln and Patel and Ms. Warren in 2020.
Indemnification
Our Restated Certificate and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition to the indemnification required in our Restated Certificate and Bylaws, we have entered into indemnification agreements with each of our current directors, officers and certain employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

PROCEDURAL MATTERS
General

The Board is soliciting your vote with this Proxy Statement and proxy card for use at the Annual Meeting, to be held on Thursday, June 3, 2021 at 9:30 a.m. Pacific time and for any adjournment or postponement of the Annual Meeting. This year’s Annual Meeting will be held entirely online via audio webcast to allow greater participation. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/YELP2021.
Our Annual Report, including our financial statements for the year ended December 31, 2020, is also enclosed or available online at the same website as this Proxy Statement. These proxy materials are first being made available to stockholders on or about April 23, 2021.
The Notice you are receiving identifies the items to be voted on at the Annual Meeting and provides instructions on how to vote by telephone or online, by requesting and returning a printed proxy card or by submitting a ballot online during the Annual Meeting. Please note that you cannot vote by marking the Notice and returning it.
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of your Notices to ensure that all of your shares are voted.
We may send you a proxy card, along with a second Notice, on or after May 4, 2021. In addition, you may request a printed copy of our proxy materials by following the instructions found in the Notice.
Stockholders Entitled to Vote; Record Date

Only stockholders of record at the close of business on the Record Date — April 5, 2021 — will be entitled to vote at the Annual Meeting. On the Record Date, there were 75,035,648 shares of our common stock outstanding and entitled to vote.
Stockholders of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically online or by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are a beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.
As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account; to do so, simply follow the voting instructions provided that organization. You are also invited to attend the Annual Meeting and may vote your shares online at the meeting by following the instructions indicated below. However, because you are not the stockholder of record, you may not be able to vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent. Please contact your broker, bank or other nominee for information about specific requirements if you would like to vote your shares during the Annual Meeting.

Voting; Revocability of Proxies

Vote at the Annual Meeting
If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/YELP2021. You will be asked to provide the control number from your Notice.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you may need to obtain a valid proxy from your broker, bank or other agent to vote online during the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form. Please contact your broker, bank or other nominee for information about specific requirements if you would like to vote your shares during the Annual Meeting.
The webcast of the Annual Meeting will begin promptly at 9:30 a.m. Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:15 a.m. Pacific time, and you should allow reasonable time for the check-in procedures. If you have technical difficulties during check-in or during the Annual Meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/YELP2021 for assistance.
Voting by Proxy
Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy. All shares entitled to vote and represented by properly executed proxies received, and not revoked, by the deadlines set forth below will be voted in accordance with the instructions indicated on those proxies.
Stockholders of Record. If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy online or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time:

Phone	Internet	Mail
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice.	To vote online, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice.	To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided.
Your vote must be received by 11:59 p.m. Eastern time on June 2, 2021 to be counted.	Your vote must be received by 11:59 p.m. Eastern time on June 2, 2021 to be counted.	Your signed proxy card must be received prior to the Annual Meeting to be counted.
Beneficial Owners. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted.
Discretionary Voting
If you return a signed and dated proxy card or otherwise vote without providing specific voting instructions, your shares will be voted in accordance with the Board’s recommendations, as applicable:
•FOR the election of each of the four nominees for director;
•FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021;

•FOR the advisory approval of executive compensation; and
•AGAINST the stockholder proposal to transition to public benefit corporation.
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares on those matters in accordance with his best judgment.
Revocability of Proxies
You can revoke your proxy at any time before the final vote at the Annual Meeting.
Stockholders of Record. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may grant a subsequent proxy by telephone or online.
•You may submit another properly completed proxy card with a later date.
•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary by emailing ir@yelp.com. Such notice will be considered timely if it is received at the indicated address by the close of business on the business day immediately preceding the date of the Annual Meeting.
•You may attend and vote online during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owners. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
Effect of Not Casting Your Vote
Stockholders of Record. If you are a stockholder of record and do not vote by telephone, online, by completing a proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.
Beneficial Owners. If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or agent will still be able to vote your shares depends on whether the NYSE deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.
Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management supported. Accordingly, your broker or agent may not vote your shares on Proposal Nos. 1, 3 or 4 without your instructions, but may vote your shares on Proposal No. 2. The unvoted shares on non-routine matters are referred to as “broker non-votes.”
Quorum; Abstentions; Broker Non-Votes

In order to conduct business at the Annual Meeting, a quorum must be present at the meeting or represented by proxy. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person, by remote communication or represented by proxy. On the Record Date, there were 75,035,648 shares of our common stock outstanding and entitled to vote. Thus, the holders of 37,517,825 shares of our common stock must be present in person, by remote communication or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of shares representing a majority of the voting power present at the Annual Meeting in person, by remote communication or represented by proxy may adjourn the Annual Meeting to another date.
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count: for Proposal No. 1 to elect directors, “For” and “Withhold” votes, abstentions and broker non-votes; and, with respect to all other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	“For” votes from the holders of a majority of the votes cast with respect to each director’s election(1)	Withheld votes will have the effect of “Against” votes; abstentions will have no effect	None
2	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021
“For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter
			Against	None(2)
3	Advisory approval of the compensation of our named executive officers
“For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter
			Against	None
4	Stockholder proposal to transition to public benefit corporation
“For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter
			Against	Against

(1)    The majority voting standard for uncontested elections is subject to a director resignation policy, as set forth in our Bylaws. For additional information, see “Proposal No. 1 — Required Vote and Board Recommendation.”
(2)    Broker non-votes will have no effect; however, Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

Expenses of Solicitation

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Deadlines to Submit Stockholder Proposals and Director Nominations for 2022 Annual Meeting

To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by December 24, 2021 to our Corporate Secretary at 140 New Montgomery Street, 9th Floor, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act.
Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2022 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 5, 2022 nor earlier than the close of business on February 3, 2022. However, if our 2022 Annual Meeting of Stockholders is not held between May 4, 2022 and July 3, 2022, to be timely, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2022 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2022 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
The chairperson of the 2022 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2022 Annual Meeting of Stockholders will confer discretionary voting authority with respect to any proposal (i) presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) made in accordance with our Bylaws, if (x) the 2022 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, and (y) the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.
Delivery of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
We and a number of brokers with account holders who are Yelp stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or your broker (if you are a beneficial owner) that we or they, as applicable, will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request householding of your communications, please notify the Company or your broker. Direct your written request to the Company to the attention of our Corporate Secretary, Yelp Inc., 140 New Montgomery Street, 9th Floor, San Francisco, California 94105, or contact our Corporate Secretary at (415) 908-3801. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement and other materials we are sending you or that are available on our website in connection with the Annual Meeting (“Other Materials”) contain forward-looking statements that involve risks, uncertainties and assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this Proxy Statement and the Other Materials, including statements regarding our plans and strategies in 2021, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management, which are in turn based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Furthermore, such forward-looking statements speak only as of the date of this Proxy Statement. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.
By Order of the Board of Directors
Laurence Wilson
Corporate Secretary
April 23, 2021
A copy of the Company’s Annual Report to the U.S. Securities and Exchange Commission on Form 10-K for the year ended December 31, 2020 is available without charge upon written request to: Corporate Secretary, Yelp Inc., 140 New Montgomery Street, 9th Floor, San Francisco, California 94105, or by email to ir@yelp.com.

APPENDIX A
Reconciliation of Non-GAAP Financial Measures

Our consolidated financial statements are prepared in accordance with GAAP. However, we have also disclosed adjusted EBITDA and adjusted EBITDA margin, each of which is a non-GAAP financial measure. We have included adjusted EBITDA and adjusted EBITDA margin because they are key measures used by our management and board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our primary business operations. Accordingly, we believe that adjusted EBITDA and adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, adjusted EBITDA should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;
•adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as restructuring costs and fees related to shareholder activism; and
•other companies, including those in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider adjusted EBITDA and adjusted EBITDA margin alongside other financial performance measures, net income (loss), and our other GAAP results.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income (expense), net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as restructuring costs and fees related to shareholder activism.
Adjusted EBITDA margin. Adjusted EBITDA margin is a non-GAAP financial measure that we calculate as Adjusted EBITDA divided by net revenue.
The following is a reconciliation of net income (loss) to adjusted EBITDA, as well as the calculation of net income (loss) margin and adjusted EBITDA margin, for each of the periods indicated (in thousands, except percentages):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$21,089	$17,152	$(19,424)	$40,881
(Benefit from) provision for income taxes	(6,217)	3,105	(15,701)	8,886
Other income, net	(393)	(2,611)	(3,670)	(14,256)
Depreciation and amortization	13,125	12,849	50,609	49,356
Stock-based compensation	31,984	30,505	124,574	121,512
Restructuring	15	—	3,862	—
Fees related to shareholder activism(1)	—	—	—	7,116
Adjusted EBITDA	$59,603	$61,000	$140,250	$213,495

Net revenue	$233,195	$268,823	$872,933	$1,014,194
Net income (loss) margin	9%	6%	(2)%	4%
Adjusted EBITDA margin	26%	23%	16%	21%
(1)Recorded within general and administrative expenses on our consolidated statements of operations.

YELP INC.
140 NEW MONTGOMERY ST., 9TH FLOOR
SAN FRANCISCO, CA 94105

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 2, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/YELP2021

You may attend the meeting and vote during the meeting when the polls are open via the Internet. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 2, 2021. Have your proxy card in hand when you call and then follow the instructions. There is no charge for this call.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D51967-P54690

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YELP INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert Gibbs
02) George Hu
03) Jeremy Stoppelman
04) Tony Wells

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the selection of Deloitte & Touche LLP as Yelp's independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of Yelp's named executive officers, as disclosed in the accompanying Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4.

	For	Against	Abstain
4. A stockholder proposal regarding transition to a public benefit corporation.	☐	☐	☐

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D51968-P54690

YELP INC.
Annual Meeting of Stockholders
June 3, 2021 9:30 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby revoke(s) all previous proxies, acknowledge(s) receipt of the Notice of the 2021 Annual Meeting of Stockholders of YELP INC. and the accompanying Proxy Statement, and hereby appoint(s) Laurence Wilson and David Schwarzbach, or either of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of YELP INC. that the undersigned stockholder(s) is/are entitled to vote at the 2021 Annual Meeting of Stockholders of YELP INC. to be held at 9:30 AM, PDT on June 3, 2021 via live audio webcast, and any adjournment or postponement thereof. To attend the Annual Meeting, please visit www.virtualshareholdermeeting.com/YELP2021.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder, with discretionary authority as to any and all other matters that may properly come before the meeting. If no such direction is made, the proxyholders will have the authority to vote FOR each of the nominees listed in Proposal No. 1, FOR Proposal Nos. 2 and 3 and AGAINST Proposal No 4.

Continued and to be signed on reverse side